SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)
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THE MIDDLETON DOLL COMPANY.

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Midwest Banc Holdings, Inc.
501 West North Avenue
Melrose Park, Illinois 60160

November 21, 2008

A special meeting of the holders of the Series A Noncumulative Redeemable Convertible Perpetual Preferred Stock (the “Series A Preferred Stock”) of Midwest Banc Holdings, Inc. (“Midwest”), will be held at the main office of Midwest, located at 501 West North Avenue, Melrose Park, Illinois 60160, on December 5, 2008, at 10 a.m.

You are receiving this letter and the attached materials because you are the record owner of Series A depositary shares (each representing a 1/100th interest in a share of our Series A Preferred Stock). As a consequence, you have the authority to direct Illinois Stock Transfer Company, the depository for the Series A Preferred Stock, how to vote the Series A Preferred Stock represented by your Series A depositary shares at the special meeting.

Illinois Stock Transfer Company (“IST”), in its capacity as depository, will vote, or cause to be voted, at the special meeting, the Series A Preferred Stock underlying the Series A depositary shares in accordance with the instructions of the holders of record of the Series A depositary shares given by means of the enclosed voting instruction card.

As you may already know, Midwest has received preliminary approval to participate in the U.S. Department of Treasury’s TARP Capital Purchase Program (the “Program”). We have been advised that we are eligible to issue and sell to the U.S. Department of Treasury (the “U.S. Treasury”) up to $85.5 million of preferred stock and to issue warrants allowing the U.S. Treasury to purchase up to $12.8 million of our common stock.

In order for Midwest to participate in the Program, we are holding the special meeting to secure the approval of the holders of the Series A Preferred Stock (and, therefore, the holders of the Series A depositary shares) of the issuance by Midwest of up to $85.5 million of Fixed Rate, Cumulative Perpetual Preferred Stock, Series T (the “Series T Preferred Stock”) to the U.S. Treasury (the “Series T Proposal”).

The affirmative vote of the holders of two-thirds of the Series A Preferred Stock (and, therefore, holders of two-thirds of the Series A depositary shares) outstanding on November 7, 2008 is required to approve the Series T Proposal.

The affirmative vote of holders of two thirds of our issued and outstanding Series A depositary shares is required to approve the Series T Proposal. If the Series T Proposal is not approved, we will not be eligible or have the option to participate in the Program.

Our board of directors unanimously recommends that you direct the depository to vote the Series A Preferred Stock represented by your Series A depositary shares to approve the Series T Proposal.

IMPORTANT

It is important that your Series A depositary shares be represented at the meeting. Therefore, we urge you to sign, date, and promptly return the enclosed voting instruction card in the enclosed postage paid envelope. If your depositary shares are jointly held, each of you MUST sign the enclosed voting instruction card. If your Series A depository shares are held in a street name (e.g., by your broker), you must follow the instructions received from the record holder of your Series A depositary shares.

If you have any questions or need any assistance in voting your proxy, please contact our proxy solicitor, Morrow & Co., LLC, by mail at 470 West Avenue Stamford, Connecticut 06902, or by phone at (800) 245-1502.

Sincerely yours,

James J. Giancola
President and Chief Executive Officer

Midwest Banc Holdings, Inc.

Notice Of Special Meeting Of Holders Of Series A Noncumulative Redeemable Convertible Perpetual Preferred Stock To Be Held December 5, 2008

To the holders of depositary shares representing shares of Series A Noncumulative Redeemable Convertible Perpetual Preferred Stock of Midwest Banc Holdings, Inc.

Please take notice that a special meeting of the holders of the Series A Noncumulative Redeemable Convertible Perpetual Preferred Stock (the “Series A Preferred Stock”) of Midwest Banc Holdings, Inc. (“Midwest”), will be held on Friday, December 5, 2008, at 10:00 a.m., central time, at Midwest’s offices, 501 West North Avenue, Melrose Park, Illinois.

The meeting will be held for the following purposes:

1. To authorize the issuance by Midwest of up to $85.5 million of Fixed Rate, Cumulative Perpetual Preferred Stock, Series T to the United States Treasury (the “Series T Proposal”).

2. To grant management the authority to adjourn, postpone or continue the special meeting if necessary or appropriate to permit further solicitation of voting instruction cards if there are not sufficient votes at the time of the special meeting to approve the Series T Proposal; and

3. To transact such other business as may properly come before the meeting or any adjournment.

Illinois Stock Transfer Company is the holder of record of the Series A Preferred Stock in its capacity as depository, on behalf of the depositary shares each representing 1/100th of a share of Series A Preferred Stock (the “Series A depositary shares” or the “depositary shares”). The depository is required to vote the Series A Preferred Stock in accordance with the instructions of the holders of record of the Series A depositary shares.

We would appreciate your dating, signing and returning the enclosed voting instruction card to Illinois Stock Transfer Company, as depository, as promptly as possible in the enclosed postage-paid envelope so that the Series A Preferred Stock underlying your depositary shares may be voted.

Only holders of record of the Series A depositary shares at the close of business on November 7, 2008 will be entitled to provide voting instructions to the depository. Only holders of record of the Series A Preferred Stock as of November 7, 2008 will be entitled to vote at the meeting.

Holders of Midwest’s outstanding common stock do not have to approve the Series T Proposal.

Important notice regarding the availability of proxy materials for the special meeting: This proxy statement is available on our website at www.midwestbank.com under the “About Us” link by clicking the “Investor Relations” link and then clicking the “SEC Filings” link.

By Order of the Board of Directors,

JoAnn Sannasardo Lilek
Executive Vice President,
Chief Financial Officer and
Secretary and Treasurer

Dated: November 21, 2008

If you have any questions or need any assistance in voting your voting instruction card, please contact our proxy solicitor:

Morrow & Co., LLC
470 West Avenue
Stamford, Connecticut 06902
(800) 245-1502

Midwest Banc Holdings, Inc.
501 West North Avenue
Melrose Park, Illinois 60160

Proxy Statement For Special Meeting Of
Holders Of Series A Noncumulative Redeemable Convertible
Perpetual Preferred Stock To Be Held
December 5, 2008

This proxy statement and the enclosed voting instruction card are first being sent to holders of Midwest’s Series A depositary shares on or about November 21, 2008 in connection with the solicitation by Midwest’s board of directors of voting instructions to be used at a special meeting of the holders of our Series A Noncumulative Redeemable Convertible Perpetual Preferred Stock (the “Series A Preferred Stock”). The meeting will be held on Friday, December 5, 2008, at 10:00 a.m., central time, at Midwest’s offices, 501 West North Avenue, Melrose Park, Illinois.

You are receiving this letter and the attached materials because you are the record owner of Series A depositary shares (each representing a 1/100th interest in a share of our Series A Preferred Stock). As a consequence, you have the authority to direct Illinois Stock Transfer Company, the depository for the Series A Preferred Stock, how to vote the Series A Preferred Stock represented by your Series A depositary shares at the special meeting.

Illinois Stock Transfer Company (“IST”), in its capacity as depository, will vote, or cause to be voted, at the special meeting, the Series A Preferred Stock underlying the Series A depositary shares in accordance with the instructions of the holders of record of the Series A depositary shares given by means of the enclosed voting instruction card.

If you sign and return the enclosed voting instruction card, you may nevertheless revoke it at any time prior to 5:00 P.M. central time on December 4, 2008 by (1) giving written notice to the depository or (2) delivering a later dated voting instruction card to the depository at:

Illinois Stock Transfer Company
Attention: Proxy Department
209 W. Jackson Blvd., Suite 903
Chicago, Illinois 60606
Telephone: (312) 427-2953

As you may already know, we have received preliminary approval to participate in the U.S. Department of Treasury’s TARP Capital Purchase Program (the “Program”). We have been advised that we are eligible to issue and sell to the U.S. Department of Treasury (the “U.S. Treasury”) up to $85.5 million of preferred stock and to issue warrants allowing the U.S. Treasury to purchase up to $12.8 million of our common stock.

In order for us to participate in the Program, we are holding the special meeting to secure the approval of the holders of the Series A Preferred Stock (and, therefore, the holders of the depositary shares) of the issuance by Midwest of up to $85.5 million of Fixed Rate, Cumulative Perpetual Preferred Stock, Series T (the “Series T Preferred Stock”) to the U.S. Treasury (the “Series T Proposal”).

If necessary, IST, or the holder of its proxy, may vote to adjourn the meeting to permit the further solicitation of voting instruction cards in order to approve the Series T Proposal (the “Adjournment Proposal”). If the meeting is adjourned for any reason, at any subsequent reconvening of the meeting, the Series A depositary shares will be voted in the same manner as they would have been voted at the original convening of the meeting (except for any voting instructions that have effectively been revoked or withdrawn).

Voting Securities

Holders of a majority of the outstanding Series A Preferred Stock must be present in person or represented by proxy to constitute a quorum at the meeting. Only holders of Series A Preferred Stock as of November 7, 2008, are entitled to vote at the special meeting.

On November 7, 2008, Midwest had outstanding and entitled to vote 17,250 shares of Series A Preferred Stock having a liquidation value of $2,500 per share, all of which are held of record by IST.

On November 7, 2008, Midwest had 1,725,000 Series A depositary shares outstanding, each representing 1/100th of a share of Series A Preferred Stock. Each depositary share entitles the holder to one vote.

Questions and Answers About the Special Meeting and the Proposals

What is the purpose of the Special Meeting?

Midwest seeks to raise capital through the sale of up to $85.5 million of preferred stock to the U.S. Department of Treasury (the “U.S. Treasury”) under its TARP Capital Purchase Program (the “Program”). The Program requires that the preferred stock sold to the U.S. Treasury must provide for cumulative dividends and must otherwise be on parity with our Series A Preferred Stock. Under the Certificate of Designation for the Series A Preferred Stock, holders of two-thirds of the issued and outstanding Series A Preferred Stock (and, therefore, holders of two-thirds of the depository shares) must approve the issuance of any series of preferred stock which will be on parity with the Series A Preferred Stock if such parity stock will have cumulative dividend rights.

If we are allowed to participate in the Program, our board of directors will designate a new series of preferred stock (the Series T Preferred Stock) which will be sold to the U.S. Treasury under the Program. The Series T Preferred Stock will be on parity with the Series A Preferred Stock as to rights upon liquidation, dissolution or winding-up but will have cumulative dividend rights.

In order for us to participate in the Program, we are holding the special meeting to secure the approval of the holders of the Series A Preferred Stock (and, therefore, the holders of the depositary shares) of the Series T Proposal. In addition, we are seeking the approval of the Adjournment Proposal.

The affirmative vote of the holders of two-thirds of the Series A Preferred Stock (and, therefore, holders of two-thirds of the Series A depositary shares) outstanding on November 7, 2008 is required to approve the Series T Proposal.

Each depositary share represents a 1/100th interest in a share of Series A Preferred Stock. IST, as the depository for the Series A Preferred Stock, will vote the Series A Preferred Stock as directed by the holders of the Series A depositary shares. Because 1,725,000 depositary shares were issued and outstanding as of November 7, 2008, the record date for the special meeting, 1,150,000 Series A depositary shares must be affirmatively voted for the Series T Proposal so the depository can vote two-thirds of Series A Preferred Stock for the approval of the Series T Proposal.

Because the required two-thirds vote is based on total outstanding depositary shares, and not simply two-thirds of the depositary shares, your failure to return your voting instruction card voting “FOR” the Series T Proposal is the same as voting against the proposal.

Does acceptance into the Program mean Midwest is struggling financially?

No. The U.S. Treasury does not intend the Program to be made available to banks struggling financially. Instead, the U.S. Treasury seeks to recapitalize the nation’s stronger banks to spur increased lending to fuel economic growth and capital to facilitate consolidation of weak banks into stronger banks. On October 20, 2008, the Federal Deposit Insurance Corporation issued a formal press release encouraging all eligible banks to request capital under the program. Receiving capital under the Program is a sign of strength and confidence, not weakness.

Why is Midwest seeking additional capital?

Our country and banking system are experiencing some of the most challenging times since the Great Depression. News reports frequently focus on problems in real estate and mortgages, and our government has responded to the stresses in our economy in many important ways. Nonetheless, Midwest has not been immune to the negative impact the economy is having on our nation’s banks. The difficult economic situation has had negative effects on Midwest’s credit costs, investments, and stock price.

On November 3, 2008, Midwest announced a net loss of $159.7 million for the third quarter of 2008. These results reflect previously announced pre-tax charges of: a $42 million provision for loan losses; $64.5 million of charges and losses on investments in Fannie Mae and Freddie Mac preferred equity securities; and an $80 million non-cash goodwill impairment charge relating to Midwest’s reduced stock price. The third quarter 2008 net loss per share was $5.76. At September 30, 2008, Midwest’s non-accrual loans totaled $60.5 million or 2.42% of total loans while non-performing assets totaled $68.5 million or 1.91% of total assets. The allowance for loan losses at September 30, 2008 was $39.4 million or 1.58% of loans and 65% of non-accrual loans.

Midwest is committed to remaining a strong company with a well-capitalized bank to serve our customers. In order to conserve capital in light of deteriorating economic conditions, Midwest has suspended paying cash dividends on its common stock. Midwest has, however, paid all of the cash dividends on its Series A Preferred Stock. In order to continue paying cash dividends on Midwest’s Series A Preferred Stock (and, therefore, the Series A depository shares) and to reinstate cash dividends on its common stock in the future, Midwest believes that our bank, Midwest Bank and Trust Company (the “Bank”) must remain “Well Capitalized” under applicable bank regulatory guidelines, and our Bank and overall company must achieve sustained profitability.

If we are unable to consummate the Series T Proposal, we may find that it is also necessary in the near term to conserve capital by also suspending cash dividends on the Series A Preferred Stock (and, therefore, the Series A depositary shares). If we are unable to consummate the Series T Proposal, we may face an extended period of time in which we will be unable to return to a level of profitability, which will allow us to pay cash dividends on our preferred and common stocks.

We are seeking additional capital in addition to that which may be available from the Treasury under the TARP Program. We anticipate that additional capital from private parties will be available, if at all, on significantly less favorable terms than the TARP Program. If we fail to sell the Series T Preferred Stock to the U.S. Treasury, we will have to seek capital from other parties, which if obtained, will in all likelihood be more dilutive to existing stockholder.

Midwest is a holding company which relies on dividends from Midwest Bank and Trust Company (the “Bank”) to pay expenses and cash dividends. Midwest has obligations which rank senior to the Series A Preferred Stock. For instance, under the terms of junior subordinated debentures, we may not pay any dividends on the Series A Preferred Stock if we have delayed interest payments on the securities issued under our junior subordinated debentures.

With respect to dividend rights and rights upon our liquidation, winding-up or dissolution, our Series A Preferred Stock ranks junior to all of our present and future indebtedness. As of September 30, 2008, we had approximately $1.6 billion of indebtedness and other liabilities which are senior in right of payment to the Series A Preferred Stock (and the depositary shares), including secured and unsecured debt totaling $75.6 million and $60.8 million of debt related to our junior subordinated debentures.

Midwest’s senior indebtedness includes a $25 million short-term revolving line of credit and $55 million term note with a single lender. As of September 30, 2008, $20.6 million was outstanding under the revolving line of credit and $55 million outstanding under the term loan. These loans are secured by the stock of the Bank. The revolving line of credit and term note include the following covenants at September 30, 2008: (1) the Bank must not have nonperforming loans in excess of 3.00% of total loans, (2) the Bank must report a quarterly profit, excluding charges related to acquisitions, and (3) the Bank must remain well capitalized. In light of recent economic conditions, Midwest’s increase in nonperforming assets, and impairment charges on goodwill and the Fannie Mae and Freddie Mac preferred securities, Midwest has sought covenant waivers on two occasions since December 31, 2007, including a request it made recently to the third quarter of 2008.

The net loss recognized in the third quarter of 2008 caused Midwest to violate a covenant; the lender, however, agreed to conditionally waive this covenant violation pending a successful capital raise. If we do not sell the Series T Preferred Stock to the U.S. Treasury and raise capital from other sources, we could be prevented from drawing on the short-term credit facility and we would be required to renegotiate the terms or repay the loans in full. If we are unsuccessful in renegotiating the loans or repaying the loans in full, the lender would be able to call the loans.

The Bank is not expected to pay dividends to Midwest for the balance of 2008 and will only be able to pay dividends in 2009 upon receipt of regulatory approval. Our annual debt service currently includes approximate

$6.8 million in annual interest expense related to our debt and trust preferred securities and $3.3 million in annual dividend obligations on our Series A Preferred Stock. As of September 30, 2008, we had $5.0 million in cash on hand. In the event the Bank is unable to pay dividends to Midwest, we may not be able to service debt, pay obligations or pay dividends on our Series A Preferred Stock (and, therefore, our Series A depository shares) or our common stock.

Furthermore, our ability to support our growth initiative and meet minimum regulatory capital requirements to be considered well-capitalized at the Bank is dependent in part on us being able to consummate the Series T Proposal. If we are unable to successfully consummate this transaction, we would be required to significantly reduce our earning asset growth in future periods and our business, reputation, ability to remain well-capitalized and ability to attract and retain qualified personnel may be materially adversely affected. We would also be required to seek additional capital, and events or circumstances in the capital markets generally that are beyond our control may adversely affect our ability to do so on terms acceptable to us, or at all. We may also fail to meet minimum capital levels for qualification as “well-capitalized” under applicable bank regulations. In that event, our access to capital and ability attract and retain deposits would be adversely effected.

In the event that the holders of the Series A depository shares fail to approve the Series T Proposal, Midwest will be ineligible to participate in the TARP Program, and will therefore not qualify for the equity investment by the U.S. Treasury. This will eliminate an important and attractive potential source of capital that can be used to improve Midwest’s capital and liquidity positions and profitability. Like many other U.S. financial institutions, we have faced significant economic and business challenges in recent months, owing in part to the downturn in real estate markets and the overall credit crisis. As a result, we have taken a proactive approach to restructuring our operations to protect our liquidity, and raise additional capital to protect our capital and liquidity during these trying times. Our participation in the TARP Program represents a significant part of that strategy and involves utilizing a portion of the proposed infusion of capital to help us implement our plans.

We are seeking additional capital in addition to that which may be available from the Treasury under the TARP Program. Midwest was the second bank from Chicago to qualify for the TARP program capital purchases, and one of the first banking companies our size in the nation to receive this approval. We believe our selection to receive these funds will greatly facilitate our ability to raise additional capital from other sources. Conversely, if we fail to sell the Series T Preferred Stock to the U.S. Treasury, we will have to seek capital from other parties, which, if obtained, will in all likelihood be on substantially less attractive terms and available in lesser amounts, thereby restraining the capital levels and sustained profitability that support the payment of cash dividends on our Series A Preferred Stock (and, therefore, our Series A depository shares).

Why is Midwest seeking capital from the U.S. Treasury instead of private or institutional investors?

The recent and ongoing contraction in credit within the banking industry has significantly increased the cost of capital and dramatically reduced its availability. The Program is intended to recapitalize the nation’s banks in an effort to spur lending activity and ease the current credit freeze. To encourage banks to accept this capital and therefore widely deploy lending activity, the cost to obtain capital under the Program was made less than that currently required by public and private investors. In addition, funding approved under the Program is to be delivered quickly, prior to the end of December 2008. All things considered, our board of directors believes the Program will provide us with the lowest cost capital available at this time.

We will continue to explore our options to sell additional equity as needed to further strengthen our balance sheet.

Why is Midwest seeking to raise the maximum amount available under the Program?

As currently designed, capital obtained under the Program is expected to be available to support asset and loan growth, whether from organic growth in our existing market area, or from acquisition of other banks or branches. In addition, the U.S. Treasury required banks to submit an application for Program participation by November 14, 2008 and is not anticipated to offer similar low cost capital again to banks through another round of funding. After the Series T Preferred Stock remains outstanding for three years, we can repay the U.S. Treasury at any time, in part or in whole, if the additional capital is no longer needed to support growth or regulatory capital needs. Due to uncertainty over the length and depth of the anticipated recessionary economy and the ability to prepay the capital after three years, our board of directors believes it is prudent to accept the maximum amount of capital offered under the Program at this time.

How will Midwest use the capital?

Consistent with the intent of the Program, we intend to use the additional capital to engage in additional lending activities, but we may, in our sole discretion, deploy the capital for other purposes consistent with the terms and conditions of the Program.

How long does Midwest expect the Series T Preferred Stock to remain outstanding?

We intend to seek replacement financing before the dividend rate on the Series T Preferred Stock increases from 5% per year to 9% per year five years after the issuance of the Series T Preferred Stock. We anticipate, therefore, that the Series T Preferred Stock will be outstanding for five years. However, we cannot provide any assurance that we will be able to obtain replacement financing on acceptable terms within that timeframe.

Would the Series T Preferred Stock have rights superior to the existing Series A Preferred Stock?

The Series T Preferred Stock will be on parity with the Series A Preferred Stock as to rights upon liquidation, dissolution or winding-up but will have cumulative dividend rights.

Will holders of the Series T Preferred Stock have voting rights?

Like the Series A Preferred Stock, the Series T Preferred Stock will be non-voting, except in cases where a transaction would adversely affect the rights or ranking of the Series T Preferred Stock.

What limitations or demands would the U.S. Treasury place on use of the Series T Preferred Stock proceeds?

The U.S. Treasury has encouraged banks to use the capital to increase lending activities and fuel economic growth. However, there are no requirements as to the use of the capital or the type of borrowers to be served.

As a holder of the Series T Preferred Stock, will the U.S. Treasury actively direct Midwest operations or direction?

Shares of the Series T Preferred Stock will be non-voting except in specific cases directly impacting the status and rights of their class of Series T Preferred Stock. The U.S. Treasury retains the right to elect up to two directors and to limit or cease the payment of cash dividends to holders of common stock if the regular Series T Preferred Stock dividend payments have ceased to be paid by Midwest. Holders of the Series A Preferred Stock have similar voting rights and would vote with the holders of the Series T Preferred Stock to elect two directors if the Series A Preferred Stock and Series T Preferred Stock dividends cease to be paid.

Will the U.S. Treasury restrict Midwest’s ability to pay cash dividends on its Series A Preferred Stock (and, therefore, its depository shares) while the Series T Preferred Stock is outstanding?

Because the Series A Preferred Stock and the Series T Preferred Stock are on parity, if we do not pay dividends on either the Series A Preferred Stock or Series T Preferred Stock, we may not pay dividends on either of them. Therefore, if we do not pay dividends on the Series T Preferred Stock, we cannot pay dividends on the Series A Preferred Stock. However, unlike the dividends on the Series A Preferred Stock, the dividends on the Series T Preferred Stock will cumulate if not paid.

Who may I contact with questions on the Series T Proposal?

We have engaged Morrow & Co., Inc., our proxy solicitor, to ensure accurate and timely distribution of special meeting materials, coordination of answers to questions of holders of depositary shares concerning the vote, and to proactively contact holders of Series A depositary shares to obtain their voting instruction cards in support of the Series T Proposal.

Please direct any questions to Morrow & Co., LLC by calling (800) 245-1502. Morrow & Co., LLC may contact holders of depositary shares via telephone following initial mailing of meeting materials and provide further mailing and telephone contacts to depositary shareholders that have not returned their voting instruction cards to the depository as requested.

In addition, our directors and employees may also contact depositary shareholders directly to discuss the proposal and seek proxy votes in support of the proposal prior to the special meeting.

Due to the importance of the matter and the requirement to obtain the vote of holders of two-thirds of outstanding depositary shares, Midwest requests you review the proxy materials and submit your voting instruction cards in the enclosed, postage-paid envelope as soon as possible.

Why am I receiving this proxy statement?

You are receiving a proxy statement because you owned depositary shares of Midwest on November 7, 2008. That entitles you to provide instructions to the depository as to how the Series A Preferred Stock will be voted at the special meeting. This proxy statement describes the matters on which we would like you to provide instructions to the depository and provides information on those matters so that you can make an informed decision.

The notice of special meeting, proxy statement and voting instruction card are being mailed to holders of depositary shares on or about November 21, 2008. If you hold your shares in “street name,” please refer to the information forwarded by your bank, broker or other holder of record to see the options available to you.

What is a voting instruction card?

A voting instruction card is your direction to IST, the depository, to vote the Series A Preferred Stock represented by your depository shares. By completing and returning the enclosed voting instruction card, you are giving the depository the authority to vote the Series A Preferred Stock represented by your depository shares in the manner you indicate on your voting instruction card.

Why did I receive more than one voting instruction card?

You will receive multiple voting instruction cards if you hold your depositary shares in different ways (e.g., joint tenancy, trusts, custodial accounts) or in multiple accounts.

If your depositary shares are held by a broker (i.e., in “street name”), you will receive your voting instruction card or other voting information from your broker, and you will return your voting instruction card or cards to your broker.

You should indicate your vote on and sign each voting instruction card that you receive.

What is the difference between a “stockholder of record” and a “street name” holder?

These terms describe how your Series A depositary shares are held. If your shares are registered directly in your name with IST, the depository, you are a “stockholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.

How do I vote my depositary shares?

You can do so by filling out the enclosed voting instruction card, signing it, and mailing it in the enclosed postage-paid envelope.

If you hold your depositary shares in “street name,” your broker/bank/trustee/nominee will provide you with materials and instructions for voting your depositary shares.

If your Series A depositary shares are registered in the name of a broker, a financial institution or another nominee (i.e., you hold your common shares in “street name”), your nominee may be participating in a program that allows you to submit a proxy by telephone or via Internet. If so, the voting form your nominee sent you will provide instructions for submitting your vote by telephone or via the Internet. The last-dated vote you submit (by any means) will supersede any previously submitted vote. Also, if you vote by telephone or via the Internet, you may revoke your vote by following the instructions provided by your nominee.

For holders of Series A depositary shares whose depositary shares are registered in the name of a broker, a financial institution or another nominee, please consult the instructions provided by your nominee for information about the deadline for submitting a vote by telephone or via the Internet.

Can I vote my shares in person at the meeting?

Only holders of the Series A Preferred Stock may vote at the meeting.

What are the board’s recommendations on how I should vote my depositary shares?

The board recommends that you instruct the depository to vote the Series A Preferred Stock representing your depositary shares as follows:

Proposal 1 — FOR the Series T Proposal.

Proposal 2 — FOR the Adjournment Proposal.

What are my choices when voting?

Proposal 1 — You may instruct the depository to vote the Series A Preferred Stock represented by your depository shares in favor of or against the Series T Proposal, or you may direct the depository to abstain from voting the Series A Preferred Stock represented by your depositary shares.

Proposal 2 — You may instruct the depository to vote the Series A Preferred Stock represented by your depository shares in favor of or against the Adjournment Proposal, or you may direct the depository to abstain from voting the Series A Preferred Stock represented by your depositary shares.

What vote is required to approve each proposal?

The Series T Proposal requires the affirmative vote of the holders of two-thirds of the Series A Preferred Stock (and, therefore, the holders of two-thirds of the depository shares).

The Adjournment Proposal requires the affirmative vote of the holders of a majority of the Series A Preferred Stock represented at the special meeting (and, therefore, the holders of a majority of the depository shares represented at the meeting).

How would the Series A Preferred Stock representing my depositary shares be voted if I do not direct the depository how they should be voted?

If you sign and return your voting instruction card without indicating how you want your Series A depository shares to be voted, IST will not be able to vote the Series A Preferred Stock represented by your depositary shares with respect to Proposal 1 or Proposal 2. Therefore, you are urged to sign and complete the voting instruction card.

What if I do not return my voting instruction card?

If you are a holder of record of Series A depositary shares (that is, your depositary shares are registered in your own name) and you do not return the voting instruction card, the Series A Preferred Stock represented by your depository shares will not be voted. Your failure to properly instruct the depository on how to vote the Series A Preferred Stock representing your depositary shares will be treated as a vote against the Series T Proposal.

If you hold your depositary shares in “street name,” and you do not give your bank, broker or other holder of record specific voting instructions for your depositary shares, your record holder cannot direct the depository to vote the Series A Preferred Stock represented by your depositary shares on the Series T Proposal. Your failure to provide such instructions will be treated as a vote against the Series T Proposal.

How are abstentions and broker non-votes treated?

If you do not give your record holder specific voting instructions and your record holder does not vote, the votes will be “broker non-votes.” “Broker non-votes” will be treated as “No” votes on the Series T Proposal and the Adjournment Proposal. “Broker non-votes” will be counted as present for purposes of determining whether enough votes are present to hold the special meeting.

Abstentions are deemed as “present” at the meeting, are counted for quorum purposes, and will have the same effect as a vote against the matter. Broker non-votes, if any, while counted for general quorum purposes, are not deemed to be “present” with respect to any matter for which a broker does not have authority to vote.

Is my vote confidential?

Yes. Your voting records will not be disclosed to us except:

•	as required by law;

•	to the inspectors of voting; or

•	if the election is contested.

Who will count the votes?

The depository will count the votes of the depositary shareholders.

Who pays the cost of this solicitation?

We are paying the costs of this solicitation. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of the Series A depository shares.

We have retained Morrow & Co., LLC to assist us with the solicitation of voting instruction cards for a fee not to exceed $6,000, plus reimbursement of its out-of-pocket expenses.

Is this proxy statement the only way that voting instruction cards are being solicited?

No. In addition to mailing these proxy materials, certain of our directors, officers or employees may solicit voting instruction cards by telephone, facsimile, e-mail or personal contact. They will not be specifically compensated for doing so.

If you have any questions or need any assistance in voting your voting instruction card, please contact our proxy solicitor:

Morrow & Co., LLC
470 West Avenue
Stamford, Connecticut 06902
(800) 245-1502

Do I have appraisal rights?

Under applicable Delaware law, the holders of the Series A Preferred Stock (and, therefore, the holders of the depositary shares) are not entitled to appraisal rights with respect related to the approval of the Series T Proposal.

PROPOSAL 1

Proposal To Authorize
The Issuance Of Series T Preferred Stock
(the “Series T Proposal”)

Our board of directors has approved and recommends that holders of the Series A depositary shares instruct the depository to vote the Series A Preferred Stock represented by their Series A depositary shares to authorize the issuance by Midwest of up to $85.5 million of Fixed Rate, Cumulative Perpetual Preferred Stock, Series T (the “Series T Preferred Stock”) to the United States Treasury (the “U.S. Treasury”).

Our board of directors has authority to issue shares of authorized preferred stock in one or more classes or series having such rights and preferences as may be determined by the board, subject to the limits provided by Delaware law, including dividend rights and rights upon liquidation, and any conversion, redemption, sinking fund or voting rights. Stockholder approval is not required for the issuance of authorized shares of preferred stock except to the extent mandated by rules of the Nasdaq Global Market or any other exchange on which our common stock is then listed for trading.

We seek to raise capital through the sale of up to $85.5 million of Series T Preferred Stock to the U.S. Treasury. The Program requires that the preferred stock sold to the U.S. Treasury must provide for cumulative dividends and must otherwise be on parity with our Series A Preferred Stock. Under the Certificate of Designation for the Series A Preferred Stock, holders of two-thirds of the issued and outstanding Series A Preferred Stock (and, therefore, holders of two-thirds of the depository shares) must approve the issuance of any series of preferred stock which will be on parity with the Series A Preferred Stock but which will have cumulative dividend rights.

In order for us to participate in the Program, we are holding the special meeting to secure the approval of the holders of the Series A Preferred Stock (and, therefore, the holders of the depositary shares) of the Series T Proposal. In addition, we are seeking the approval of the Adjournment Proposal.

The affirmative vote of the holders of two-thirds of the Series A Preferred Stock (and, therefore, holders of two-thirds of the Series A depositary shares) outstanding on November 7, 2008 is required to approve the Series T Proposal.

The affirmative vote of holders of two thirds of our issued and outstanding Series A depositary shares is required to approve the Series T Proposal. If the Series T Proposal is not approved, we will not be eligible or have the option to participate in the Program.

Terms of the Series T Preferred Stock

If Midwest participates in the Program, our board of directors will designate a new series of the preferred stock (the Series T Preferred Stock) as authorized by Midwest’s amended and restated certificate of incorporation. Midwest will sell the Series T Preferred Stock to the U.S. Treasury for cash consideration in an amount up to $85.5 million. Set forth below is a summary of the terms of the Series T Preferred Stock to be issued under the Program as set forth in a draft of the preferred stock purchase agreement and the warrant form provided by the U.S. Treasury:

•	The Series T Preferred Stock will have a liquidation preference of $1,000 per share and will be senior to our common stock and on parity with our Series A Preferred Stock except that dividends on the Series T Preferred Stock will be cumulative.

•	The Series T Preferred Stock will be perpetual and will be considered Tier 1 capital.

•	If Midwest sells $85.5 million of the Series T Preferred Stock to the U.S. Treasury, the Series T Preferred Stock will pay an annual cumulative dividends of at the rate of 5% per year (or $4.275 million for the first five years), increasing to 9% per year (or $7.695 million per year) thereafter (such dividends will be payable quarterly in arrears).

•	If dividends on the Series T Preferred Stock are not paid in full for six dividend periods, whether or not consecutive, the holders of Series T Preferred Stock will have the right to elect two directors to Midwest’s board of directors. The right to elect directors will end when all past unpaid dividends have been paid in full.

•	We will not be able to redeem the Series T Preferred Stock for the first three years except with the proceeds from an equity offering for either more perpetual preferred stock or common stock for cash (a “Qualified

Equity Offering”) which results in aggregate gross proceeds to Midwest of not less than $21.376 million (25% of the issue price of the Series T Preferred Stock). Any early redemptions of the Series T Preferred Stock will be limited to the amount so raised.

•	As long as any Series T Preferred Stock is outstanding, we may pay dividends on our common stock, provided that all accrued and unpaid dividends for all past dividend periods on the Series T Preferred Stock are fully paid.

•	We must obtain the U.S. Treasury’s consent for any increase in dividends paid on our common stock for the first three years, unless prior to such time the Series T Preferred Stock is redeemed in whole or the U.S. Treasury has transferred all of the Series T Preferred Stock to third parties.

•	Other than for repurchases of our common stock in connection with any benefit plan, we must obtain the U.S. Treasury’s consent for any share repurchases for the first three years, unless prior to such time the Series T Preferred Stock is redeemed in whole or the U.S. Treasury has transferred all of the Series T Preferred Stock to third parties.

•	The Series T Preferred Stock would be non-voting, other than class voting rights on (i) any authorization or issues of shares ranking senior to the Series T Preferred Stock, (ii) any amendment to the rights of the Series T Preferred Stock, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the holders of the Series T Preferred Stock.

•	We will be required to file a shelf registration statement covering the Series T Preferred Stock as soon as practicable after the date of the U.S. Treasury’s investment and, if necessary, take all action required to cause such shelf registration statement to be declared effective as soon as possible. We will also be required to grant to the U.S. Treasury piggyback registration rights for the Series T Preferred Stock and will take such other steps as may be reasonably requested to facilitate the transfer of the Series T Preferred Stock including, if requested by the U.S. Treasury, using reasonable efforts to list the Series T Preferred Stock on a national securities exchange.

Midwest can make no assurance that the U.S. Treasury will not, prior to the consummation of the contemplated sale of Series T Preferred Stock and warrants pursuant to the Program, impose additional terms and conditions or modify its requirements under the Program.

Comparison of the Series A Preferred Stock and the Series T Preferred Stock

We presently have outstanding 17,250 shares of Series A Preferred Stock (with a liquidation preference of $2,500 per share) and 1,725,000 depositary shares each representing a 1/100th interest in a share of Series A Preferred Stock. Each share of our Series A Preferred Stock has the same relative rights as, and is identical in all respects with, each other share of Series A Preferred Stock.

Set forth below is a summary of the various terms of the Series A Preferred Stock and a summary of the comparable terms of the Series T Preferred Stock.

Dividends — Series A Preferred Stock.  Subject to the rights of any holders of senior stock and parity stock (such as the Series T Preferred Stock), the holders of shares of Series A Preferred Stock will be entitled to receive, when, as, and if declared by our board of directors, out of our assets legally available for payment, noncumulative cash dividends, payable quarterly, at the rate of 7.75% per annum of the $2,500 liquidation preference. This is equivalent to $193.75 per share of Series A Preferred Stock per annum (or $48.4375 per quarter) and $0.484375 per depositary share per quarter.

Series A Preferred Stock dividends are not cumulative. If our board of directors fails to declare a dividend for a dividend period, then the holders of the Series A Preferred Stock will have no right to receive a dividend related to that dividend period, and we will have no obligation to pay a dividend for the related dividend period or to pay any interest, whether or not dividends are declared for any future dividend period.

No dividends will be declared or paid or set apart for payment on any parity stock (including the Series T Preferred Stock if issued) or junior stock during any calendar quarter unless full dividends on the Series A Preferred Stock (and the Series T Preferred Stock if issued) for the dividend period ending during the calendar quarter have been declared. When cash dividends are not paid in full, or a sum sufficient for the full payment is not set apart, upon the Series A Preferred Stock and any other parity stock, dividends upon shares of Series A Preferred Stock and dividends on other parity stock payable during the dividend period will be declared pro rata so that the amount of dividends payable per share on the Series A Preferred Stock and any other parity stock (including the Series T Preferred Stock if issued) will in all cases bear to each other the same ratio that full dividends for the then-current dividend period on the shares of Series A Preferred Stock, including any accumulation related to declared and unpaid dividends for prior periods, and full dividends on shares of the other parity stock (including the Series T Preferred Stock if issued), including any accumulation related to declared and unpaid dividends for prior periods, bear to each other and, in the case of the Series T Preferred Stock, all dividends that have not been paid in prior dividend periods.

Dividends — Series T Preferred Stock.  Subject to the rights of any holders of senior stock or parity stock (such as the Series A Preferred Stock), holders of the Series T Preferred Stock shall be entitled to receive, if, as and when declared by our board of directors, out of assets legally available therefor, cumulative cash dividends payable quarterly. These dividends will be payable at a rate of 5.00% per annum on the $1,000 liquidation preference (or $50.00 per share per annum and $12.50 per share per quarter) until the fifth anniversary of the date of issuance, and thereafter at a rate of 9.00% per annum on the $1,000 liquidation preference (or $90.00 per share per annum and $22.50 per share per quarter).

So long as any shares of the Series T Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the common stock or any other shares of junior stock (other than dividends payable solely in shares of common stock), or parity stock, subject to the immediately following paragraph in the case of parity stock, (including the Series A Preferred Stock) and no common stock, junior stock or parity stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by us unless all accrued and unpaid dividends for all past dividend periods, including the latest completed dividend period, on all outstanding shares of Series T Preferred Stock have been or are contemporaneously declared and paid in full.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any dividend payment date in full upon Series T Preferred Stock and any shares of parity stock (including the Series A Preferred Stock), all dividends declared on Series T Preferred Stock and all such parity stock (including the Series A Preferred Stock) and payable on such dividend payment dates shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Series T Preferred Stock and all parity stock payable on such dividend payment date bear to each other.

Voting Rights — Series A Preferred Stock.  The holders of our Series A Preferred Stock are not entitled to vote on any matter except as may be required by law.

If dividends on any outstanding shares of Series A Preferred Stock have not been paid in full for six or more quarterly periods (whether or not consecutive), holders of Series A Preferred Stock (voting separately as a class with all other series of preferred stock on parity with the Series A Preferred Stock upon which like voting rights have been conferred and are exercisable (such as the Series T Preferred Stock)), as a separate class will be entitled to elect two additional directors to our board of directors to serve until all dividends have been fully paid or declared and set apart for payment for four consecutive quarterly dividend periods.

The affirmative vote or consent of at least two-thirds of the votes entitled to be cast by the holders of the outstanding shares of Series A Preferred Stock, voting separately as a class, in addition to any other vote required by our certificate, the certificate of designation or Delaware law, will be required to: (i) amend, alter, repeal or otherwise change any provision of our certificate or the certificate of designation, whether by a business combination or otherwise, if the amendment, alteration, repeal or change would materially and adversely affect the rights, preferences, powers or privileges of the Series A Preferred Stock; or (ii) create, authorize, issue or increase the authorized or issued amount of any class or series of any of our equity securities, or any warrants, options or other rights convertible or exchangeable into any class or series of any of our equity securities, which would constitute senior stock or parity stock or reclassify any of our authorized shares into any such shares, or create, authorize or issue any obligation or security convertible into, exchangeable or exercisable for, or evidencing the right to purchase any such shares.

With respect to the occurrence of any of the events set forth in clause (i) of the preceding paragraph, so long as shares of Series A Preferred Stock (or shares issued by a surviving entity in substitution for the Series A Preferred Stock) remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of such an event, we may not be the surviving entity, the occurrence of any such event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the holders of the Series A Preferred Stock. Except as otherwise required by law, we may, without the consent of any holder of Series A Preferred Stock, (y) increase the authorized number of shares of Series A Preferred Stock or issue additional shares of Series A Preferred Stock; or (z) authorize, increase the authorized amount of, or issue shares of parity stock (provided that dividend rights are noncumulative) and junior stock, and in taking actions, we shall not be deemed to have materially and adversely affected the existing terms of the Series A Preferred Stock, provided that such parity or junior stock does not rank senior to the Series A Preferred Stock as to dividend rights, upon liquidation, winding-up or dissolution or otherwise. We may, without the consent of any holder of Series A Preferred Stock, enter into a merger, share exchange or similar transaction as long as the Series A Preferred Stock remains outstanding, or if Midwest is not the surviving entity in such transaction, the Series A Preferred Stock will become shares of the surviving entity having the same powers, preferences and privileges that the Series A Preferred Stock had prior to such transaction.

Voting Rights — Midwest’s Series T Preferred Stock.  Except as indicated below or otherwise required by law, holders of the Series T Preferred Stock will not have any voting rights.

If dividends on any outstanding shares of Series T Preferred Stock have not been paid in full for six or more quarterly periods (whether or not consecutive), holders of Series T Preferred Stock (voting separately as a class with all other series of preferred stock on parity with the Series T Preferred Stock upon which like voting rights have been conferred and are exercisable (such as the Series A Preferred Stock)) as a separate class will be entitled to elect two additional directors to our board of directors to serve until all unpaid, cumulated dividends have been fully paid.

The Series T Preferred Stock shall have the right to vote separately as a class (with approval requiring the affirmative vote of holders owning at least two-thirds of the Series T Preferred Stock) on (1) any authorization or issuance of shares ranking senior to the Series T Preferred Stock; (2) any amendment to the rights of the Series T Preferred Stock; or (3) consummation of any merger, share exchange or similar transaction unless the Series T Preferred Stock remain outstanding, or if Midwest is not the surviving entity in such transaction, are converted into or exchanged for preference securities of the surviving entity and the Series T Preferred Stock remaining outstanding or such preference securities have such rights, preferences, privileges and voting power as are not materially less favorable to the holders than the rights, preferences, privileges and voting power of the Series T Preferred Stock.

Conversion — Series A Preferred Stock.  Each share of Series A Preferred Stock, unless previously redeemed, will be convertible at the option of the holder into the whole number of shares of our common stock equal to the quotient achieved when $2,500 is divided by the conversion price (currently $15.00) as may be subsequently adjusted. Except as otherwise provided, shares of our Series A Preferred Stock will only be convertible into shares of our common stock.

On or after December 14, 2012, we may, at our option, require holders of Series A Preferred Stock to convert their shares into shares of our common stock. We may exercise our conversion option only if: (i) the closing sale price of our common stock equals or exceeds 130% of the then prevailing conversion price for at least 20 trading days in a period of 30 consecutive trading days (including the last trading day of such period) ending on the fifth trading day immediately prior to our issuance of a press release announcing the exercise of our conversion option; and (ii) we have paid full dividends for four consecutive quarters on the Series A Preferred Stock prior to the issuance of the press release.

Conversion — Series T Preferred Stock.  The Series T Preferred Stock is not convertible into shares of our common stock.

Liquidation Rights — Series A Preferred Stock.  The amount which the holders of outstanding shares of Series A Preferred Stock will be entitled to receive in the event of our liquidation, dissolution or winding up, whether voluntary or not, after payment or provision for payment of our debts and other liabilities, out of our assets available for distribution to stockholders, before any distribution of assets is made to the holders of our common stock or any junior stock as to distributions, will initially be $2,500 per share plus dividends declared and unpaid, if any, for any prior dividend periods (if we have received the prior approval of the Federal Reserve Board) and the then-current dividend period, to the date fixed for liquidation, dissolution or winding up, before any amount is paid or distributed. The amount that holders of Series A Preferred Stock will be entitled to receive in the event of our liquidation, dissolution or winding up is subject to adjustment whenever there is a stock split, combination, reclassification or other similar event involving shares of the Series A Preferred Stock, as determined by the board of directors.

If, upon any voluntary or involuntary liquidation, dissolution or winding up, the amounts payable related to the Series A Preferred Stock and any parity stock (such as the Series T Preferred Stock) shall be insufficient to pay in full the amount to which such holders are entitled, the holders of the Series A Preferred Stock and parity stock will share ratably in any distribution of assets in proportion to the full respective distributable amounts to which they are entitled, which, if applicable in the case of parity stock, may include accumulated dividends. After payment of the full amount of liquidating distribution to which they are entitled, the holders of the Series A Preferred Stock will not be entitled to any further participation in any distribution of our assets. All distributions made with respect to the Series A Preferred Stock in connection with any liquidation, dissolution or winding up will be made pro rata to the holders of Series A Preferred Stock.

Neither the sale, conveyance, exchange or transfer for cash, shares of stock, other securities or other consideration of all or substantially all the assets or business of Midwest (other than in connection with the voluntary or involuntary liquidation, winding-up or dissolution of Midwest) nor the merger, consolidation or share exchange of Midwest into or with any other person shall be deemed to be a liquidation, winding-up or dissolution, voluntary or involuntary, of Midwest.

Liquidation Rights — Series T Preferred Stock.  In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Series T Preferred Stock will be entitled to receive an amount per share (the “Total Liquidation Amount”) equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends to the date of payment of the Total Liquidation Amount. Holders of the Series T Preferred Stock will be entitled to receive the Total Liquidation Amount out of our assets that are available for distribution to stockholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to that distribution, junior to the Series T Preferred Stock.

If our assets are not sufficient to pay the Total Liquidation Amount in full to all holders of Series T Preferred Stock and all holders of any shares of Midwest’s stock ranking as to any such distribution pari passu with the Series T Preferred Stock (such as the Series A Preferred Stock), the amounts paid to the holders of Series T Preferred Stock and to such other shares will be paid pro rata in accordance with the respective Total Liquidation Amount for those holders. If the Total Liquidation Amount per share of Series T Preferred Stock has been paid in full to all holders of Series T Preferred Stock and the liquidation preference of any other shares ranking on parity with the Series T Preferred Stock has been paid in full, the holders of our common stock or any other shares ranking, as to such distribution, junior to the Series T Preferred Stock will be entitled to receive all of Midwest’s remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by Midwest with or into any other corporation or by another corporation with or into Midwest will constitute a liquidation, dissolution or winding up of our affairs.

Preemptive Rights — Series A Preferred Stock.  No holder of any shares of Series A Preferred Stock will have any preemptive right to subscribe to stock, obligations, warrants or other securities of any class, whether now or authorized in the future.

Preemptive Rights — Series T Preferred Stock.  No holder of any shares of Series T Preferred Stock will have any preemptive right subscribe to stock, obligations, warrants or other securities of any class, whether now or authorized in the future.

Redemption — Series A Preferred Stock.  The shares of Series A Preferred Stock are redeemable at our option with the prior approval of the Federal Reserve Board, if required, in whole or in part, at any time or from time to time, out of funds legally available for payment, on or after December 14, 2012. The cash redemption price will be the liquidation preference, initially $2,500 per share of Series A Preferred Stock, plus declared and unpaid dividends, if any, for prior dividend periods (if we have received the approval of the Federal Reserve Board) and the then-current dividend period.

Redemption — Series T Preferred Stock.  The Series T Preferred Stock may not be redeemed for three years, except with the proceeds of a Qualified Equity Offering (as defined below) that results in proceeds to Midwest of not less than 25% of the issue price of the Series T Preferred Stock. A “Qualified Equity Offering” is the sale by

Midwest for cash, following the date of issuance of the Series T Preferred Stock, of common stock or perpetual preferred stock that qualifies as Tier 1 capital under the risk-based capital guidelines of the Federal Reserve Board. After three years, the Series T Preferred Stock may be redeemed, in whole or in part, at our option, from any source of funds. Any such redemption will be at a cash redemption price of $1,000 per share of Series T Preferred Stock, plus any accrued and unpaid dividends for all prior dividend periods for the redeemed Series T Preferred Stock. Holders of Series T Preferred Stock will have no right to require the redemption or repurchase of the Series T Preferred Stock.

Any redemption of the Series T Preferred Stock is subject to prior approval of the Federal Reserve Board.

Subordination — Series A Preferred Stock.  The rights of the holders of Series A Preferred Stock are subordinate to the rights of our general creditors, including depositors.

Subordination — Series T Preferred Stock.  The rights of the holders of Series T Preferred Stock will be subordinate to the rights of our general creditors, including depositors.

Regulatory Capital Treatment — Series A Preferred Stock.  Series A Preferred Stock qualifies as Tier 1 capital under the Federal Reserve’s risk-based capital guidelines applicable to bank holding companies.

Regulatory Capital Treatment — Series T Preferred Stock.  Series T Preferred Stock will qualify as Tier 1 capital under the Federal Reserve’s risk-based capital guidelines applicable to bank holding companies.

Warrants

The U.S. Treasury’s purchase of the Series T Preferred Stock will be conditioned upon our sale to the U.S. Treasury of warrants to purchase a number of shares of our common stock having an aggregate market price equal to 15% of the Series T Preferred Stock purchased by the U.S. Treasury. If we sell the Series T Preferred Stock for $85.5 million, the U.S. Treasury will receive warrants to purchase $12.8 million of our common stock. The warrant exercise price is $2.97 per share. We will issue to the U.S. Treasury warrants to purchase 4.3 million shares of our common stock at the time the U.S. Treasury acquires the Series T Preferred Stock.

Set forth below is a summary of the terms of the warrants to be issued under the Program as set forth in a draft of the preferred stock purchase agreement and the warrant form provided by the U.S. Treasury:

•	The warrants will have a term of 10 years, and will be immediately exercisable, in whole or in part.

•	The warrants will not be subject to any contractual restrictions on transfer, provided that the U.S. Treasury may only transfer or exercise an aggregate of one-half of the warrants prior to the earlier of (i) the date on which we have received aggregate gross proceeds of not less than 100% of the issue price of the Series T Preferred Stock from one or more Qualified Equity Offerings and (ii) December 31, 2009.

•	We must file a shelf registration statement covering the warrants and the common stock underlying the warrants as promptly as practicable after the date of the U.S. Treasury’s investment and, if necessary, take all action required to cause such shelf registration statement to be declared effective as soon as possible. We will also grant to the U.S. Treasury piggyback registration rights for the warrants and the common stock underlying the warrants, and will apply for the listing of the common stock underlying the warrants on the national exchange on which our common stock is then traded (if applicable).

•	The U.S. Treasury will not exercise voting power with respect to the shares of common stock issued to it upon exercise of the warrants.

•	In the event that we have received aggregate gross proceeds of not less than 100% of the issue price of the Series T Preferred Stock from one or more Qualified Equity Offerings on or prior to December 31, 2009, the number of shares of common stock underlying the warrants then held by the U.S. Treasury shall be reduced by a number of shares equal to the product of (i) the number of shares originally underlying the warrants and (ii) 0.5.

•	In the event that we do not have sufficient available authorized shares of common stock to reserve for issuance upon exercise of the warrants and/or stockholder approval is required for such issuance under applicable stock exchange rules, we will call a meeting of our stockholders as soon as practicable after the date of the U.S. Treasury’s investment to increase the number of authorized shares of our common stock and/or comply with such exchange rules, and to take any other measures deemed by the U.S. Treasury to be necessary to allow the exercise of the warrants into our common stock.

•	In the event that Midwest is no longer listed or traded on a national securities exchange or securities association, or the consent of Midwest’s stockholders described above has not been received within 18 months after the issuance date of the warrants, the warrants will be exchangeable, at the option of the U.S. Treasury, for senior term debt or another economic instrument or security of Midwest such that the U.S. Treasury is appropriately compensated for the value of the warrant, as determined by the U.S. Treasury.

Midwest can make no assurance that the U.S. Treasury will not, prior to the consummation of the contemplated sale of Series T Preferred Stock and the warrants pursuant to the Program, impose additional terms and conditions or modify its requirements under the Program.

Executive Compensation

As a condition to participation in the Program, Midwest and its Senior Executive Officers (as that term is defined below) covered by the Emergency Economic Stabilization Act of 2008 (“EESA”) must agree to the following provisions: (i) we must ensure that incentive compensation for our Senior Executive Officers does not encourage unnecessary and excessive risks that would threaten the value of Midwest; (ii) we will be subject to a “clawback” with respect to incentive compensation paid to a Senior Executive Officer based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate; (iii) we will be prohibited from making any golden parachute payment to a Senior Executive Officer; and (iv) we will not deduct executive compensation in excess of $500,000 for each Senior Executive Officer. For purposes of EESA, Midwest’s “Senior Executive Officers” include our President and CEO, James Giancola, and our Chief Financial Officer, JoAnn Sannasardo Lilek, and three next most highly paid officers of Midwest. Implementation of these provisions may require an amendment of our existing transitional employment agreements and employment agreements between Midwest and certain of our executive officers; however, we do not believe any such amendments to be necessary at this time in order to comply with these provisions.

As an additional condition to participation in the Program, Midwest and its Senior Executive Officers are required to grant to the U.S. Treasury waivers releasing the U.S. Treasury from any claims that Midwest and its Senior Executive Officers may otherwise have as a result of the issuance of any regulations which modify the terms of benefit plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of EESA and any applicable guidance or regulations issued by the Secretary of the Treasury.

Reasons for Midwest’s Participation in the Program

Our country and banking system are experiencing some of the most challenging times since the Great Depression. News reports frequently focus on problems in real estate and mortgages, and our government has responded to the stresses in our economy in many important ways. Nonetheless, Midwest has not been immune to the negative impact the economy is having on our nation’s banks. The difficult economic situation has had negative effects on Midwest’s credit costs, investments, and stock price.

On November 3, 2008, Midwest announced a net loss of $159.7 million for the third quarter of 2008. These results reflect previously announced pre-tax charges of: a $42 million provision for loan losses; $64.5 million of charges and losses on investments in Fannie Mae and Freddie Mac preferred equity securities; and an $80 million non-cash goodwill impairment charge relating to Midwest’s reduced stock price. The third quarter 2008 net loss per share was $5.76. At September 30, 2008, Midwest’s non-accrual loans totaled $60.5 million or 2.42% of total loans while non-performing assets totaled $68.5 million or 1.91% of total assets. The allowance for loan losses at September 30, 2008 was $39.4 million or 1.58% of loans and 65% of non-accrual loans.

Midwest is committed to remaining a strong company with a well-capitalized bank to serve our customers. In order to conserve capital in light of deteriorating economic conditions, Midwest has suspended paying cash dividends on its common stock. Midwest has, however, paid all of the cash dividends on its Series A Preferred Stock. In order to continue paying cash dividends on Midwest’s Series A Preferred Stock (and, therefore, the Series A depository shares) and to reinstate cash dividends on its common stock in the future, Midwest believes that our bank, Midwest Bank and Trust Company (the “Bank”) must remain “Well Capitalized” under applicable bank regulatory guidelines, and our Bank and overall company must achieve sustained profitability.

If we are unable to consummate the Series T Proposal, we may find that it is also necessary in the near term to conserve capital by also suspending cash dividends on the Series A Preferred Stock (and, therefore, the Series A depositary shares). If we are unable to consummate the Series T Proposal, we may face an extended period of time in which we will be unable to return to a level of profitability which will allow us to pay cash dividends on our preferred and common stocks.

We are seeking additional capital in addition to that which may be available from the Treasury under the TARP Program. We anticipate that additional capital from private parties will be available, if at all, on significantly less favorable terms than the TARP Program. If we fail to sell the Series T Preferred Stock to the U.S. Treasury, we will have to seek capital from other parties, which if obtained, will in all likelihood be more dilutive to existing stockholders.

Midwest is a holding company which relies on dividends from Midwest Bank and Trust Company (the “Bank”) to pay expenses and cash dividends. Midwest has obligations which rank senior to the Series A Preferred Stock. For instance, under the terms of junior subordinated debentures, we may not pay any dividends on the Series A Preferred Stock if we have delayed interest payments on the securities issued under our junior subordinated debentures.

With respect to dividend rights and rights upon our liquidation, winding-up or dissolution, our Series A Preferred Stock ranks junior to all of our present and future indebtedness. As of September 30, 2008, we had approximately $1.6 billion of indebtedness and other liabilities which are senior in right of payment to the Series A Preferred Stock (and the depositary shares), including secured and unsecured debt totaling $75.6 million and $60.8 million of debt related to our junior subordinated debentures.

Midwest’s senior indebtedness includes a $25 million short-term revolving line of credit and $55 million term note with a single lender. As of September 30, 2008, $20.6 million was outstanding under the revolving line of credit and $55 million outstanding under the term loan. These loans are secured by the stock of the Bank. The revolving line of credit and term note include the following covenants at September 30, 2008: (1) the Bank must not have nonperforming loans in excess of 3.00% of total loans, (2) the Bank must report a quarterly profit, excluding charges related to acquisitions, and (3) the Bank must remain well capitalized. In light of recent economic conditions, Midwest’s increase in nonperforming assets, and impairment charges on goodwill and the Fannie Mae and Freddie Mac preferred securities, Midwest has sought covenant waivers on two occasions since December 31, 2007, including a request it made recently to the third quarter of 2008.

The net loss recognized in the third quarter of 2008 caused Midwest to violate a covenant; the lender, however, agreed to conditionally waive this covenant violation pending a successful capital raise. If we do not sell the Series T Preferred Stock to the U.S. Treasury and raise capital from other sources, we could be prevented from drawing on the short-term credit facility and we would be required to renegotiate the terms or repay the loans in full. If we are unsuccessful in renegotiating the loans or repaying the loans in full, the lender would be able to call the loans.

The Bank is not expected to pay dividends to Midwest for the balance of 2008 and will only be able to pay dividends in 2009 upon receipt of regulatory approval. Our annual debt service currently includes approximate $6.8 million in annual interest expense related to our debt and trust preferred securities and $3.3 million in annual dividend obligations on our Series A Preferred Stock. As of September 30, 2008, we had $5.0 million in cash on hand. In the event the Bank is unable to pay dividends to Midwest, we may not be able to service debt, pay obligations or pay dividends on our Series A Preferred Stock (and, therefore, our Series A depository shares) or our common stock.

Furthermore, our ability to support our growth initiative and meet minimum regulatory capital requirements to be considered well-capitalized at the Bank is dependent in part on us being able to consummate the Series T Proposal. If we are unable to successfully consummate this transaction, we would be required to significantly reduce our earning asset growth in future periods and our business, reputation, ability to remain well-capitalized and ability to attract and retain qualified personnel may be materially adversely affected. We would also be required to seek additional capital, and events or circumstances in the capital markets generally that are beyond our control may adversely affect our ability to do so on terms acceptable to us, or at all. We may also fail to meet minimum capital levels for qualification as “well-capitalized” under applicable bank regulations. In that event, our access to capital and ability attract and retain deposits would be adversely effected.

In the event that the holders of the Series A depository shares fail to approve the Series T Proposal, Midwest will be ineligible to participate in the TARP Program, and will therefore not qualify for the equity investment by the

U.S. Treasury. This will eliminate an important and attractive potential source of capital that can be used to improve Midwest’s capital and liquidity positions and profitability. Like many other U.S. financial institutions, we have faced significant economic and business challenges in recent months, owing in part to the downturn in real estate markets and the overall credit crisis. As a result, we have taken a proactive approach to restructuring our operations to protect our liquidity, and raise additional capital to protect our capital and liquidity during these trying times. Our participation in the TARP Program represents a significant part of that strategy and involves utilizing a portion of the proposed infusion of capital to help us implement our plans.

We are seeking additional capital in addition to that which may be available from the Treasury under the TARP Program. Midwest was the second bank from Chicago to qualify for the TARP program capital purchases, and one of the first banking companies our size in the nation to receive this approval. We believe our selection to receive these funds will greatly facilitate our ability to raise additional capital from other sources. Conversely, if we fail to sell the Series T Preferred Stock to the U.S. Treasury, we will have to seek capital from other parties, which, if obtained, will in all likelihood be on substantially less attractive terms and available in lesser amounts, thereby restraining the capital levels and sustained profitability that support the payment of cash dividends on our Series A Preferred Stock (and, therefore, our Series A depository shares).

Effect of the Proposed Amendment on Our Common Stock

Based on the draft of the preferred stock purchase agreement and the warrant form, the following are the general effects on holders of our common stock from the issuance of Series T Preferred Stock to the U.S. Treasury:

•	Restrictions on Dividends. For as long as any shares of Series T Preferred Stock are outstanding, no dividends may be declared or paid on junior preferred shares, preferred shares ranking pari passu with the Series T Preferred Stock (such as the Series A Preferred Stock), or common shares (other than in the case of pari passu preferred shares, dividends on a pro rata basis with the Series T Preferred Stock), nor may we repurchase or redeem any junior preferred shares, preferred shares ranking pari passu with the Series T Preferred Stock (such as the Series A Preferred Stock), or common shares, unless (i) in the case of cumulative Series T Preferred Stock, all accrued and unpaid dividends for all past dividend periods on the Series T Preferred Stock are fully paid; or (ii) in the case of non-cumulative preferred shares (such as the Series A Preferred Stock), the full dividend for the latest completed dividend period has been declared and paid in full. In addition, the consent of the U.S. Treasury will be required for any increase in the per share dividends on common shares until the third anniversary of the date of the Series T Preferred Stock investment unless prior to such third anniversary, the Series T Preferred Stock are redeemed in whole or the U.S. Treasury has transferred all of the Series T Preferred Stock to third parties. Because we ceased paying dividends on our common stock in September of this year, we will need the permission of the U.S. Treasury to pay dividends on our common stock.

•	Repurchases. The U.S. Treasury’s consent shall be required for any share repurchases (other than (i) repurchases of the Series T Preferred Stock and (ii) repurchases of junior preferred shares or common shares in connection with any benefit plan in the ordinary course of business consistent with past practice) until the third anniversary of the date of the U.S. Treasury’s investment unless prior to such third anniversary, the Series T Preferred Stock are redeemed in whole or the U.S. Treasury has transferred all of the Series T Preferred Stock to third parties. In addition, there shall be no share repurchases of junior preferred shares, preferred shares ranking pari passu with the Series T Preferred Stock, or common shares if prohibited as described under “Restrictions on Dividends” above.

•	Voting rights. The Series T Preferred Stock shall be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Series T Preferred Stock, (ii) any amendment to the rights of Series T Preferred Stock, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Series T Preferred Stock. If dividends on the Series T Preferred Stock are not paid in full for six dividend periods, whether or not consecutive, the Series T Preferred Stock will have the right to elect two directors. The right to elect directors will end when the unpaid dividends have been paid in full.

If we issue $85.5 million of Series T Preferred Stock to the U.S. Treasury, we will also be required to issue to the U.S. Treasury warrants to purchase common stock equal to 15% of the preferred shares, or $12.8 million. Based on the 20-day average trading price of our common stock on October 29, 2008 of $2.97 per share, we would be required to issue the U.S. Treasury a warrant to purchase approximately 4.3 million shares of our common stock at $2.97 per share. If all warrants were exercised, it would amount to approximately 15% of our currently issued and outstanding shares of our common stock as of the record date for the special meeting, which would dilute the relative equity interests of the current holders of our common stock.

A portion of the proceeds of any such sale of Series T Preferred Stock likely will be used to infuse additional capital into Midwest Bank to support its continued growth in earning assets and deposits. Portions of the net proceeds also might be used by us for other general corporate purposes, including: capital contributions to Midwest Bank to increase its regulatory capital; reducing, servicing or refinancing existing debt, including paying down a portion of our revolving line of credit; investments at the holding company level; and investing in, or extending credit to, our other operating subsidiaries.

Since the Series T Preferred Stock will be non-voting, the issuance of such Series T Preferred Stock should not dilute the relative voting power of the current holders of common stock, except for certain class voting rights and the issuance of the warrants as described above. Current stockholders (and holders of Series A Preferred Stock) would not have preemptive rights to acquire any additional shares of capital stock issued by us and would have no right to purchase a proportionate share, or any portion, of any shares of Series T Preferred Stock issued.

Effect of Denial of Application to Participate in the Program

In the event that holders of the Series A depositary shares approve the Series T Proposal, but we are unable to sell the Series T Preferred Stock to the U.S. Treasury, management believes that such denial may have a material effect on our liquidity, capital resources and/or results of operations.

At this point, except with respect to the U.S. Treasury’s notification that we received preliminary approval, there is no binding agreement with respect to the issuance of the Series T Preferred Stock. Midwest and the U.S. Treasury must still negotiate the terms and conditions of our participation in the Program, which means that the closing of the transaction is not guaranteed. Although we have no reason to believe that we will not be able to participate in the Program, no assurance can be given:

•	that we will be able to participate in the Program;

•	as the approximate number of shares of Series T Preferred Stock that we may issue pursuant to the Program; or

•	as to the approximate amount of consideration we will receive from the U.S. Treasury for any such shares that may be issued by us.

As discussed in detail in our quarterly report on Form 10-Q for the period ending September 30, 2008, we reported a loss of $159.7 million for the quarter. The capital that would be raised by Midwest as a result of its participation in the Program would bolster our capital, provide some additional protection in the event that additional losses are incurred, or if local economic conditions worsen and we begin to experience higher levels of loan losses than we have experienced in the first nine months of 2008. We will receive $85.5 million if we sell the Series T Preferred Stock to the U.S. Treasury.

Liquidity is the ability to quickly raise cash at a reasonable cost. An adequate liquidity position permits us to pay creditors, compensate for unforeseen deposit fluctuations and fund unexpected loan demand. While management believes that we currently have in place adequate resources to permit us to continue to meet our short-term and long-term obligations, funds raised under the Program could be deployed for such purposes at a lower cost than traditional sources of equity.

Capital Resources.  Midwest (on a consolidated basis) and Midwest Bank are subject to various regulatory capital requirements. Failure to meet minimum capital requirements can subject us and/or Midwest Bank to regulatory action that could have a direct material effect on our financial statements. While management expects that Midwest and Midwest Bank will continue to maintain for the foreseeable future capital levels that exceed regulatory standards, the incurrence of additional losses, if significant, could result in the deterioration of our capital position to the point that Midwest Bank is no longer considered well-capitalized. Although management does not expect that significant additional losses will occur within the foreseeable future, the ability to raise additional capital at relatively low cost through the Program is attractive for purposes of maintaining our well-capitalized status.

Results of Operations.  Our earnings decreased for the first nine months of 2008. Additional losses could adversely effect future earnings. Our access to funds pursuant to the Program would provide us additional protection against such losses, and could permit us to improve our profitability through increased lending, acquisitions or other means.

Pro Forma Financial Information

The following unaudited pro forma financial information of Midwest for the fiscal year ended December 31, 2007 and the nine months ended September 30, 2008 show the effects of a minimum of $28.5 million and a maximum of $85.5 million of Series T Preferred Shares issued to the Treasury pursuant to the Capital Purchase Program. The pro forma financial data presented below may change materially under either the “Minimum” or “Maximum” scenario based on the actual proceeds received under the Capital Purchase Program if our application is approved by Treasury, the timing and utilization of the proceeds as well as certain other factors including any subsequent changes in our common stock price and the discount rate used to determine the fair value of the preferred stock and warrants. Accordingly, we can provide no assurance that the “Minimum” or “Maximum” pro forma scenarios included in the following unaudited pro forma financial data will ever be achieved. We have included the following unaudited pro forma consolidated financial data solely for the purpose of providing shareholders with information that may be useful for purposes of considering and evaluating the Series T Proposal.

The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto from our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and our Quarterly Report on Form 10-Q, for the period ended September 30, 2008, included as Appendices A, B, C and D to this proxy statement.

MIDWEST BANC HOLDINGS, INC.

PRO FORMA CONSOLIDATED BALANCE SHEET DATA (Unaudited)

		Pro Forma(1)
	Historical	September 30, 2008
	September 30, 2008	Minimum	Maximum
	(In thousands)

ASSETS
Cash	$111,769	$111,769	$111,769
Federal funds sold and other short-term investments(2)	1,674	30,175	87,177
Securities and other interest-earning assets	680,730	680,730	680,730
Loans, net	2,454,797	2,454,797	2,454,797
Other assets	334,407	334,407	334,407

Total assets	$3,583,377	$3,611,878	$3,668,880

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits	$2,513,004	$2,513,004	$2,513,004
Borrowings	829,024	829,024	829,024
Other liabilities	34,112	34,112	34,112

Total liabilities	3,376,140	3,376,140	3,376,140

Stockholders’ Equity
Preferred(2)(3)(4)	41,441	66,339	116,136
Common	262,075	262,075	262,075
Warrants(3)	—	3,603	10,808
Retained earnings	(69,850)	(69,850)	(69,850)
Accumulated other comprehensive loss	(11,693)	(11,693)	(11,693)
Treasury stock, at cost	(14,736)	(14,736)	(14,736)

Total stockholders’ equity	207,237	235,738	292,740

Total liabilities and stockholders’ equity	$3,583,377	$3,611,878	$3,668,880

Common shares outstanding	27,859	27,859	27,859

(1)	The balance sheet data gives effect to the equity proceeds as of the balance sheet date.

(2)	The pro forma financial information reflects the issuance of a minimum $28,501 and a maximum $85,503 of Series T preferred stock.

(3)	The carrying values of the preferred stock and warrants are based on their estimated relative fair values as of issue date.

(4)	The discount on the preferred stock is amortized over a five year period using the effective yield method.

MIDWEST BANC HOLDINGS, INC.

PRO FORMA CONSOLIDATED STATEMENTS OF INCOME DATA (Unaudited)

		Pro Forma(1)
	Historical	Nine Months Ended
	Nine Months Ended	September 30, 2008
	September 30, 2008	Minimum	Maximum
	(In thousands, except per share data)

Total interest income(2)	$143,927	$144,188	$144,709
Total interest expense	76,793	76,793	76,793

Net interest income	67,134	67,395	67,916
Provision for loan losses	51,765	51,765	51,765

Net interest income after provision for loan losses	15,369	15,630	16,151
Total noninterest loss	(54,328)	(54,328)	(54,328)
Total noninterest expenses	152,273	152,273	152,273

Loss before income taxes	(191,232)	(190,971)	(190,450)
Benefit for income taxes	(28,530)	(28,426)	(28,217)

Net loss	(162,702)	(162,545)	(162,233)
Effective preferred stock dividends(3)	2,506	4,015	7,031

Net loss available to common stockholders	$(165,208)	$(166,560)	$(169,264)

Basic earnings per share	$(5.93)	$(5.98)	$(6.08)

Diluted earnings per share	$(5.93)	$(5.98)	$(6.08)

Average basic shares outstanding	27,851	27,851	27,851
Average diluted shares outstanding	27,851	27,851	27,851
Return on average equity	(58.64)%	(54.40)%	(47.51)%

(1)	The income statement data give effect to the equity proceeds at the beginning of the period.

(2)	The funds received from the preferred stock issue are assumed to be initially invested in federal funds sold, earning a rate of 1.22% (the average interest rate for that period). An incremental tax rate of 40% was assumed. Subsequent redeployment of the funds is anticipated, but the timing of such redeployment is uncertain.

(3)	Preferred stock dividends for the nine months ended September 30, 2008 include $2.5 million in dividends on the outstanding Series A Preferred Stock plus total projected dividends on the Series T Preferred Stock expected to be issued under the TARP Capital Purchase Program. The Series T Preferred Stock dividends include the 5% cash dividends to be paid plus accretion up to the par value on the constant effective yield method of the difference between the computed fair value of those shares at issuance and the par value of the shares, which also equals the initial fair value allocated to the warrants. The computation of accretion is based upon several assumptions including the 5 year expected life of the Series T Preferred Stock and an approximate constant total dividend yield of 8.1%. Other assumptions include the discount rate (market rate at issuance) on the Series T Preferred Stock and assumptions underlying the values of the warrants. The estimated proceeds are allocated based upon the relative fair values of the warrants and the Series T Preferred Stock issued concurrently. The fair value of the warrants is determined under a Black-Scholes methodology. That methodology includes assumptions regarding Midwest’s common stock price, dividend yield, stock price volatility and a risk-free interest rate. The fair value of the Series T Preferred Stock is determined based upon the discount rate (market rate) on the preferred stock, estimated at 10%. The assumptions noted above are subject to change up to the date of issuance based upon market conditions.

(4)	The issuance costs expected to be incurred are immaterial, therefore, no effect was given in the pro forma.

MIDWEST BANC HOLDINGS, INC.

PRO FORMA CONSOLIDATED STATEMENTS OF INCOME DATA (Unaudited)

		Pro Forma(1)
	Historical	Year Ended
	Year Ended	December 31, 2007
	December 31, 2007	Minimum	Maximum
	(In thousands, except per share data)

Total interest income(2)	$193,869	$195,411	$198,496
Total interest expense	111,237	111,237	111,237

Net interest income	82,632	84,174	87,259
Provision for loan losses	4,891	4,891	4,891

Net interest income after provision for loan losses	77,741	79,283	82,368
Total noninterest income	15,477	15,477	15,477
Total noninterest expenses	71,395	71,395	71,395

Income before income taxes	21,823	23,365	26,450
Provision for income taxes	3,246	3,863	5,097

Net income	18,577	19,502	21,353
Effective preferred stock dividends(3)	204	2,215	6,236

Net loss available to common stockholders	$18,373	$17,287	$15,117

Basic earnings per share	$0.72	$0.68	$0.59

Diluted earnings per share	$0.72	$0.65	$0.52

Average basic shares outstanding	25,426	25,426	25,426
Average diluted shares outstanding(4)	25,580	26,753	29,101
Return on average equity	6.13%	5.88%	5.49%

(1)	The income statement data give effect to the equity proceeds at the beginning of the period.

(2)	The funds received from the preferred stock issue are assumed to be initially invested in federal funds sold, earning a rate of 5.41% (the average interest rate for that period). An incremental tax rate of 40% was assumed. Subsequent redeployment of the funds is anticipated, but the timing of such redeployment is uncertain.

(3)	Preferred stock dividends for 2007 include $204,000 in dividends on the outstanding Series A Preferred Stock plus total projected dividends on the Series T Preferred Stock expected to be issued under the TARP Capital Purchase Program. The Series T Preferred Stock dividends include the 5% cash dividends to be paid plus accretion up to the par value on the constant effective yield method of the difference between the computed fair value of those shares at issuance and the par value of the shares, which also equals the initial fair value allocated to the warrants. The computation of accretion is based upon several assumptions including the 5 year expected life of the Series T Preferred Stock and an approximate constant total dividend yield of 8.1%. Other assumptions include the discount rate (market rate at issuance) on the Series T Preferred Stock and assumptions underlying the values of the warrants. The estimated proceeds are allocated based upon the relative fair values of the warrants and the Series T Preferred Stock issued concurrently. The fair value of the warrants is determined under a Black-Scholes methodology. That methodology includes assumptions regarding Midwest’s common stock price, dividend yield, stock price volatility and a risk-free interest rate. The fair value of the Series T Preferred Stock is determined based upon the discount rate (market rate) on the preferred stock, estimated at 10%. The assumptions noted above are subject to change up to the date of issuance based upon market conditions.

(4)	The pro forma average diluted shares outstanding includes the estimated effect of the exercise of the warrants at the $2.97 exercise price determined based on the 20 day average trailing price ending on the last trading day prior to October 29, 2008, the date of preliminary approval, and are accounted for under the treasury stock method. The effect of using this exercise price under the treasury stock method for 2007 when our average stock price was higher increased the dilution in pro forma diluted earnings per share.

(5)	The issuance costs expected to be incurred are immaterial, therefore, no effect was given in the pro forma.

MIDWEST BANC HOLDINGS, INC.

PRO FORMA CONSOLIDATED REGULATORY RATIOS (Unaudited)

		Pro Forma			Pro Forma
	Historical	September 30, 2008		Historical	December 31, 2007
	September 30, 2008	Minimum	Maximum	December 31, 2007	Minimum	Maximum

Total capital to risk-weighted assets	8.04%	9.09%	11.06%	10.17%	11.16%	13.13%
Tier I capital to risk-weighted assets	6.26%	7.31%	9.28%	9.21%	10.20%	12.17%
Tier I leverage	4.94%	5.73%	7.20%	7.33%	8.07%	9.52%

Financial Statements

Our Audited Consolidated Financial Statements (including Notes thereto) at December 31, 2007 and 2006 and for each of the years in the three-year period ended December 31, 2007, as included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, are attached to the proxy statement as Appendix A and thereby incorporated by reference herein. Our Unaudited Consolidated Financial Statements (including Notes thereto) at September 30, 2008 and December 31, 2007 and for the three-month and nine-month periods ended September 30, 2008 and September 30, 2007, as included in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008, are attached to this proxy statement as Appendix C and thereby incorporated by reference herein.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Management’s Discussion and Analysis of Financial Condition at December 31, 2007 and December 31, 2006 and Results of Operations for each of the years in the three-year period ended December 31, 2007, as included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, is attached to this proxy statement as Appendix B and thereby incorporated by reference herein. Management’s Discussion and Analysis of Financial Condition at September 30, 2008 and December 31, 2007 and Results of Operations for the three-month and nine-month periods ended September 30, 2008 and September 30, 2007, as included in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008, is attached to this proxy statement as Appendix D and thereby incorporated by reference herein.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

There have been no changes in or disagreements with our accountants required to be disclosed pursuant to Item 304 of Regulation S-K.

Quantitative and Qualitative Disclosures About Market Risk

Information regarding our quantitative and qualitative disclosures about market risk is contained in Management’s Discussion and Analysis of Financial Condition and Results of Operations as reported in our Annual Report on Form 10-K and attached hereto as Appendix B and in our Management’s Discussion and Analysis of Financial Condition and Results of Operations as reported in our Quarterly Report on Form 10-Q attached hereto as Appendix D, in each case in the section thereof entitled “Quantitative and Qualitative Disclosures About Market Risk.”

Approval Requirement and Board of Directors Recommendation

The approval of the Series T Proposal requires the affirmative vote of the holders of two-thirds of the issued and outstanding shares of Series A Preferred Stock (and, therefore, the holders of two-thirds of the Series A depositary shares). The board believes that the advantages of the Series T Proposal outweigh the possible disadvantages. Accordingly, the board has unanimously approved the Series T Proposal and unanimously recommends approval by Series A depositary shareholders.

The board of directors unanimously recommends that the Series A depositary shareholders instruct IST, as the depository, to vote the Series A Preferred Stock “FOR” the Series T Proposal.

PROPOSAL 2

Granting of authority to adjourn, postpone or continue the special meeting if necessary or appropriate to permit further solicitation of instruction voting cards if there are not sufficient votes at the time of the special meeting to approve the Series T Proposal
(the “Adjournment Proposal”)

Description of the Proposal

If at the special meeting the number of shares of the Series A Preferred Stock present or represented and voting in favor of the Series T Proposal is insufficient to approve the Series T Proposal, we may move to adjourn, postpone or continue the special meeting in order to enable our board to continue to solicit additional voting instruction cards in favor of the Series T Proposal. In that event, the depository will then be asked to vote only upon the adjournment, postponement or continuation proposal and not the Series T Proposal.

We are asking the holders of the Series A depositary shares to authorize the depository to vote the Series A Preferred Stock in favor of adjourning, postponing or continuing the special meeting and any later adjournments. If the adjournment, postponement or continuation proposal is approved, we could adjourn, postpone or continue the special meeting, and any adjourned session of the special meeting, to use the additional time to solicit additional voting instruction cards in favor of the Series T Proposal, including the solicitation from the Series A depositary shareholders who have previously voted against such proposal. Among other things, approval of the adjournment, postponement or continuation proposal could mean that, even if holders of depositary shares instruct the depository to vote against the Series T Proposal, we could adjourn, postpone or continue the special meeting without a vote on the Series T Proposal and seek to convince the holders of those depositary shares to change their voting instruction cards so that the depository could vote the Series A Preferred Stock representing their Series A depositary shares in favor of the Series T Proposal.

The adjournment, postponement or continuation proposal requires that holders of more of the Series A depositary shares vote in favor of the adjournment, postponement or continuation proposal than vote against the proposal. Accordingly, abstentions and broker non-votes will have no effect on the outcome of this proposal. No voting instruction card that is specifically marked AGAINST the Series T Proposal will be voted in favor of the adjournment, postponement or continuation proposal, unless it is specifically marked FOR the Adjournment Proposal.

Our board of directors believes that if the number of shares of its Series A Preferred Stock present or represented at the special meeting and voting in favor of the Series T Proposal is insufficient to approve the proposal, it is in the best interests of the holders of the Series A depositary shares to enable the board, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve the Series T Proposal.

Approval Requirement and Board of Directors Recommendation

Approval of the proposal to grant the depository the authority to vote to adjourn, postpone or continue the special meeting will require the affirmative vote of the majority of the votes cast at the special meeting, (and, therefore, a majority of the Series A depositary shares represented by completed voting instruction cards), even if less than a quorum is represented. The board unanimously recommends the approval of this proposal.

The board of directors unanimously recommends that the holders of the Series A depositary shares instruct IST, as the depository, to vote the Series A Preferred Stock “FOR” the Adjournment Proposal.

Share Ownership of Certain Beneficial Owners, Directors and Executive Officers

The following table shows beneficial ownership of Midwest’s as of November 7, 2008 by (i) each director of Midwest, (ii) each named executive officer of Midwest, and (iii) all directors and executive officers as a group, and (iiii) beneficial owners of 5% or more of the outstanding Series A depositary shares as of November 7, 2008.

Amount and Nature of
	Beneficial	Percent of Class
Directors	Ownership(1)	(if 1% or Greater)

Homer J. Livingston, Jr.	1,000	—
James J. Giancola	5,000	—
Percy L. Berger	—	—
Angelo DiPaolo	—	—
Barry I. Forrester	—	—
J.J. Fritz	—	—
Robert J. Genetski	—	—
Gerald F. Hartley	—	—
Dennis O’Hara	—	—
Joseph Rizza	—	—
Thomas A. Rosenquist	5,500	—
E.V. Silveri	—	—
Kenneth Velo	—	—

Named Executive Officers

Kelly O’Keefe	—	—
Brogan M. Ptacin	—	—
JoAnn Lilek	—	—
Directors and Executive Officers as a Group (16 Persons)	11,500	—

% owners

Financial and Investment Management Group(2)
Traverse City, Michigan	142,744	9.52%

(1)	Pursuant to the regulations of the Securities and Exchange Commission, an individual is considered to “beneficially own” shares of common stock if he or she directly or indirectly has or shares (a) the power to vote or direct the voting of the shares; or (b) investment power with respect to the shares, which includes the power to disclose of or direct the disposition of shares. Unless otherwise indicated in a footnote below, each individual holds sole voting and investment authority with respect to the shares listed.

(2)	Based upon a Schedule 13G filed on February 20, 2008 with the Securities and Exchange Commission. Financial and Investment Management Group disclaims beneficial ownership of these depositary shares.

Additional Information

Stockholder Proposals

To be considered for inclusion in our proxy and form of proxy relating to the 2009 annual meeting of stockholders, a stockholder proposal must be received prior to December 9, 2008, by the president of the Midwest at the address set forth on the first page of this proxy statement. Any such proposal will be subject to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”).

Notice of Business to Be Conducted at the Annual Meeting

Under our by-laws, the only business which may be conducted at an annual meeting of stockholders is that business brought before the meeting by the board of directors or by any stockholder who is entitled to vote and who has complied with the notice procedures set forth in our by-laws. For business to be brought before an annual meeting by a stockholder, the stockholder must be a stockholder of record and must have given timely notice in writing to our president. For the 2009 annual meeting, a stockholder must give written notice to the president of Midwest by January 11, 2009; provided, however, that, in the event less than 130 days notice or prior public disclosure that the date of the 2009 annual meeting will be held on a date other than May 6, 2009, notice by the stockholder to be timely must be so delivered not later than ten days after the earlier of the date of the notice of the meeting or public disclosure of the date of the meeting.

A stockholder’s notice to our president must set forth as to each matter the stockholder proposes to bring before the annual meeting:

•	a brief description of the matter the stockholder desires to present,

•	the name and record address of the stockholder who proposed such matter,

•	the class and number of shares of our capital stock that are beneficially owned by the stockholder and

•	any material interest of such stockholder in such business.

Our by-laws provide that nominations for election to the board of directors may be made only by the board of directors or by stockholder entitled to vote for the election of directors who complies with the notice procedures set forth in the by-laws described above.

In addition to the information described above, the stockholder’s notice must set forth, as to each person the stockholder proposes to nominate for election or re-election as a director, his or her name and qualifications, including all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

These requirements apply to any matter that a stockholder wishes to raise at an annual meeting, including those matters raised other than pursuant to the procedures of Rule 14a-8 under the Exchange Act. We are not required to include in our proxy statement or the proxy relating to any annual meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

Cautionary Statement Concerning Forward-Looking Information

This proxy statement contains forward-looking statements that involve risks, uncertainties, and assumptions. Forward-looking statements are not guarantees of performance. If the risks or uncertainties ever materialize or the assumptions prove incorrect, the results and financial condition of Midwest and its consolidated subsidiaries may differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Forward-looking statements may be identified by, among other things, expressions of beliefs or expectations that certain events may occur or are anticipated, and projections or statements of expectations. Risks, uncertainties, and assumptions relating to forward-looking statements include the occurrence of any event, change or other circumstance that could result in Midwest’s failure to sell the Series T Preferred Stock to the U.S. Treasury, general business and economic conditions, changes in fiscal and monetary policies, increased competition, changes in customers’ preferences for types and sources of financial services, the timely development and acceptance of new products and services, increased costs of operation (including increased funding costs), changes in laws and regulation that govern Midwest’s operations, increases in credit risks and losses, loss of key personnel, unforeseen liabilities arising from current or prospective claims or litigation, the inability to execute expansion plans, errors in the application of critical accounting policies, unanticipated adverse decisions by tax authorities, the inability to pay dividends, lack of marketability of Midwest’s stock, and the effect of certain organizational anti-takeover provisions. Midwest assumes no obligation, and does not intend, to update these forward-looking statements.

Where You May Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC” or the “Commission”). You may read and copy any reports, proxy statements or other information filed by Midwest at the Commission’s public reference room in Washington, D.C., which is located at the following address: Public Reference Room, 100 F Street N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission at this address. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Commission’s public reference rooms. Reports, proxy statements and other information filed by Midwest are also available to the public from document retrieval services on the Internet at the Commission’s website at “http://www.sec.gov.” Midwest’s SEC filings are also available and at the Commission’s Internet website (http://www.sec.gov). Midwest’s filings with the Commission are also available at its website at www.midwestbank.com and the offices of the Nasdaq Global Market. For further information on obtaining copies of our public filings at the Nasdaq Global Market, you should call (212) 656-5060 or visit the Nasdaq Global Market website http://www.nasdaq.com.

We will furnish a copy of our Annual Report on Form 10-K for fiscal year 2007, as filed with the SEC, including the financial statements and attached Schedules, upon written or telephone request. We reserve the right to require payment of a reasonable fee in exchange for furnishing any related exhibit, which fee shall be limited to our reasonable expenses in furnishing such exhibit. Requests for such materials should be directed to:

JoAnn Sannasardo Lilek
Executive Vice President and Chief Financial Officer
Midwest Banc Holdings, Inc.
501 West North Avenue
Melrose Park, Illinois 60160
(708) 865-1053

By Order of the board of directors

JoAnn Sannasardo Lilek
Secretary

Melrose Park, Illinois
November 21, 2008

YOU ARE REQUESTED TO SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING VOTING INSTRUCTION CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.

Appendix A

Audited Consolidated Financial Statements (including Notes thereto) at December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, as included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

MIDWEST BANC HOLDINGS, INC.

CONSOLIDATED FINANCIAL STATEMENTS
CONTENTS

MIDWEST BANC HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2007	2006
	(In thousands, except share and per share data)

ASSETS
Cash	$70,111	$91,630
Federal funds sold and other short-term investments	14,388	8,902

Total cash and cash equivalents	84,499	100,532
Securities available-for-sale, at fair value	710,881	589,981
Securities held-to-maturity, at amortized cost (fair value: $36,912 at December 31, 2007 and $44,687 at December 31, 2006).	37,601	45,931

Total securities	748,482	635,912
Federal Reserve Bank and Federal Home Loan Bank stock, at cost	29,264	23,592
Loans held for sale	—	2,672
Loans	2,474,327	1,946,816
Allowance for loan losses	(26,748)	(23,229)

Net loans	2,447,579	1,923,587
Cash surrender value of life insurance	81,166	65,220
Premises and equipment, net	41,821	21,960
Foreclosed properties	2,220	2,640
Core deposit and other intangibles, net	17,044	11,273
Goodwill	160,407	79,488
Other assets	80,300	75,170

Total assets	$3,692,782	$2,942,046

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits
Noninterest-bearing	$321,317	$276,381
Interest-bearing	2,136,831	1,681,429

Total deposits	2,458,148	1,957,810
Federal funds purchased	81,000	66,000
Securities sold under agreements to repurchase	283,400	201,079
Advances from the Federal Home Loan Bank	323,439	319,883
Junior subordinated debentures	60,724	65,812
Notes payable	72,500	—
Due to broker	1,539	—
Other liabilities	36,868	44,220

Total liabilities	3,317,618	2,654,804

Commitments and contingencies (see note 19)
Stockholders’ Equity
Preferred stock, $0.01 par value, $2,500 liquidation preference, 1,000,000 shares authorized; 17,250 shares issued and outstanding at December 31, 2007 and none issued at December 31, 2006	—	—
Common stock, $0.01 par value, 64,000,000 shares authorized; 29,275,687 shares issued and 27,803,794 outstanding at December 31, 2007 and 25,504,095 shares issued and 24,663,417 outstanding at December 31, 2006	293	255
Additional paid-in capital	300,762	200,797
Retained earnings	102,762	97,807
Accumulated other comprehensive loss	(13,917)	(6,273)
Treasury stock, at cost (1,471,893 shares at December 31, 2007 and 840,678 shares at December 31, 2006)	(14,736)	(5,344)

Total stockholders’ equity	375,164	287,242

Total liabilities and stockholders’ equity	$3,692,782	$2,942,046

See accompanying notes to consolidated financial statements.

MIDWEST BANC HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2007	2006	2005
	(In thousands, except per share data)

Interest income
Loans	$155,044	$123,854	$79,900
Loans held for sale	89	125	47
Securities
Taxable	34,787	30,325	29,429
Exempt from federal income taxes	2,269	3,570	1,248
Trading securities	2	189	388
Dividend income from Federal Reserve Bank and Federal Home Loan Bank stock	839	693	727
Federal funds sold and other short-term investments	839	506	505

Total interest income	193,869	159,262	112,244

Interest expense
Deposits	76,692	57,518	34,067
Federal funds purchased	1,829	1,526	1,016
Securities sold under agreements to repurchase	11,302	10,387	6,213
Advances from the Federal Home Loan Bank	14,769	9,808	5,701
Junior subordinated debentures	5,275	4,741	3,791
Notes payable	1,370	—	9

Total interest expense	111,237	83,980	50,797

Net interest income	82,632	75,282	61,447
Provision for loan losses	4,891	12,050	2,589

Net interest income after provision for loan losses	77,741	63,232	58,858

Noninterest income
Service charges on deposit accounts	6,697	5,733	5,139
Net gains (losses) on securities transactions	32	(153)	(17,440)
Net trading profits	—	624	413
Gains on sale of loans	443	760	357
Insurance and brokerage commissions	2,287	1,990	1,519
Trust	1,857	919	303
Increase in cash surrender value of life insurance	3,063	2,394	1,765
Life insurance benefit	—	—	789
Gain on extinguishment of debt	—	1,250	—
Other	1,098	1,034	910

Total noninterest income	15,477	14,551	(6,245)

Noninterest expense
Salaries and employee benefits	42,215	34,476	26,693
Occupancy and equipment	9,482	7,076	5,584
Professional services	5,470	4,971	4,723
Loss on extinguishment of debt	—	—	13,125
Marketing	2,309	2,049	1,755
Foreclosed properties	34	311	2,551
Amortization of intangible assets	1,918	1,223	1,193
Merger related	1,312	1,595	—
Other	8,655	6,914	4,903

Total noninterest expense	71,395	58,615	60,527

Income (loss) before income taxes and discontinued operations	21,823	19,168	(7,914)
Provision (benefit) for income taxes	3,246	1,422	(6,325)

Income (loss) from continuing operations	18,577	17,746	(1,589)

Discontinued operations
Income from discontinued operations before income taxes	—	—	9,236
Provision for income taxes	—	—	1,703

Income from discontinued operations	—	—	7,533

Net income	18,577	17,746	5,944

Preferred stock dividends	(204)	—	—

Net income available to common stockholders	$18,373	$17,746	$5,944

Basic earnings per share from continuing operations	$0.72	$0.76	$(0.08)

Basic earnings per share from discontinued operations	—	—	0.38

Basic earnings per share	0.72	0.76	0.30

Diluted earnings per share from continuing operations	0.72	0.75	(0.08)

Diluted earnings per share from discontinued operations	—	—	0.38

Diluted earnings per share	0.72	0.75	0.30

Cash dividends declared per common share	0.52	0.51	0.48

See accompanying notes to consolidated financial statements

MIDWEST BANC HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

						Accumulated
						Other		Total
	Preferred	Common		Retained	Restricted	Comprehensive	Treasury	Stockholders’
	Stock	Stock	Surplus	Earnings	Stock	Income (Loss)	Stock	Equity
	(In thousands, except share and per share data)

Balance, December 31, 2004	$—	$187	$65,781	$95,829	$(2,642)	$(16,457)	$(5,275)	$137,423
Cash dividends declared ($0.48 per share)	—	—	—	(9,652)	—	—	—	(9,652)
Issuance of 3,450,000 shares of stock, net of issuance costs	—	34	67,901	—	—	—	—	67,935
Issuance of common stock upon exercise of 397,051 stock options, net of tax benefits	—	—	606	—	—	—	4,146	4,752
Issuance of 63,700 shares of restricted stock, net of forfeiture		—	569	—	(1,244)	—	675	—
Stock-based compensation expense	—	—	—	—	873	—	—	873
Comprehensive income
Net income	—	—	—	5,944	—	—	—	5,944
Net increase in fair value of securities classified as available-for-sale, net of income taxes and reclassification adjustments	—	—	—	—	—	8,851	—	8,851

Total comprehensive income								14,795

Balance, December 31, 2005	—	221	134,857	92,121	(3,013)	(7,606)	(454)	216,126
Cash dividends declared ($0.51 per share)	—	—	—	(12,060)	—	—	—	(12,060)
Issuance of 2,865,933 shares of stock upon acquisition	—	29	63,738	—	—	—	—	63,767
Issuance of common stock upon exercise of 151,894 stock options, net of tax benefits	—	2	2,551	—	—	—	—	2,553
Purchase of 204,188 treasury shares	—	—	—	—	—	—	(4,770)	(4,770)
Reclassification of restricted stock in conjunction with the adoption of FAS 123(R)	—	—	(3,013)	—	3,013	—	—	—
Issuance of 347,179 shares of restricted stock	—	3	(3)	—	—	—	—	—
Forfeiture of 9,250 shares of restricted stock	—	—	120	—	—	—	(120)	—
Stock-based compensation expense	—	—	2,547	—	—	—	—	2,547
Comprehensive income
Net income	—	—	—	17,746	—	—	—	17,746
Net increase in fair value of securities classified as available-for-sale, net of income taxes and reclassification adjustments	—	—	—	—	—	1,333	—	1,333

Total comprehensive income								19,079

Balance, December 31, 2006	—	255	200,797	97,807	—	(6,273)	(5,344)	287,242
Cash dividends declared ($0.52 per share) on common stock	—	—	—	(13,418)	—	—	—	(13,418)
Cash dividends declared ($11.84 per share) on preferred stock	—	—	—	(204)	—	—	—	(204)
Issuance of 17,250 shares of preferred stock, net of issuance costs	—	—	41,441	—	—	—	—	41,441
Issuance of 3,680,725 shares of stock upon acquisition	—	37	54,953	—	—	—	—	54,990
Issuance of common stock upon exercise of 36,443 stock options, net of tax benefits	—	—	429	—	—	—	—	429
Purchase of 661,500 treasury shares	—	—	—	—	—	—	(9,392)	(9,392)
Issuance of 59,700 shares of restricted stock	—	1	(1)	—	—	—	—	—
Stock-based compensation expense	—	—	3,143	—	—	—	—	3,143
Comprehensive income
Net income	—	—	—	18,577	—	—	—	18,577
Net decrease in fair value of securities classified as available-for-sale, net of income taxes and reclassification adjustments	—	—	—	—	—	(7,644)	—	(7,644)

Total comprehensive income								10,933

Balance, December 31, 2007	$—	$293	$300,762	$102,762	$—	$(13,917)	$(14,736)	$375,164

See accompanying notes to consolidated financial statements.

MIDWEST BANC HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2007	2006	2005
	(In thousands)

Cash flows from continuing operating activities
Net income	$18,577	$17,746	$5,944
(Income) loss from discontinued operations	—	—	(7,533)
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	3,288	2,546	2,324
Provision for loan losses	4,891	12,050	2,589
Amortization of other intangibles	912	933	429
Proceeds from sales of trading securities, net	—	624	597
Amortization of premiums and discounts on securities, net	819	832	1,967
Realized (gain) loss on sales of available-for-sale securities	(32)	153	17,440
Net gain on sales of trading securities	—	(624)	(413)
Net gain on sales of mortgage loans	(443)	(760)	(357)
Originations of loans held for sale	(40,800)	(61,163)	(27,302)
Proceeds from sales of loans held for sale	43,915	61,163	26,083
Increase in cash surrender value of life insurance	(3,063)	(2,394)	(1,765)
Life insurance benefit	—	—	(789)
Deferred income taxes	(323)	5,373	2,685
Loss (gain) on sale of other real estate, net	12	—	(89)
Amortization of unearned stock based compensation	3,085	2,501	873
Change in other assets	7,602	(15,943)	(25,927)
Change in other liabilities	(14,569)	10,978	3,780

Net cash provided by continuing operating activities	23,871	34,015	536

Cash flows from continuing investing activities
Sales of securities available-for-sale	189,495	101,730	357,303
Redemption of Federal Reserve Bank and Federal Home Loan Bank stock	499	1,427	148
Sales of securities held-to maturity	2,039	—	—
Maturities of securities available-for-sale	93,571	16,500	123,070
Principal payments on securities available-for-sale	69,254	77,164	56,122
Purchases of securities available-for-sale	(428,468)	(80,771)	(793,034)
Purchases of Federal Reserve Bank and Federal Home Loan Bank stock	(3,128)	(8,931)	(979)
Purchases of securities held-to-maturity	—	—	(1,010)
Maturities of securities held-to-maturity	430	4,435	3,635
Principal payments on securities held-to-maturity	5,665	8,829	26,081
Purchase of mortgage loans	(5,776)	(10,014)	—
Loan originations and principal collections, net	(85,378)	(98,312)	(257,360)
Proceeds from sale/leaseback of branch property	—	4,403	—
Disposition of subsidiary, net	—	—	35,621
Cash paid, net of cash and cash equivalents in acquisition	(71,658)	(41,044)	—
Proceeds from sale of other real estate	225	8,779	1,350
Return of life insurance premium and benefit	—	—	1,351
Investment in life insurance	—	(5,926)	—
Additions to property and equipment	(3,869)	(5,178)	(1,083)

Net cash used in continuing investing activities	(237,099)	(26,909)	(448,785)

Cash flows from continuing financing activities
Net increase (decrease) in deposits	29,324	(32,218)	21,738
Issuance of junior subordinated debt owed to unconsolidated trusts, net of debt issuance costs	—	—	20,619
Payments of junior subordinated debt owed to unconsolidated trusts	(15,000)	—	(20,619)
Proceeds from borrowings	192,500	365,000	152,000
Repayments on borrowings	(120,000)	(200,000)	(123,500)
Common cash dividends paid	(13,004)	(11,439)	(9,164)
Preferred cash dividends paid	(204)	—	—
Change in federal funds purchased and securities sold under agreements to repurchase	91,151	(95,729)	185,923
Issuance of common stock	—	—	68,453
Issuance of preferred stock	41,441	—	—
Repurchase of common stock	(9,392)	(4,770)	—
Proceeds from issuance of treasury stock under stock option plan	378	1,983	4,374

Net cash provided by (used in) continuing financing activities	197,194	22,827	299,824

MIDWEST BANC HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	Year Ended December 31,
	2007	2006	2005
	(In thousands)

Cash flows from discontinued operations
Net cash provided by operating activities of discontinued operations	—	—	4,641
Net cash used in investing activities of discontinued operations	—	—	(29,161)
Net cash provided by financing activities of discontinued operations	—	—	113

Net cash used in discontinued operations	—	—	(24,407)

(Decrease) increase in cash and cash equivalents	(16,034)	29,933	(172,832)
Cash and cash equivalents at beginning of year(1)	100,532	70,599	243,431

Cash and cash equivalents at end of year	$84,499	$100,532	$70,599

(1) Includes following balances from discontinued operations	$—	$—	$24,407
Supplemental disclosures
Cash paid during the year for:
Interest	$109,483	$80,191	$54,494
Income taxes	10,100	2,811	3,219
Dividends declared not paid	$3,672	$3,258	$2,638
Acquisition
Noncash assets acquired	$624,270	$619,835	$—
Liabilities assumed	497,622	$515,024	$—

Net noncash assets acquired	$126,648	$104,811	$—

Cash and cash equivalents acquired	$10,066	$24,363	$—

See accompanying notes to consolidated financial statements.

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 —	Nature of Operations

Midwest Banc Holdings, Inc. (the “Company”) is a bank holding company organized under the laws of the State of Delaware. Through its commercial bank and non-bank subsidiaries, the Company provides a full line of financial services to corporate and individual customers located in the greater Chicago metropolitan area. These services include demand, time, and savings deposits; lending; brokerage and insurance products; and trust services. While the Company’s management monitors the revenue streams of the various products and services, operations are managed and financial performance is evaluated on a Company-wide basis. The Company operates in one business segment, community banking, providing a full range of services to individual and corporate customers. The following disclosures are all related to continuing operations. The Company acquired Northwest Suburban Bancorp., Inc. and Royal American Corporation effective October 1, 2007 and July 1, 2006, respectively. See Note 3 — Business Combinations for more details. The Company sold Midwest Bank of Western Illinois, one of its wholly owned subsidiaries, on September 30, 2005. This divestiture is accounted for in the accompanying financial statements as discontinued operations. See Note 4 — Discontinued Operations for more details.

Note 2 —	Summary of Significant Accounting Policies

Basis of Presentation:  The consolidated financial statements of the Company include the accounts of the Company and its wholly owned subsidiary, Midwest Bank and Trust Company (the “Bank”). Included in the Bank are its wholly owned subsidiaries MBTC Investment Company, Midwest Funding, L.L.C., and Midwest Financial and Investment Services, Inc. (formerly known as Royal American Investment Services, Inc.). Significant intercompany balances and transactions have been eliminated.

Use of Estimates:  The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to change are the allowance for loan losses, income taxes, and the fair value of financial instruments.

Cash and Cash Equivalents:  Cash and cash equivalents include cash, deposits with other financial institutions under 90 days, and federal funds sold. The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was $5.7 million at December 31, 2007.

Securities:  Securities are classified as held-to-maturity when the Company has the ability and the positive intent to hold those securities to maturity. Accordingly, they are stated at cost adjusted for amortization of premiums and accretion of discounts. Securities are classified as available-for-sale when the Company may decide to sell those securities due to changes in market interest rates, liquidity needs, changes in yields or alternative investments, and for other reasons. They are carried at fair value with unrealized gains and losses, net of taxes, reported in other comprehensive income. Interest income is reported net of amortization of premium and accretion of discount. Realized gains and losses on disposition of securities available-for-sale are based on the net proceeds and the adjusted carrying amounts of the securities sold, using the specific identification method. Trading securities are carried at fair value. Realized and unrealized gains and losses on trading securities are recognized in the statement of income as they occur. No trading securities were held at December 31, 2007 or 2006. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary, if any, are reflected in earnings as realized losses. In estimating other-than-temporary losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Loans:  Loans are reported net of the allowance for loan losses and deferred fees. Impaired loans are carried at the present value of expected future cash flows or the fair value of the related collateral, if the loan is considered to be collateral dependent. Interest on loans is included in interest income over the term of the loan based upon the principal balance outstanding. The accrual of interest on loans is discontinued at the time the loan becomes 90 days past due unless the credit is well-secured and in process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not collected for loans that are placed on nonaccrual is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Deferred Loan Fees and Costs:  Loan origination fees and origination costs are deferred and amortized over the life of the loan as an adjustment to yield.

Allowance for Loan Losses:  The allowance for loan losses represents management’s estimate of probable credit losses inherent in the loan portfolio. Estimating the amount of the allowance for loan losses requires significant judgment and the use of estimates related to the amount and timing of expected future cash flows on impaired loans, estimated losses on pools of homogeneous loans based on historical loss experience, and consideration of current economic trends and conditions, all of which may be susceptible to significant change. Loan losses are charged off against the allowance, while recoveries of amounts previously charged off are credited to the allowance. A provision for loan losses is charged to operations based on management’s periodic evaluation of the factors previously mentioned, as well as other pertinent factors.

The Company’s methodology for determining the allowance for loan losses represents an estimation pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 5, “Accounting for Contingencies,” and SFAS No. 114, “Accounting by Creditors for Impairment of a Loan.” The allowance reflects expected losses resulting from analyses developed through specific credit allocations for individual loans and historical loss experience for each loan category. The specific credit allocations are based on regular analyses of commercial, commercial real estate and agricultural loans over $300,000 where the internal credit rating is at or below a predetermined classification. These analyses involve a high degree of judgment in estimating the amount of loss associated with specific loans, including estimating the amount and timing of future cash flows and collateral values. The allowance for loan losses also includes consideration of concentrations and changes in portfolio mix and volume, and other qualitative factors. In addition, regulatory agencies, as an integral part of their examinations, may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

There are many factors affecting the allowance for loan losses; some are quantitative while others require qualitative judgment. The process for determining the allowance includes subjective elements and, therefore, may be susceptible to significant change. To the extent actual outcomes differ from management estimates, additional provision for loan losses could be required that could adversely affect earnings or financial position in future periods.

A loan is impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of a similar nature such as residential mortgage and consumer loans and on an individual basis for other loans that exceed a set threshold. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

Cash Surrender Value of Life Insurance:  The Company has purchased life insurance policies on certain executive and other officers. Life insurance is recorded at its cash surrender value or the amount that can be realized.

Premises and Equipment:  Premises and equipment are stated at cost, less accumulated depreciation and amortization. Provisions for depreciation and amortization, included in operating expenses, are computed on the

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

straight-line method over the estimated useful lives of the assets ranging from three to thirty-nine years. The cost of maintenance and repairs is charged to income as incurred; significant improvements are capitalized.

Foreclosed Properties:  Real estate acquired in settlement of loans is recorded at fair value when acquired, establishing a new cost basis. Expenditures that increase the fair value of properties are capitalized as an adjustment to the cost basis. If fair value declines below the cost basis, a valuation allowance is recorded through expense.

Core Deposit and Other Intangibles:  Other intangible assets consist of core deposit and acquired customer relationship intangible assets arising from whole bank, branch, and non-bank acquisitions. They are initially measured at fair value and then are amortized on an accelerated method over their estimated useful lives.

Goodwill:  Goodwill results from business acquisitions and represents the excess of the purchase price over the fair value of acquired net tangible assets and identifiable intangible assets. Goodwill is not amortized but assessed at least annually for impairment, and any such impairment is recognized in the period it is identified. There was no goodwill impairment as of December 31, 2007.

Income Taxes:  Deferred tax assets and liabilities are recognized for temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities. Deferred taxes are recognized for the estimated taxes ultimately payable or recoverable based on enacted tax laws. Changes in enacted tax rates and laws are reflected in the financial statements in the periods they occur. Deferred tax assets are reduced by a valuation allowance when, in the judgment of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Securities Sold Under Agreements to Repurchase:  All securities sold under agreements to repurchase represent amounts advanced by various primary dealers. Securities are pledged to secure these liabilities.

Transfers of Financial Assets:  Transfers of financial assets are accounted for as sales only when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Fair Value of Financial Instruments and Derivatives:  Fair values of financial instruments, including derivatives, are estimated using relevant market information and other assumptions. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. There is no readily available market for a significant portion of the Company’s financial instruments. Accordingly, fair values are based on various factors relative to expected loss experience, current economic conditions, risk characteristics, and other factors. The assumptions and estimates used in the fair value determination process are subjective in nature and involve uncertainties and significant judgment. As a consequence, fair values cannot be determined with precision. Changes in assumptions or in market conditions could significantly affect these estimates.

Stock Compensation:  Employee compensation cost relating to share-based payment transactions, including grants of employee stock options and restricted stock awards, are measured at fair value and recognized in the financial statements as prescribed by SFAS No. 123(R), “Share-Based Payment.” The Company adopted SFAS No. 123(R) in 2006 using the modified prospective method. Employee compensation expense for stock options and restricted stock granted is recorded in the consolidated income statement based on the grant’s vesting schedule. Forfeitures of stock options and restricted stock grants are estimated for those grants where the requisite service is not expected to be rendered. The grant-date fair value for each stock options grant is calculated using the Black-Scholes option pricing model.

Comprehensive Income:  Comprehensive income includes both net income and other comprehensive income elements, including the change in unrealized gains and losses on securities available-for-sale, net of tax.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Earnings Per Common Share:  Basic earnings per common share is net income available to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options and restricted stock awards as well as under the “if converted” method for the noncumulative redeemable convertible perpetual preferred stock. Earnings and dividends per share are restated for all stock splits and dividends through the date of issue of the financial statements.

Dividend Restriction:  Banking regulations require the Company and the Bank to maintain certain capital levels and may limit the dividends paid by the Bank to the Company or by the Company to stockholders.

Reclassifications:  Certain items in the prior year financial statements were reclassified to conform to the current year’s presentation. Such reclassifications had no effect on net income.

Accounting Pronouncements:

In June 2006, the Financial Accounting Standards Board (“FASB”) released FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting and reporting for uncertainties in the application of income tax laws, providing a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of income tax positions taken or expected to be taken in income tax returns. The Company’s adoption of FIN 48 on January 1, 2007 did not have a material impact on the Company’s consolidated financial position and results of operations. See Note 23 — Income Taxes for more details.

In September 2006, FASB issued SFAS No. 157, “Fair Value Measurements,” which defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. SFAS No. 157 applies to other accounting pronouncements that require or permit fair value measurements where FASB had previously concluded in those pronouncements that fair value is the relevant measurement attribute. Accordingly, SFAS No. 157 does not require any new financial assets or liabilities to be measured at fair value. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 (January 1, 2008 for the Company), and interim periods within those fiscal years. The Company has determined that the adoption of SFAS No. 157 will not have a material effect on its results of operations or financial position.

In February 2007, FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of SFAS No. 115,” which creates a fair value option allowing an entity to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and financial liabilities, with changes in fair value recognized in earnings as they occur. SFAS No. 159 also requires an entity to report those financial assets and financial liabilities measured at fair value in a manner that separates those reported fair values from the carrying amounts of assets and liabilities measured using another measurement attribute on the face of the statement of financial position. Lastly, SFAS No. 159 requires an entity to provide information that would allow users to understand the effect on earnings due to changes in the fair value on those instruments selected for the fair value election. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007 (January 1, 2008 for the Company). The Company has not elected to use the fair value option under SFAS No. 159.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” to provide guidance in the process of quantifying financial statement misstatements. SAB No. 108 requires registrants to quantify an error under two methods: (1) quantify the misstatement based on the amount of the error originating in the current-year income statement (“Rollover Approach”) and (2) quantify the misstatement based on the effects of correcting the misstatement existing in the balance sheet at the end of the current-year irrespective of the misstatement’s year(s) origination (“Iron Curtain Approach”). Consequently, a registrant’s financial statements would require adjustment when either approach results in quantifying a misstatement that is material, after considering all relevant quantitative and qualitative factors. SAB No. 108 was effective for financial statements

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

issued for fiscal years ending after November 15, 2006. The application of SAB No. 108 as of January 1, 2007 did not have any impact on the Company’s results of operations or financial position.

In December 2007, FASB issued SFAS No. 141R, “Business Combinations,” which replaces the current standard on business combinations, modifies the accounting for business combinations and requires, with limited exceptions, the acquirer in a business combination to recognize all of the assets acquired, liabilities assumed, and any noncontrolling interests in the acquiree at the acquisition-date fair value. SFAS No. 141R also requires certain contingent assets and liabilities acquired as well as contingent consideration to be recognized at fair value. In addition, the statement requires payments to third parties for consulting, legal, audit, and similar services associated with an acquisition to be recognized as expenses when incurred rather than capitalized as part of the business combination. SFAS No. 141R is effective for fiscal years beginning on or after December 15, 2008 and early adoption is not permitted.

Note 3 —	Business Combinations

Northwest Suburban Bancorp, Inc.

On October 1, 2007, the Company acquired Northwest Suburban Bancorp, Inc. (“Northwest Suburban”), in a cash and stock merger transaction. The agreement and plan of merger provided that the Company’s stock comprise up to 45% of the purchase price, at an exchange ratio of 2.4551 shares of Company common stock for each Northwest Suburban common share, and that the remainder be paid in cash at the rate of $42.75 for each share of Northwest Suburban common stock. The Company issued 3.7 million shares of common stock, paid $81.2 million in cash, and incurred $414,000 in acquisition costs which were capitalized for a total purchase price of $136.7 million at the closing on October 1, 2007. The Company used the proceeds from a $75.0 million term note it has under a borrowing facility with a correspondent bank to pay for a portion of the cash requirement of the acquisition. The term note has an initial rate of one-month LIBOR plus 140 basis points and matures on September 28, 2010. Northwest Suburban was merged into the Company, thus canceling 100% of Northwest Suburban’s voting shares outstanding.

The acquisition of Northwest Suburban constituted a business combination under SFAS No. 141, “Business Combinations,” and was accounted for using the purchase method. Accordingly, the purchase price was allocated to the respective assets acquired and liabilities assumed based on their estimated fair values on the date of acquisition. The excess of purchase price over the fair value of net assets acquired was recorded as goodwill, which is not deductible for tax purposes. The purchase price allocation, as of December 31, 2007, is subject to revision in future periods, including adjustments that may be necessary upon the filing of final tax returns for Northwest Suburban. The results of operations of Northwest Suburban have been included in the Company’s results of operations since October 1, 2007, the date of acquisition.

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following are the adjustments made to record the transaction and to adjust Northwest Suburban’s assets and liabilities to their estimated fair values at acquisition.

(In thousands)

Purchase price of Northwest Suburban:
Market value of the Company’s stock issued	$55,137
Cash paid	81,163

Total consideration	136,300
Capitalized costs	414

Total cost	$136,714

Historical net assets of Northwest Suburban	$52,388
Fair market value adjustments:
Securities available-for-sale	(323)
Loans	(970)
Goodwill	80,550
Core deposit intangible	8,061
Premises and equipment	1,726
Deposits	(2,140)
Severance	(88)
Deferred taxes on purchase accounting adjustment	(2,490)

Total adjustments to record the transaction	$136,714

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following are the assets acquired and liabilities assumed from Northwest Suburban at October 1, 2007 including the adjustments made to record the transaction and to adjust the assets and liabilities to their estimated fair values.

		Fair Market
	Northwest	Value	As
	Suburban	Adjustment	Adjusted
	(In thousands)

Assets acquired:
Cash and cash equivalents	$10,066	$—	$10,066
Securities available-for-sale	57,920	(323)	57,597
Federal Reserve Bank and Federal Home Loan Bank stock	1,503	—	1,503
Loans, net	437,452	(970)	436,482
Cash value of life insurance	12,884	—	12,884
Premises and equipment, net	17,553	1,726	19,279
Core deposit intangible, net	—	8,061	8,061
Goodwill	—	80,550	80,550
Other assets	7,914	—	7,914

Total assets acquired	545,292	89,044	634,336

Liabilities assumed:
Deposits	468,520	2,140	470,660
Federal funds purchased	6,170	—	6,170
Advances from the Federal Home Loan Bank	3,500	—	3,500
Junior subordinated debentures	10,310	—	10,310
Other liabilities (including severance)	4,404	2,578	6,982

Total liabilities assumed	492,904	4,718	497,622

Assets acquired less liabilities assumed	$52,388	$84,326	$136,714

Statement of Position 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer” (“SOP 03-3”) addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities acquired in a transfer if those differences are attributable, at least in part, to credit quality. It includes loans acquired in purchase business combinations and applies to all nongovernmental entities. SOP 03-3 does not apply to loans originated by the Company. The Company’s assessment identified $5.9 million in acquired loans to which the application of the provisions of SOP 03-3 was required. As a result of the application of SOP 03-3, the Company recorded purchase accounting adjustments reflecting a reduction in loans of $2.0 million related to acquired impaired loans, thus reducing the carrying value of these loans to $3.9 million as of December 31, 2007.

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following is the carrying value by category as of December 31, 2007:

(In thousands)

Commercial	$726
Construction	211
Commercial real estate	2,736
Home equity	—
Residential mortgage	260

Total carrying value	$3,933

The following is a summary of changes in the accretable yield as of December 31, 2007:

(In thousands)

Balance at beginning of year	$—
Additions	393
Accretion	(144)

Balance at end of year	$249

The following are the loans acquired during 2007 for which it is probable at acquisition that all contractually required payments would not be collected:

(In thousands)

Contractually required payments receivable at acquisition:
Commercial	$1,299
Construction	296
Commercial real estate	4,293
Home equity	102
Residential mortgage	430

Total	$6,420

Cash flows expected to be collected at acquisition	$4,504
Basis in acquired loans at acquisition	3,933

Royal American Corporation

Effective July 1, 2006, the Company acquired Royal American Corporation (“Royal American”), a bank holding company, in a cash and stock merger transaction. At acquisition, Royal American had total assets of $561.2 million. The Company’s stock comprised approximately 50% of the purchase price, at an exchange ratio of 3.58429 shares of Company common stock for each Royal American common share, and the remainder was paid in cash at the rate of $80 for each share of Royal American common stock. The Company issued 2.9 million common shares, paid $64.6 million in cash, and incurred $795,000 in costs which were capitalized for a total purchase price of $129.2 million. Royal American was merged into the Company, thus canceling 100% of Royal American’s voting shares outstanding.

The acquisition of Royal American constituted a business combination under SFAS No. 141, “Business Combinations,” and was accounted for using the purchase method. Accordingly, the purchase price was allocated to the respective assets acquired and liabilities assumed, based on their estimated fair values on the date of acquisition. The excess of purchase price over the fair value of net assets acquired was recorded as goodwill, which is not deductible for tax purposes. The purchase price allocation was finalized in the first quarter of 2007. The results of

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

operations of Royal American have been included in the Company’s results of operations since July 1, 2006, the date of acquisition.

The following are the adjustments made to record the transaction and to adjust Royal American’s assets and liabilities to their estimated fair values at July 1, 2006.

(In thousands)

Purchase price of Royal American:
Market value of the Company’s stock issued	$63,767
Cash paid	64,612

Total consideration	128,379
Capitalized costs	795

Total cost	$129,174

Historical net assets of Royal American	$44,606
Fair market value adjustments:
Loans	(2,837)
Goodwill	78,597
Core deposit intangible	10,488
Premises and equipment	41
Deposits	1,867
Federal Home Loan Bank Advance	146
Junior subordinated debenture	204
Deferred taxes on purchase accounting adjustment	(3,938)

Total adjustments to record the transaction	$129,174

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following are the assets acquired and liabilities assumed from Royal American at July 1, 2006, including the adjustments made to record the transaction and to adjust the assets and liabilities to their estimated fair values.

		Fair Market
	Royal	Value	As
	American	Adjustment	Adjusted
	(In thousands)

Assets acquired:
Cash and cash equivalents	$24,363	$—	$24,363
Securities available-for-sale	16,487	—	16,487
Federal Reserve Bank and Federal Home Loan Bank stock	1,427	—	1,427
Loans, net	497,376	(2,837)	494,539
Cash value of life insurance	12,467	—	12,467
Premises and equipment, net	1,254	41	1,295
Core deposit intangible, net	—	10,488	10,488
Goodwill	—	78,597	78,597
Other assets	4,535	—	4,535

Total assets acquired	557,909	86,289	644,198

Liabilities assumed:
Deposits	467,878	(1,867)	466,011
Federal funds purchased	30,000	—	30,000
Advances from the Federal Home Loan Bank	5,000	(146)	4,854
Junior subordinated debentures	10,310	(204)	10,106
Other liabilities	115	3,938	4,053

Total liabilities assumed	513,303	1,721	515,024

Assets acquired less liabilities assumed	$44,606	$84,568	$129,174

The following are the unaudited pro forma consolidated results of operations of the Company for the years ended December 31, 2007, 2006, and 2005 as though Northwest Suburban and Royal American had been acquired as of January 1, 2005.

	2007	2006	2005
	(In thousands, except per share data)

Net interest income	$96,429	$106,061	$99,065
Income from continuing operations	16,983	20,386	7,543
Net income	16,983	20,386	15,076
Basic earnings per share from continuing operations	0.60	0.72	0.29
Basic earnings per share	0.60	0.72	0.58
Diluted earnings per share form continuing operations	0.60	0.71	0.29
Diluted earnings per share	0.60	0.71	0.57

Included in the pro forma results of operations for the years ended December 31, 2007 and 2006 were merger-related expenses, primarily change-in-control and severance payments, investment banker, legal and audit fees, net of tax of $4.3 million and $6.8 million, respectively.

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 4 —	Discontinued Operations

The Company sold Midwest Bank of Western Illinois (“MBWI”), formerly one of its wholly owned subsidiaries, on September 30, 2005 for $32.0 million in cash. In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the results of operations of MBWI are shown in the Company’s consolidated statements of income for the year ended December 31, 2005 as “discontinued operations.”

The results of discontinued operations were as follows (in thousands):

2005

Interest income	$10,386
Interest expense	4,427

Net interest income	5,959
Provision for loan losses	(183)

Net interest income after provision for loan losses	6,142
Noninterest income	(1,301)
Noninterest expense	4,345

Income before income taxes	496
Benefit for income taxes	(156)

Operating income from discontinued operations	652
Gain on sale of discontinued operations	8,740
Tax on gain on sale of discontinued operations	1,859

Gain on sale of discontinued operations, net of tax	6,881

Income from discontinued operations	$7,533

Note 5 —	Securities

The amortized cost and fair value of securities available-for-sale and held-to-maturity are as follows:

	December 31, 2007
		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value
	(In thousands)

Securities available-for-sale
Obligations of U.S. government-sponsored entities	$181,983	$1,630	$—	$183,613
Obligations of states and political subdivisions	60,985	550	(135)	61,400
Mortgage-backed securities	383,633	58	(4,651)	379,040
Equity securities	85,139	—	(19,160)	65,979
Corporate and other debt securities	22,095	—	(1,246)	20,849

Total securities available-for-sale	$733,835	$2,238	$(25,192)	$710,881

Securities held-to-maturity
Obligations of states and political subdivisions	$1,254	$14	$—	$1,268
Mortgage-backed securities	36,347	8	(711)	35,644

Total securities held-to-maturity	$37,601	$22	$(711)	$36,912

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31, 2006
		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value
	(In thousands)

Securities available-for-sale
Obligations of U.S. government-sponsored entities	$6,958	$—	$—	$6,958
Obligations of states and political subdivisions	97,167	316	(496)	96,987
Mortgage-backed securities	444,392	18	(10,302)	434,108
Equity securities	41,131	533	(143)	41,521
Corporate and other debt securities	11,034	—	(627)	10,407

Total securities available-for-sale	$600,682	$867	$(11,568)	$589,981

Securities held-to-maturity
Obligations of states and political subdivisions	$1,686	$12	$(1)	$1,697
Mortgage-backed securities	44,245	—	(1,255)	42,990

Total securities held-to-maturity	$45,931	$12	$(1,256)	$44,687

The following is a summary of the fair value of securities held-to-maturity and available-for-sale with unrealized losses and the time period of those unrealized losses:

	December 31, 2007
	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
	(In thousands)

Securities available-for-sale
Obligations of states and political subdivisions	$5,121	$(35)	$9,900	$(100)	$15,021	$(135)
Mortgage-backed securities
U.S. government-sponsored entities(1)	39,127	(182)	331,054	(4,469)	370,181	(4,651)
Equity securities(2)	65,979	(19,160)	—	—	65,979	(19,160)
Corporate and other debt securities	10,479	(603)	10,370	(643)	20,849	(1,246)

Total securities available-for-sale	120,706	(19,980)	351,324	(5,212)	472,030	(25,192)

Securities held-to-maturity
Mortgage-backed securities
U.S. government agencies(3)	—	—	8,105	(54)	8,105	(54)
U.S. government-sponsored entities(1)	—	—	26,394	(657)	26,394	(657)

Total securities held-to-maturity	—	—	34,499	(711)	34,499	(711)

Total temporarily impaired securities	$120,706	$(19,980)	$385,823	$(5,923)	$506,529	$(25,903)

(1)	Includes obligations of the Federal Home Loan Mortgage Corporation (FHLMC) and Federal National Mortgage Association (FNMA).

(2)	Includes issues from government-sponsored entities (FNMA and FHLMC).

(3)	Includes obligations of the Government National Mortgage Association (GNMA).

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31, 2006
	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
	(In thousands)

Securities available-for-sale
Obligations of U.S. government-sponsored entities(1)	$1,997	$—	$—	$—	$1,997	$—
Obligations of states and political subdivisions	43,452	(305)	12,500	(191)	55,952	(496)
Mortgage-backed securities
U.S. government agencies(2)	—	—	564	(9)	564	(9)
U.S. government-sponsored entities(1)	—	—	432,749	(10,293)	432,749	(10,293)
Equity securities(3)	18,876	(143)	—	—	18,876	(143)
Corporate and other debt securities	—	—	10,407	(627)	10,407	(627)

Total securities available-for-sale	64,325	(448)	456,220	(11,120)	520,545	(11,568)

Securities held-to-maturity
Obligations of states and political subdivisions	516	(1)	—	—	516	(1)
Mortgage-backed securities
U.S. government agencies(2)	883	(11)	8,767	(160)	9,650	(171)
U.S. government-sponsored entities(1)	32	—	33,308	(1,084)	33,340	(1,084)

Total securities held-to-maturity	1,431	(12)	42,075	(1,244)	43,506	(1,256)

Total temporarily impaired securities	$65,756	$(460)	$498,295	$(12,364)	$564,051	$(12,824)

(1)	Includes obligations of the Federal Home Loan Mortgage Corporation (FHLMC) and Federal National Mortgage Association (FNMA).

(2)	Includes obligations of the Government National Mortgage Association (GNMA).

(3)	Includes issues from government-sponsored entities (FNMA and FHLMC).

The unrealized loss on available-for-sale securities is included, net of tax, in other comprehensive loss on the consolidated balance sheets. Management does not believe that any individual unrealized loss as of December 31, 2007, identified in the preceding table, represents other-than-temporary impairment as of that date. These unrealized losses are primarily attributable to changes in interest rates as well as turbulent economic conditions impacting the credit markets in the second half of 2007. The Company has both the intent and ability to hold each of the securities shown in the table for the time necessary to recover its amortized cost, including for debt securities, holding to maturity. If, however, contrary to management’s expectations at December 31, 2007, the unrealized losses in the Company’s equity investment securities do not demonstrate a clear pattern of substantial recovery in the near future, the Company would be required to recognize impairment losses.

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	The unrealized losses on U.S. government-sponsored entities mortgage-backed securities relate primarily to debt securities issued by FNMA and FHLMC and are rated AAA; each security has a stated maturity date. FNMA is rated Aa3, AA- and A+ by Moody’s, S&P and Fitch, respectively. FHLMC is rated Aa3 and AA- by Moody’s and Fitch, respectively. The mortgage-backed securities are notes with a weighted average maturity of approximately 22 years and a weighted average interest rate of 5.02%.

•	The unrealized losses on corporate and other debt securities relate to securities which were rated A- or better by either Moody’s or S&P at December 31, 2007 and 2006. These debt securities have a weighted average maturity of approximately 18 years and a weighted average interest rate of 5.36%.

•	The unrealized losses on equity securities relate to perpetual preferred equity securities issued by FNMA and FHLMC which were rated AA- or better by either Moody’s or S&P at December 31, 2007 and 2006, and carry tax-equivalent yields averaging 8.22%. The unrealized losses on these securities increased significantly in late 2007, peaking in mid-November as a result of unfavorable economic news, mostly related to declines in the sub-prime mortgage market, the housing slump, and a series of major corrections in the marketplace. Both of these government-sponsored entities raised substantial new equity capital through the issuance of additional preferred stock in late 2007, which the Company believes shows investors’ confidence in the issuers’ strength, long-term viability and ability to fund dividends. Despite the period of time these securities have been impaired and the magnitude of the decline in value, the Company believes it is too soon as of December 31, 2007 to conclude that the unrealized losses are other-than-temporary in nature and further believes as of December 31, 2007 that the market fluctuations that precipitated the steep drop in values in late 2007 will reverse over time. The price performance of these securities subsequent to year-end 2007 has, however, been choppy. As indicated above, if a pattern of recovery does not appear in the near future, the Company would be required to recognize impairment losses.

Securities with an approximate carrying value of $600.2 million and $489.5 million at December 31, 2007 and 2006 were pledged to secure public deposits, borrowings, and for other purposes as required or permitted by law. Included in securities pledged at December 31, 2007 and 2006 are $183.9 million and $213.4 million, respectively, which have been pledged for FHLB borrowings.

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The amortized cost and fair value of securities by contractual maturity at December 31, 2007 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized
	Cost	Fair Value
	(In thousands)

Securities available-for-sale
Due in one year or less	$2,132	$2,145
Due after one year through five years	1,843	1,867
Due after five years through ten years	234,123	235,536
Due after ten years	26,965	26,314

	265,063	265,862
Mortgage-backed securities	383,633	379,040

Total debt securities	648,696	644,902
Equity securities	85,139	65,979

Total securities available-for-sale	$733,835	$710,881

Securities held-to-maturity
Due in one year or less	$—	$—
Due after one year through five years	452	458
Due after five years through ten years	802	810

	1,254	1,268
Mortgage-backed securities	36,347	35,644

Total securities held-to-maturity	$37,601	$36,912

Proceeds from sales of securities available-for-sale and the realized gross gains and losses are as follows:

	Year Ended December 31,
	2007	2006	2005
	(In thousands)

Proceeds from sales	$189,495	$101,730	$357,303

Gross realized gains	$893	$341	$825
Gross realized losses	(831)	(494)	(18,265)

Net gains (losses) on securities transactions	$62	$(153)	$(17,440)

As permitted under SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” certain securities held-to-maturity, where a substantial portion of their principal outstanding was collected and had a carrying value of $2.1 million, were sold in the fourth quarter of 2007 at a loss of $30,000. These securities had paid down to an average of less than 3% of their original face value.

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 6 —	Loans

Major classifications of loans are summarized as follows:

	December 31,
	2007(1)		2006(2)
		% of Gross		% of Gross
	Amount	Loans	Amount	Loans
	(Dollars in thousands)

Commercial	$1,015,799	41.0%	$376,944	19.4%
Construction	444,613	18.0	424,181	21.8
Commercial real estate	600,451	24.3	761,742	39.0
Home equity	157,987	6.4	147,366	7.6
Other consumer	10,968	0.4	9,373	0.5
Residential mortgage	244,874	9.9	227,762	11.7

Total loans, gross	2,474,692	100.0%	1,947,368	100.0%
Net deferred fees	(365)		(552)

Total loans,net	$2,474,327		$1,946,816

(1)	Source of repayment classification.

(2)	Collateral-based classification.

During the fourth quarter of 2007, the Company revised its classification of commercial loans and commercial real estate loans, changing its prior practice of classifying as commercial real estate loans all loans to businesses that included real estate as collateral (“collateral-based” classification). The classification of construction, home equity, and residential mortgages were also reviewed. The new method of presentation (“source of repayment” classification) recognizes that loans to owner-occupied businesses engaged in manufacturing, sales and/or services are commercial loans regardless of whether real estate is taken as collateral. These loans generally have a lower risk profile than traditional commercial real estate loans. They are primarily dependent on the borrower’s business-generated cash flows for repayment, not on the conversion of real estate that may be pledged as collateral. Loans related to rental income producing properties and properties intended to be sold will continue to be classified as commercial real estate loans. Completing this change in methodology involved a loan-by-loan review of the Company’s commercial and commercial real estate loans. This new presentation methodology is being implemented only as of December 31, 2007 and prospectively, as it is impracticable to apply it to prior years’ data. The Company’s loan portfolio composition at December 31, 2007 under the new “source of repayment” and prior “collateral-based” methodologies was as follows:

	Source of Repayment		Collateral-Based
		% of Gross		% of Gross
	Amount	Loans	Amount	Loans
	(Dollars in thousands)

Commercial	$1,015,799	41.0%	$464,902	18.8%
Construction	444,613	18.0	451,103	18.2
Commercial real estate	600,451	24.3	1,087,876	44.0
Home equity	157,987	6.4	193,506	7.8
Other consumer	10,968	0.4	10,968	0.4
Residential mortgage	244,874	9.9	266,337	10.8

Total loans, gross	2,474,692	100.0%	2,474,692	100.0%
Net deferred fees	(365)		(365)

Total loans, net	$2,474,327		$2,474,327

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 7 —	Related Party Transactions

Certain executive officers, directors, and their related interests are loan customers of the Bank. These loans were made under comparable terms as for non-related parties and were determined to be arms-length transactions. A summary of loans made by the Bank to or for the benefit of directors, executive officers, and their related interests is as follows:

(In thousands)

Balance at December 31, 2006	$32,619
New loans	29,275
Repayments	(20,910)

Balance at December 31, 2007	$40,984

Note 8 —	Allowance for Loan Losses

The following is a summary of changes in the allowance for loan losses:

	Year Ended December 31,
	2007	2006
	(In thousands)

Balance at beginning of year	$23,229	$17,760
Addition resulting from acquisition	2,767	3,244
Provision for loan losses	4,891	12,050
Loans charged off	(5,975)	(10,809)
Recoveries on loans previously charged off	1,836	984

Net loans charged off	(4,139)	(9,825)

Balance at end of year	$26,748	$23,229

A portion of the allowance for loan losses is allocated to impaired loans. Information with respect to impaired loans and the related allowance for loan losses is as follows:

	Year Ended December 31,
	2007	2006
	(In thousands)

Impaired loans for which no allowance for loan losses is allocated	$15,490	$10,317
Impaired loans with an allocation of the allowance for loan losses	43,652	41,845

Total impaired loans	$59,142	$52,162

Allowance for loan losses allocated to impaired loans	$14,029	$13,247

	Year Ended December 31,
	2007	2006
	(In thousands)

Average impaired loans	$54,956	$44,792
Interest income recognized on impaired loans on a cash basis	1,432	2,920

Interest payments on impaired loans are generally applied to principal, unless the loan principal is considered to be fully collectible, in which case interest is recognized on a cash basis.

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Nonaccrual loans were $49.2 million and $42.8 million as of December 31, 2007 and 2006, respectively. Loans past due 90 days but still accruing were $0 and $34,000 as of December 31, 2007 and 2006, respectively.

Note 9 —	Premises and Equipment

Premises and equipment are summarized as follows:

	December 31,
	2007	2006
	(In thousands)

Land and improvements	$15,609	$7,834
Buildings and improvements	35,686	23,362
Furniture and equipment	26,509	19,865

Total cost	77,804	51,061
Accumulated depreciation	(35,983)	(29,101)

Premises and equipment, net	$41,821	$21,960

Note 10 —	Goodwill and Core Deposit Intangibles

The following table presents the carrying amount and accumulated amortization of intangible assets (in thousands):

	December 31, 2007			December 31, 2006
	Gross			Gross		Net
	Carrying	Accumulated	Net Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount

Amortizing intangible assets:
Core deposit intangibles	$21,091	$(4,047)	$17,044	$13,618	$(2,345)	$11,273

Core deposit intangibles increased by $8.1 million as of October 1, 2007 due to the Northwest Suburban acquisition. The amortization of intangible assets was $1.7 million for the year ended December 31, 2007. At December 31, 2007, the projected amortization of intangible assets is $2.4 million, $2.3 million, $2.2 million, $1.9 million, $1.8 million for the years ending December 31, 2008, 2009, 2010, 2011, 2012, respectively, and $6.4 million in total for the subsequent years. The weighted average amortization period for the core deposit intangibles is approximately nine years as of December 31, 2007.

The following table presents the changes in the carrying amount of goodwill and other intangibles during the years ended December 31, 2007 and 2006 (in thousands):

	2007		2006
		Core Deposit		Core Deposit
		and Other		and Other
	Goodwill	Intangibles	Goodwill	Intangibles

Balance at beginning of year	$79,488	$11,273	$891	$1,788
Addition resulting from acquisition	80,550	8,061	78,597	10,488
Amortization	—	(1,702)	—	(1,003)
Purchase price adjustment	369	—	—	—
Core deposit intangible retired(1)	—	(588)	—	—

Balance at end of year	$160,407	$17,044	$79,488	$11,273

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(1)	On January 3, 2003, the Company purchased Big Foot Financial Corp. As a result of this acquisition, the Company had unrecognized tax benefits related to employee severance payments and acquisition costs. These unrecognized tax benefits were recognized in the first quarter of 2007, when the statute of limitations for Internal Revenue Service (“IRS”) audit of the final short period return closed. These unrecognized tax benefits, totaling $429,000, were credited to the core deposit intangible created as a result of the acquisition. A reversal of $283,000 in tax liability established on the date of acquisition was also credited to the core deposit intangible in the first quarter of 2007. During the third quarter of 2007, the core deposit intangible was increased by $124,000 due to an adjustment related the estimated tax liability established on the date of acquisition.

Note 11 —	Time Deposits

Interest-bearing deposits in denominations of $100,000 and greater were $856.6 million as of December 31, 2007 and $553.7 million as of December 31, 2006. Interest expense related to deposits in denominations of $100,000 and greater was $26.3 million for 2007, $16.8 million for 2006, and $2.4 million for 2005.

Certificates of deposit have scheduled maturities for the years 2008 through 2012 and thereafter as follows:

(In thousands)

2008	$1,372,624
2009	75,709
2010	17,762
2011	9,243
2012	14,291
Thereafter	—

$1,489,629

Note 12 —	Securities Sold Under Agreements to Repurchase

The Company has repurchase agreements with brokerage firms, which are in possession of the underlying securities. The same securities are returned to the Company at the maturity of the agreements. The following summarizes certain information relative to these borrowings:

	2007	2006
	(In thousands)

Outstanding at end of year	$283,400	$201,079
Weighted average interest rate at year end	4.21%	4.40%
Maximum amount outstanding as of any month end	$317,118	$294,599
Average amount outstanding	268,639	226,369
Approximate weighted average rate during the year	4.21%	4.59%

At December 31, 2007, securities sold under agreements to repurchase are summarized below:

			Collateral
			U.S. Government-Sponsored
			Entities Obligations and
			Mortgage-Backed
			Securities
	Repurchase	Weighted Average	Amortized
Original Term	Liability	Interest Rate	Cost	Fair Value
	(In thousands)

Over 3 years	$283,400	4.21%	$295,836	$295,710

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 13 —	Advances from the Federal Home Loan Bank

Advances from the Federal Home Loan Bank are summarized as follows:

	December 31,
	2007		2006
	Weighted Average		Weighted Average
	Rate	Amount	Rate	Amount
	(In thousands)

Advances from the Federal Home Loan Bank due
2008	4.80%	$3,500	—%	$—
2009	4.16	4,939	4.16	4,883
2010	4.99	100,000	4.51	150,000
2011	4.65	25,000	4.85	75,000
2012	—	—	—	—
Thereafter	4.20	190,000	4.37	90,000

Total	4.49%	$323,439	4.54%	$319,883

At December 31, 2007, the Federal Home Loan Bank advances have various call provisions ranging from three months to two years. Various securities are pledged as collateral as discussed in Note 5 — Securities. In addition, the Company has collateralized the advances with a blanket lien arrangement at December 31, 2007 and 2006.

Note 14 —	Junior Subordinated Debentures

At December 31, 2007, the Company had $60.7 million in junior subordinated debentures owed to unconsolidated trusts that were formed to issue trust preferred securities at December 31, 2007. The trust preferred securities offerings were pooled private placements exempt from registration under the Securities Act pursuant to Section 4(2) thereunder. The Company has provided a full, irrevocable, and unconditional subordinated guarantee of the obligations of these trusts under the preferred securities. The Company is obligated to fund dividends on these securities before it can pay dividends on shares of its common stock and preferred stock.

The following table details the unconsolidated trusts and their common and trust preferred securities:

		December 31,			Mandatory	Optional
Issuer	Issue Date	2007	2006	Rate	Redemption Date	Redemption Date

MBHI Capital Trust II	October 29, 2002	$—	$15,464	LIBOR+3.45%	November 7, 2032	November 7, 2007
MBHI Capital Trust III	December 19, 2003	9,279	9,279	LIBOR+3.00%	December 30, 2033	December 30, 2008
MBHI Capital Trust IV	December 19, 2003	10,310	10,310	LIBOR+2.85%	January 23, 2034	January 23, 2009
MBHI Capital Trust V	June 7, 2005	20,619	20,619	LIBOR+1.77%	June 15, 2035	June 15, 2010
Royal Capital Trust I	April 30, 2004	10,206	10,140	6.62% until July 23, 2009;	July 23, 2034	July 23, 2009
				then LIBOR+2.75%
Northwest Suburban
Capital Trust I	May 18, 2004	10,310	—	LIBOR+2.70%	July 23, 2034	July 23, 2009

Total		$60,724	$65,812

The Company acquired $10.3 million in junior subordinated debentures at LIBOR plus 2.70% through the acquisition of Northwest Suburban effective October 1, 2007 and redeemed $15.5 million in junior subordinated debentures at LIBOR plus 3.45% on November 7, 2007.

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 15 —	Notes Payable

Notes payable at December 31, 2007 consisted of a revolving line of credit and a term note loan in the amounts of $2.5 million and $70.0 million, respectively.

The Company has credit agreements with a correspondent bank, which provides the Company with a revolving line of credit with a maximum availability of $25.0 million and a term note of $75.0 million. The revolving line of credit has an initial rate of one-month LIBOR plus 115 basis points and matures on April 3, 2008. At December 31, 2007, the revolving line of credit had a rate of 6.39%. During the fourth quarter of 2007, the Company utilized the proceeds from the $75.0 million term note to pay for the cash requirements of the Northwest Suburban acquisition. The Company repaid $5.0 million of the term note in December 2007. The term note has an initial rate of one-month LIBOR plus 140 basis points and matures on September 28, 2010. At December 31, 2007, the term note had a rate of 6.64%.

The revolving line of credit and term notes include the following covenants at December 31, 2007: (1) the Bank must not have nonperforming loans in excess of 3.00% of total loans, (2) the Bank must report a quarterly profit, excluding charges related to acquisitions, and (3) the Bank must remain well capitalized. The Company has complied with all three of these debt covenants at December 31, 2007.

Note 16 —	Preferred Stock

In December 2007, the Company raised $41.4 million in new equity capital, net of issuance costs, through an offering of 1,725,000 depositary shares each representing 1/100th of a share of its Series A noncumulative redeemable convertible perpetual preferred stock, at $25.00 per depositary share. The depositary shares have a dividend rate of 7.75% per annum of the stated liquidation preference, which is initially equivalent to $1.937500 per year and $0.484375 per quarter per depositary share. Dividends are noncumulative and are payable if, when and as declared by the Company’s board of directors.

The depositary shares are convertible, at the option of the holder, at any time into the number of shares of the Company’s common stock equal to $25.00 divided by the conversion price then in effect. The depositary shares are convertible, at the option of the Company, on or after the fifth anniversary of the issue date, into the number of shares of the Company’s common stock equal to $25.00 divided by the conversion price then in effect. The current conversion price is $15.00. The Company may exercise this conversion option only if its common stock price equals or exceeds 130% of the then prevailing conversion price for at least 20 trading days in a period of 30 consecutive trading days and the Company has paid full dividends on the depositary shares for four consecutive quarters.

The depositary shares are redeemable, at the option of the Company, on or after the fifth anniversary of the issue date, for $25.00 per share, plus declared and unpaid dividends, if any, provided that the payment of dividends for prior periods has been approved by the Federal Reserve Board.

The preferred stock outstanding has preference over the Company’s common stock with respect to the payment of dividends and distribution of the Company’s assets in the event of a liquidation or dissolution. The holders of preferred stock have no voting rights, except in certain circumstances.

Note 17 —	Capital Requirements

The Company and the Bank are subject to regulatory capital requirements administered by the federal banking agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, banks must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require banks and bank holding companies to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and Tier 1

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

capital to average assets. If a bank does not meet these minimum capital requirements, as defined, bank regulators can initiate certain actions that could have a direct material effect on the bank’s financial statements. Management believes that, as of December 31, 2007 and 2006, the Company and the Bank met all capital adequacy requirements to which they were subject.

As of December 31, 2007, the most recent Federal Deposit Insurance Corporation notification categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s categories. To be categorized as well capitalized, banks must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios.

The risk-based capital information for the Company is as follows:

	December 31,	December 31,
	2007	2006
	(In thousands)

Risk-weighted assets	$2,811,423	$2,237,305
Average assets	3,721,444	2,946,366
Capital components:
Stockholders’ equity	$375,164	$287,242
Plus: Guaranteed trust preferred securities	59,000	64,000
Less: Core deposit and other intangibles, net	(17,044)	(11,273)
Less: Goodwill	(160,407)	(79,488)
Plus: Unrealized losses on securities, net of tax	13,917	6,273
Less: Unrealized losses on equity securities, net of tax	(11,768)	—

Tier I capital	258,862	266,754
Allowance for loan losses	26,748	23,229
Reserve for unfunded commitments	233	—
Unrealized gains on equity securities, net of tax	—	175

Total risk-based capital	$285,843	$290,158

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The actual capital amounts and ratios for the Company and the Bank are presented in the following table:

			Minimum Required
			For Capital		To Be Well
	Actual		Adequacy Purposes		Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)

As of December 31, 2007
Total Capital (to risk-weighted assets)
Company	$285,843	10.2%	$224,814	8.0%	n/a	n/a
Bank	351,352	12.6	223,959	8.0	279,949	10.0
Tier 1 Capital (to risk-weighted assets)
Company	258,862	9.2	112,457	4.0	n/a	n/a
Bank	324,370	11.6	111,980	4.0	167,969	6.0
Tier 1 Capital (to average assets)
Company	258,862	7.0	148,858	4.0	n/a	n/a
Bank	324,370	8.7	148,407	4.0	185,508	5.0
As of December 31, 2006
Total Capital (to risk-weighted assets)
Company	$290,158	13.0%	$178,984	8.0%	n/a	n/a
Bank	272,619	12.2	178,113	8.0	222,641	10.0
Tier 1 Capital (to risk-weighted assets)
Company	266,754	11.9	89,492	4.0	n/a	n/a
Bank	249,214	11.2	89,056	4.0	133,584	6.0
Tier 1 Capital (to average assets)
Company	266,754	9.1	117,855	4.0	n/a	n/a
Bank	249,214	8.5	117,140	4.0	146,425	5.0

Note 18 —	Fair Value of Financial Instruments

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The methods and assumptions used to determine fair values for each class of financial instrument are presented below.

The carrying amount is equivalent to the estimated fair value for cash and cash equivalents, federal funds purchased, Federal Reserve Bank and Federal Home Loan Bank stock, accrued interest receivable and payable, due from and to broker, noninterest-bearing deposits, short-term borrowings, and variable rate loans, interest-bearing deposits, or notes payable that reprice frequently and fully. The fair value of securities and derivatives, including swaps, are based on market prices or dealer quotes, and if no such information is available, on the rate and term of the item or information about the issuer. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, and securities sold under agreements to repurchase, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. The fair value of fixed rate debt is based on current rates for similar financing. The fair value of off-balance-sheet items, loan commitments, is not material.

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The estimated fair values of the Company’s financial instruments were as follows:

	December 31,
	2007		2006
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
	(In thousands)

Financial assets
Cash and cash equivalents	$84,499	$84,499	$100,532	$100,532
Securities available-for-sale	710,881	710,881	589,981	589,981
Securities held-to-maturity	37,601	36,912	45,931	44,687
Federal Reserve Bank and Federal Home Loan Bank stock	29,264	29,264	23,592	23,592
Loans held for sale	—	—	2,672	2,672
Loans, net of allowance for loan losses	2,447,579	2,452,466	1,923,587	1,914,196
Accrued interest receivable	14,519	14,519	12,331	12,331
Financial liabilities
Deposits
Noninterest-bearing	321,317	321,317	276,381	276,381
Interest-bearing	2,136,831	2,000,618	1,681,429	1,682,140
Federal funds purchased	81,000	81,000	66,000	66,000
Securities sold under agreements to repurchase	283,400	305,394	201,079	197,214
Advances from Federal Home Loan Bank	323,439	339,108	319,883	323,259
Junior subordinated debentures	60,724	61,154	65,812	65,960
Notes payable	72,500	72,500	—	—
Accrued interest payable	11,014	11,014	8,023	8,023
Due to broker	1,539	1,539	—	—

The remaining other assets and liabilities of the Company are not considered financial instruments and are not included in the above disclosures.

There is no readily available market for a significant portion of the Company’s financial instruments. Accordingly, fair values are based on various factors relative to expected loss experience, current economic conditions, risk characteristics, and other factors. The assumptions and estimates used in the fair value determination process are subjective in nature and involve uncertainties and significant judgment and, therefore, fair values cannot be determined with precision. Changes in assumptions could significantly affect these estimated values.

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 19 —	Off-Balance-Sheet Risk and Concentrations of Credit Risk

In the normal course of business and to meet financing needs of customers, the Company is a party to financial instruments with off-balance-sheet risk. Since many commitments to extend credit expire without being used, the amounts below do not necessarily represent future cash commitments. These financial instruments include lines of credit, letters of credit, and commitments to extend credit. These are summarized as of December 31, 2007 as follows:

	Amount of Commitment Expiration Per Period
	Within			After
	1 Year	1-3 Years	4-5 Years	5 Years	Total
	(In thousands)

Lines of credit:
Commercial real estate	$172,355	$33,859	$11,907	$307	$218,428
Consumer real estate	42,943	30,395	42,725	49,444	165,507
Consumer	—	—	—	2,213	2,213
Commercial	259,149	6,120	1,467	2,867	269,603
Letters of credit	39,873	23,496	2,602	—	65,971
Commitments to extend credit	97,365	—	—	—	97,365

Total commercial commitments	$611,685	$93,870	$58,701	$54,831	$819,087

At December 31, 2007, commitments to extend credit included $31.1 million of fixed rate loan commitments. These commitments are due to expire within 30 to 90 days of issuance and have rates ranging from 5.75% to 9.50%. Substantially all of the unused lines of credit are at adjustable rates of interest.

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Company’s financial position or results of operations.

Note 20 —	Derivative Instruments

As of December 31, 2007 and 2006, the Company did not have any outstanding derivatives. In January 2005, the Company terminated U.S. Treasury 10-year note futures contracts with a notional value of $290.0 million at a gain of $336,000. The Company also terminated spread lock swap agreements with a notional value of $247.0 million in January 2005 at a loss of $425,000. The respective gain and loss on the futures contracts and spread lock swap agreements, all of which were stand-alone derivatives, were reflected in net trading profits. In the second quarter of 2005, the Company terminated interest rate swaps with a notional value of $121.5 million used to convert its FHLB advance fixed rate debt to floating rate debt. The resulting loss of $3.6 million was included in the loss on extinguishment of debt.

The Company bought and sold various put and call options with terms less than 90 days on U.S. Treasury and government-sponsored entities obligations, mortgage-backed securities, and futures contracts during 2005. These were stand-alone derivatives that were carried at their estimated fair value with the corresponding gain or loss recorded in net trading profits or losses.

Note 21 —	Stock Compensation and Restricted Stock Awards

Under the Company’s Stock and Incentive Plan (the “Plan”), officers, directors, and key employees may be granted incentive stock options to purchase the Company’s common stock at no less than 100% of the market price on the date the option is granted. Options can be granted to become exercisable immediately or in installments of 25% a year on each of the first through the fourth anniversaries of the grant date or may be issued subject to performance targets. In all cases, the options have a maximum term of ten years. The Plan also permits the issuance

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of nonqualified stock options, stock appreciation rights, restricted stock, and restricted stock units. The Plan authorizes a total of 3,900,000 shares for issuance. There are 2,002,729 shares remaining for issuance under the Plan at December 31, 2007. In the past, the Company has issued treasury shares in conjunction with the exercise of stock options or grants of restricted stock. Beginning in 2006, it became the Company’s policy to issue new shares of its common stock in conjunction with the exercise of stock options or grants of restricted stock.

During 2007, 36,443 employee stock options were exercised at an average price of $10.38. The Company received $378,000 in cash and realized a tax benefit of $54,000. Total employee stock options outstanding at December 31, 2007 were 479,152 with exercise prices ranging between $8.83 and $22.03, or a weighted average exercise price of $14.03, and expiration dates between 2008 and 2015. No stock options were granted in 2007 or 2006.

Information about option grants follows:

		Weighted Average	Weighted Average
	Number of	Exercise Price	Grant-Date Fair
	Options	Per Share	Value Per Share

Outstanding at December 31, 2004	1,115,086	$12.88	$3.42
Granted during 2005	30,500	19.43	5.50
Exercised during 2005	(397,051)	11.02	3.43
Forfeited during 2005	(60,593)	17.57	6.15

Outstanding at December 31, 2005	687,942	13.83	4.57
Granted during 2006	—	—	—
Exercised during 2006	(151,894)	13.03	4.26
Forfeited during 2006	(19,000)	18.46	6.82

Outstanding at December 31, 2006	517,048	13.90	4.58
Granted during 2007	—	—	—
Exercised during 2007	(36,443)	10.38	3.19
Forfeited during 2007	(1,453)	15.21	5.57

Outstanding at December 31, 2007	479,152	14.03	4.63

Options exercisable at year end are as follows:

		Weighted Average
	Number of	Exercise Price
	Options	Per Share

2005	588,190	$13.18
2006	475,548	13.45
2007	451,652	13.70

Options outstanding at December 31, 2007 were as follows:

	Outstanding
		Weighted Average	Exercisable
		Remaining		Weighted Average
Range of Exercise Price	Number	Contractual Life	Number	Exercise Price

$8.83-10.59	188,702	2.60	188,072	$9.67
$10.75-14.90	145,830	2.77	145,830	13.37
$18.34-22.03	145,250	6.33	117,750	20.56

Outstanding at year end	479,152	3.78	451,652	13.70

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At December 31, 2007, the aggregate intrinsic value of the options outstanding and exercisable were $2.2 million and $2.1 million, respectively. The total intrinsic value of options exercised during the years ended December 31, 2007, 2006, and 2005 was $116,000, $647,000, and $1.4 million, respectively.

The Company adopted SFAS No. 123(R), “Share-Based Payment,” in the first quarter of 2006 using the modified prospective application. Employee compensation expense for stock options previously granted was recorded in the consolidated income statement based on the grant’s vesting schedule. Forfeitures of stock option grants are estimated for those stock options where the requisite service is not expected to be rendered. The grant-date fair value for each grant was calculated using the Black-Scholes option pricing model, using the following weighted-average assumptions as of grant date. The following table reflects the only two grants (those options granted in 2005 and 2003) included in employee compensation expense.

	2005	2003

Fair value	$5.50	$7.31
Risk-free interest rate	4.05%	3.40%
Expected option life	5 years	7.6 years
Expected stock price volatility	22.06%	28.53%

For the years ended December 31, 2007 and 2006, employee compensation expense related to stock options was $22,000 and $264,000, respectively. The total compensation cost related to nonvested stock options not yet recognized was $54,000 at December 31, 2007 and the weighted average period over which this cost is expected to be recognized is 30 months.

No stock-based compensation cost is reflected in net income of periods prior to 2006. The following table illustrates the effect on net income and earnings per share if expense was measured using the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.”

Year Ended
December 31,
2005
(In thousands,
except per
share data)

Net income as reported	$5,944
Deduct: Stock-based compensation expense determined under fair value-based method, net of tax	583

Pro forma net income	$5,361

Basic earnings per share from continuing operations as reported	$0.30
Pro forma basic earnings per share	0.27
Diluted earnings per share from continuing operations as reported	0.30
Pro forma diluted earnings per share	0.27

The pro forma compensation costs presented in this and prior filings for the Company have been calculated using a Black-Scholes option pricing model.

During the fourth quarter of 2005, the Compensation Committee of the Company’s Board of Directors approved the acceleration of vesting of certain unvested out-of-the-money stock options previously awarded to current employees, including executive officers, effective as of December 19, 2005. A stock option is considered out-of-the-money if the option exercise price is greater than the price per share of common stock traded on the NASDAQ National Market. Such actions were taken in accordance with the provisions of the Company’s Stock and Incentive Plan approved by the stockholders on May 18, 2005. Options relating to 93,875 shares, which were issued in July 2004, vested as a result of the acceleration on December 19, 2005. The primary purpose of accelerating the

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

vesting of these options was to eliminate future compensation expense the Company otherwise would recognize in its consolidated income statement under the requirements of SFAS No. 123(R). The pro forma amount for 2005 in the table above includes $226,000, after-tax, relating to these options.

Under the Plan, officers, directors, and key employees may also be granted awards of restricted shares of the Company’s common stock. Holders of restricted shares are entitled to receive cash dividends paid to the Company’s common stockholders and have the right to vote the restricted shares prior to vesting. The existing restricted share grants vest over various time periods not exceeding five years and some may be accelerated subject to achieving certain performance targets. Compensation expense for the restricted shares equals the market price of the related stock at the date of grant and is amortized on a straight-line basis over the vesting period assuming certain performance targets are met when applicable. All restricted shares had a grant-date fair value equal to the market price of the underlying common stock at date of grant.

Information about restricted share grants follows:

	Number of	Weighted Average
	Restricted	Grant-Date Fair Value
	Shares	Per Share

Outstanding at December 31, 2004	150,000	$18.71
Granted	64,700	19.53
Vested	(35,000)	18.88
Forfeited	(1,000)	19.43

Outstanding at December 31, 2005	178,700	18.97
Granted	347,179	22.61
Vested	(36,000)	18.97
Forfeited	(9,250)	19.43

Outstanding at December 31, 2006	480,629	21.59
Granted	59,700	14.99
Vested	(84,709)	20.85
Forfeited	(7,226)	20.77

Outstanding at December 31, 2007	448,394	20.87

For the years ended December 31, 2007, 2006, and 2005, the Company recognized $3.1 million, $2.2 million, and $873,000, respectively, in compensation expense related to the restricted stock grants. The Company realized a tax benefit of $58,000 and $46,000 for the years ended December 31, 2007 and 2006, respectively, and none for the year ended December 31, 2005. The total fair value of shares outstanding was $9.4 million as of December 31, 2007. The total fair value of shares vested during the years ended December 31, 2007, 2006, and 2005 was $1.8 million, $683,000, and $661,000, respectively. The total compensation cost related to nonvested restricted shares not yet recognized was $5.7 million at December 31, 2007 and the weighted average period over which this cost is expected to be recognized is 33 months.

Note 22 —	Other Employee Benefit Plans

The Company maintains a 401(k) plan covering substantially all employees. Eligible employees may elect to make tax deferred contributions within a specified range of their compensation as defined in the plan. The Company contributes 1% more than the employee’s contribution up to a maximum 5% employer contribution. Contributions to the plan are expensed currently and were $1.1 million, $812,000, and $635,000 for the years ended December 31, 2007, 2006, and 2005, respectively.

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company and various members of senior management have entered into a Supplemental Executive Retirement Plan (“SERP”). The SERP provides for guaranteed payments, based on a percentage of the individual’s final salary, for 15 years after age 65. The benefit amount is reduced if the individual retires prior to age 65. The liability is being accrued over the vesting period. Expense of $1.1 million, $451,000, and $343,000 was recorded for the years ended December 31, 2007, 2006, and 2005 and has been included in salaries and employee benefits expense in the statements of income.

The Company has purchased life insurance policies on various members of management. The Company is the beneficiary of these life insurance policies, which have an aggregate death benefit of approximately $217.4 million at December 31, 2007. In addition, the policies had aggregate cash surrender values of approximately $81.2 million at December 31, 2007 and $65.2 million at December 31, 2006.

Note 23 —	Income Taxes

The provision for income taxes from continuing operations consists of the following:

	Year Ended December 31,
	2007	2006	2005
	(In thousands)

Current
Federal	$2,923	$7,307	$(9,010)
State	—	—	—
Deferred	323	(5,885)	2,685

Total provision (benefit) for income taxes	$3,246	$1,422	$(6,325)

The difference between the provision for income taxes in the consolidated financial statements and amounts computed by applying the current federal statutory income tax rate of 35% to income before income taxes is reconciled as follows:

	Year Ended December 31,
	2007		2006		2005
	(Dollars in thousands)

Income taxes computed at the statutory rate	$7,638	35.0%	$6,709	35.0%	$(2,770)	(35.0)%
Tax-exempt interest income on securities and loans	(771)	(3.5)	(1,171)	(6.1)	(563)	(7.1)
General business credits	(643)	(2.9)	(665)	(3.5)	(255)	(3.2)
State income taxes, net of federal tax benefit due to state operating loss	(1,027)	(4.7)	(676)	(3.5)	(952)	(12.0)
Income tax reserve adjustment	—	—	(591)	(3.1)	—	—
Life insurance cash surrender value increase, net of premiums	(1,072)	(4.9)	(838)	(4.4)	(615)	(7.8)
Life insurance death benefit	—	—	—	—	(276)	(3.5)
Dividends received deduction	(1,214)	(5.6)	(1,106)	(5.8)	(868)	(11.0)
Nondeductible meals and entertainment	45	0.2	27	0.2	13	0.2
Annuity proceeds	267	1.2	—	—	—	—
Merger related expenses	—	—	(278)	(1.5)	—	—
Stock based compensation, net	—	—	56	0.3	—	—
Other	23	0.1	(45)	(0.2)	(39)	(0.5)

Total provision (benefit) for income taxes	$3,246	14.9%	$1,422	7.4%	$(6,325)	(79.9)%

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The net deferred tax asset, included in other assets in the accompanying consolidated balance sheets, consisted of the following components:

	December 31,
	2007	2006
	(In thousands)

Gross deferred tax assets
Unrealized loss on securities available-for-sale	$8,742	$4,127
Allowance for loan losses	10,519	9,232
Deferred compensation	3,116	1,583
Net operating loss carryforward	3,999	5,278
Income from partnerships	51	58
Deferred tax credits	786	2,101
Nonaccrual loan interest	2,326	1,236
Capital loss	—	293
Foreclosed properties writedowns	—	966

Total gross deferred tax assets	29,539	24,874

Gross deferred tax liabilities
Depreciation	(1,087)	(1,582)
FHLB stock dividends	(1,536)	(1,499)
Amortizing intangible assets	(5,960)	(4,043)
Other	(810)	(630)

Total gross deferred tax liabilities	(9,393)	(7,754)

Net deferred tax asset	$20,146	$17,120

As of December 31, 2007 and 2006, the Company believes it is more likely than not that deferred tax assets will be realized and, therefore, no allowance was considered necessary.

The unrecognized tax benefits at December 31, 2007 were as follows:

Unrecognized
Income
Tax Benefits
(In thousands)

Balance, at beginning of period	$1,238
Current year additions	481
Prior year reductions	(168)
Reductions due to statute of limitations	(429)

Balance, at end of period	$1,122

The Company adopted the provisions of FIN No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109,” on January 1, 2007. The adoption of this standard did not have an impact on the Company’s consolidated financial position and results of operations. The Company recognizes interest accrued related to unrecognized tax benefits in income tax expense and penalties, if any, in income tax expense. As of the date of adoption, the Company had approximately $20,000 of interest accrued for potential income tax exposures and $526,000 of unrecognized tax benefits that, if recognized, would affect the effective tax rate and $429,000 of unrecognized tax benefits that, if recognized, would not affect the effective tax rate, for a total of $955,000 of unrecognized tax benefits net of the federal income tax effect on state income taxes. During the year

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

ended December 31, 2007, the Company recognized approximately $20,000 in interest expense. At December 31, 2007, the Company had approximately $40,000 of interest accrued for potential income tax exposures and $729,000 of unrecognized tax benefits that, if recognized, would affect the effective tax rate. This is less than the total amount of unrecognized tax benefits disclosed in the table above because the unrecognized benefits relate to state tax matters.

On January 3, 2003, the Company purchased Big Foot Financial Corp. As a result of the acquisition, the Company had various unrecognized tax benefits related to the acquisition. These unrecognized tax benefits were recognized in the first quarter of 2007, when the statute of limitations for IRS audit of the final short period return closed. These unrecognized tax benefits, totaling $429,000, were credited to a core deposit intangible created at the acquisition. There were no other material changes in the unrecognized tax benefits.

The Company is currently being audited by the Illinois Department of Revenue for the years 2003 through 2005. It is thus reasonably possible that the gross balance of unrecognized tax benefits may change within the next twelve months. The Company anticipates that it is reasonably possible within twelve months of December 31, 2007, that unrecognized tax benefits of up to $330,000 could be realized related to a single issue common to Illinois banks, but the Company does not anticipate any adjustments that would result in a significant change to its financial position. An Internal Revenue Service audit for the years 2002 to 2005 was completed during the second quarter of 2007 and there were no changes made to the reported tax amounts for those years. Years that remain subject to examination include 2006 to present for Federal, 2003 to present for Illinois, 2005 to present for Indiana, and 2004 and subsequent years for Federal and Illinois for various acquired entities.

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 24 —	Earnings Per Share

	Year Ended December 31,
	2007	2006	2005
	(In thousands, except per share data)

Income (loss) from continuing operations	$18,577	$17,746	$(1,589)
Income from discontinued operations	—	—	7,533

Net income	18,577	17,746	5,944
Preferred stock dividends	(204)	—	—

Net income available to common stockholders	$18,373	$17,746	$5,944

Weighted average common shares outstanding	25,426	23,348	19,573

Basic earnings per share from continuing operations	$0.72	$0.76	$(0.08)

Basic earnings per share from discontinued operations	$—	$—	$0.38

Basic earnings per share	$0.72	$0.76	$0.30

Weighted average common shares outstanding	25,426	23,348	19,573
Dilutive effect of stock options(1)	98	200	234
Dilutive effect of restricted stock(1)	56	242	38

Diluted average common shares	25,580	23,790	19,845

Diluted average common shares — continuing operations(1)	25,580	23,790	19,573

Diluted average common shares — discontinued operations(1)	—	—	19,845

Diluted earnings per share from continuing operations	$0.72	$0.75	$(0.08)

Diluted earnings per share from discontinued operations	$—	$—	$0.38

Diluted earnings per share	$0.72	$0.75	$0.30

(1)	No dilutive shares from stock options or restricted stock were included in the computation of diluted earnings per share for any period there was a loss from continuing or discontinued operations.

Options to purchase 117,750 shares at a weighted average exercise price of $20.56 and 92,500 shares at $22.03 were not included in the computation of diluted earnings per share for the years ended December 31, 2007 and 2005, respectively, because the options’ exercise price was greater than the average market price of the common stock and the options were, therefore, anti-dilutive. Because of the anti-dilutive effect, the shares that would be issued if the Series A noncumulative redeemable convertible perpetual preferred stock were converted are not included in the computation of diluted earnings per share for the year ended December 31, 2007.

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 25 —	Other Comprehensive Income

Changes in other comprehensive income or loss components and related taxes are as follows:

	Year Ended December 31,
	2007	2006	2005
	(In thousands)

Unrealized holding losses on securities available-for-sale	$(12,221)	$(2,063)	$(5,710)
Reclassification adjustment for (gains) losses recognized in income from continuing operations	(32)	153	17,440
Reclassification adjustment for losses recognized in income from discontinued operations	—	—	2,982
Accretion of unrealized gains on securities transferred from available-for-sale to held-to-maturity	(7)	(7)	(40)

Net unrealized gains (losses)	(12,260)	2,209	14,672
Tax effect	4,616	(876)	(5,821)

Other comprehensive (loss) income	$(7,644)	$1,333	$8,851

Note 26 —	Parent Company Financial Statements

The following are condensed balance sheets and statements of income and cash flows for the Company, without subsidiaries:

CONDENSED BALANCE SHEETS

	December 31,
	2007	2006
	(In thousands)

ASSETS
Cash and cash equivalents	$2,118	$15,291
Investment in subsidiaries with continuing operations	501,292	335,668
Other assets	10,010	8,588

Total assets	$513,420	$359,547

LIABILITIES AND STOCKHOLDERS’ EQUITY
Junior subordinated debentures	$60,724	$65,812
Notes payable	72,500	—
Other liabilities	5,032	6,493

Total liabilities	138,256	72,305
Stockholders’ equity	375,164	287,242

Total liabilities and stockholders’ equity	$513,420	$359,547

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED STATEMENTS OF INCOME

	Year Ended December 31,
	2007	2006	2005
	(In thousands)

Operating income
Dividends from continuing subsidiaries	$4,032	$10,477	$3,346
Fees from continuing subsidiaries	1,103	1,000	1,897
Noninterest income	(162)	240	59
Interest expense	(6,645)	(4,741)	(3,801)
Noninterest expense	(3,330)	(5,662)	(6,733)

Income (loss) before income taxes and equity in undistributed income of continuing subsidiaries	(5,002)	1,314	(5,232)
Income tax benefit	3,377	3,904	3,434
Equity in undistributed income of continuing subsidiaries	20,202	12,528	209

Income (loss) from continuing operations	18,577	17,746	(1,589)
Income from discontinued operations	—	—	7,533

Net income	$18,577	$17,746	$5,944

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2007	2006	2005
	(In thousands)

Cash flows from continuing operating activities
Net income	$18,577	$17,746	$5,944
(Income) loss from discontinued operations	—	—	(7,533)
Adjustments to reconcile net income to net cash provided by (used in) continuing operating activities
Equity in undistributed income of continuing subsidiaries	(20,202)	(12,528)	(209)
Depreciation	70	85	101
Amortization of stock-based compensation	22	2,501	873
Amortization of intangibles	67	34	—
Change in other assets	2,971	(159)	(171)
Change in other liabilities	(3,766)	3,752	(1,517)

Net cash (used in) provided by continuing operating activities	(2,261)	11,431	(2,512)

Cash flows from continuing investing activities
Cash paid, net of cash and cash equivalents in acquisition	(67,557)	(65,286)	—
Investment in continuing subsidiaries	(20,000)	—	(15,200)
Property and equipment expenditures	(75)	(17)	(39)
Disposition of subsidiary	—	—	35,621

Net cash (used in) provided by continuing investing activities	(87,632)	(65,303)	20,382

Cash flows from continuing financing activities
Issuance of junior subordinated debentures, net of debenture issuance costs	—	—	20,619
Payments of junior subordinated debentures	(15,000)	—	(20,619)
Proceeds from notes payable	92,500	—	2,000
Repayments on notes payable	(20,000)	—	(2,000)
Cash common dividends paid	(13,003)	(11,439)	(9,164)
Cash preferred dividends paid	(204)	—	—
Issuance of common stock	—	—	68,453
Issuance of preferred stock	41,441	—	—
Repurchase of common stock	(9,392)	(4,770)	—
Proceeds from issuance of common and treasury stock under stock option plan	378	1,983	4,374

Net cash (used in) provided by continuing financing activities	(76,720)	(14,226)	63,663

Cash flows from discontinued operations
Net cash provided by operating activities of discontinued operations	—	—	187
Net cash used in investing activities of discontinued operations	—	—	(1,000)

Net cash used in discontinued operations	—	—	(813)

(Decrease) increase in cash and cash equivalents	(13,173)	(68,098)	80,720
Cash and cash equivalents at beginning of year	15,291	83,389	2,669

Cash and cash equivalents at end of year	$2,118	$15,291	$83,389

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 27 —	Quarterly Results of Operations (Unaudited)

	Three Months Ended,				Year Ended,
2007	March 31	June 30	September 30	December 31	December 31
	(In thousands, except per share data)

Interest income	$44,766	$46,492	$47,174	$55,437	$193,869
Interest expense	25,706	26,523	26,827	32,181	111,237

Net interest income	19,060	19,969	20,347	23,256	82,632
Provision for loan losses	645	1,036	1,800	1,410	4,891
Noninterest income	3,720	3,896	3,700	4,161	15,477
Noninterest expense	17,081	16,644	16,245	21,425	71,395

Income before income taxes	5,054	6,185	6,002	4,582	21,823
Provision for income taxes	642	1,078	1,166	360	3,246

Net income	4,412	5,107	4,836	4,222	18,577

Preferred stock dividends	—	—	—	(204)	(204)

Net income available to common stockholders	$4,412	$5,107	$4,836	$4,018	$18,373

Earnings per common share(a)
Basic	$0.18	$0.21	$0.20	$0.14	$0.72
Diluted	0.18	0.21	0.20	0.14	0.72

	Three Months Ended,				Year Ended,
2006	March 31	June 30	September 30	December 31	December 31
	(In thousands, except per share data)

Interest income	$33,359	$35,290	$45,903	$44,710	$159,262
Interest expense	16,198	17,737	24,510	25,535	83,980

Net interest income	17,161	17,553	21,393	19,175	75,282
Provision for loan losses	—	5,000	1,550	5,500	12,050
Noninterest income	3,013	3,601	4,147	3,790	14,551
Noninterest expense	11,885	13,041	17,194	16,495	58,615

Income before income taxes	8,289	3,113	6,796	970	19,168
Provision (benefit) for income taxes	2,348	223	814	(1,963)	1,422

Net income	$5,941	$2,890	$5,982	$2,933	$17,746

Earnings per common share(a)
Basic	$0.27	$0.13	$0.24	$0.12	$0.76
Diluted	0.27	0.13	0.24	0.12	0.75

(a)	Earnings per share for the quarters and fiscal years have been calculated separately. Accordingly, quarterly amounts may not add to the annual amounts because of differences in the average common shares outstanding during each period.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of Midwest Banc Holdings, Inc.:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Midwest Banc Holdings, Inc. and its subsidiaries at December 31, 2007 and December 31, 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting under Item 9A. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PRICEWATERHOUSECOOPERS LLP

Chicago, Illinois
March 14, 2008

Appendix B

Management’s Discussion and Analysis of Financial Condition at December 31, 2007 and 2006 and Results of Operations for each of the years in the three-year period ended December 31, 2007, as included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

The Company’s principal business is conducted by the Bank which provides of a full range of community-based financial services, including commercial and retail banking. The profitability of the Company’s operations depends primarily on its net interest income, provision for loan losses, noninterest income, noninterest expenses, and income taxes. Net interest income is the difference between the income the Company receives on its loan and securities portfolios and its cost of funds, which consists of interest paid on deposits and borrowings. The provision for loan losses reflects the cost of credit risk in the Company’s loan portfolio. Noninterest income consists of service charges on deposit accounts, securities gains or losses, net trading profits or losses, gains on sales of loans, insurance and brokerage commissions, trust income, increase in cash surrender value of life insurance, and other noninterest income. Noninterest expenses include salaries and employee benefits, occupancy and equipment expenses, professional services, and other noninterest expenses. The Company is subject to state and federal income taxes.

Net interest income is dependent on the amounts of and yields on interest-earning assets as compared to the amounts of and rates on interest-bearing liabilities. Net interest income is sensitive to changes in market interest rates and is dependent on the Company’s asset/liability management procedures to react appropriately to such changes. The provision for loan losses is based upon management’s assessment of the collectibility of the loan portfolio under current economic conditions. Noninterest expenses are influenced by the growth of operations, with additional employees necessary to staff and marketing expenses necessary to promote the Bank branches. Growth in the number of account relationships directly affects such expenses as data processing costs, supplies, postage, and other miscellaneous expenses. The provision for income taxes is affected by tax law and regulation, accounting principles and policies, and income tax strategies. See Note 2 and Note 23 of the Notes to the consolidated financial statements for more details.

The following discussion and analysis is intended as a review of significant factors affecting the financial condition and results of operations of the Company for the periods indicated. The discussion should be read in conjunction with the Consolidated Financial Statements and the Notes thereto and the Selected Consolidated Financial Data presented herein. In addition to historical information, the following Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. The Company’s actual results could differ significantly from those anticipated in these forward-looking statements as a result of certain factors discussed in this report.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. By their nature, changes in these assumptions and estimates could significantly affect the Company’s financial position or results of operations. Actual results could differ from those estimates. Discussed below are those critical accounting policies that are of particular significance to the Company.

Allowance for Loan Losses:  The allowance for loan losses represents management’s estimate of probable credit losses inherent in the loan portfolio. Estimating the amount of the allowance for loan losses requires significant judgment and the use of estimates related to the amount and timing of expected future cash flows on impaired loans, estimated losses on pools of homogeneous loans based on historical loss experience, and consideration of current economic trends and conditions, all of which may be susceptible to significant change. The loan portfolio also represents the largest asset type on the consolidated balance sheet. Loan losses are charged off against the allowance, while recoveries of amounts previously charged off are credited to the allowance. A provision for loan losses is charged to operations based on management’s periodic evaluation of the factors previously mentioned, as well as other pertinent factors.

The Company’s methodology for determining the allowance for loan losses represents an estimation performed pursuant to SFAS No. 5, “Accounting for Contingencies,” and SFAS No. 114, “Accounting by Creditors

for Impairment of a Loan.” The allowance reflects expected losses resulting from analyses developed through specific credit allocations for individual loans and historical loss experience for each loan category. The specific credit allocations are based on regular analyses of commercial, commercial real estate and agricultural loans over $300,000 where the internal credit rating is at or below a predetermined classification. These analyses involve a high degree of judgment in estimating the amount of loss associated with specific loans, including estimating the amount and timing of future cash flows and collateral values. The allowance for loan losses also includes consideration of concentrations and changes in portfolio mix and volume and other qualitative factors. In addition, regulatory agencies, as an integral part of their examinations, may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

There are many factors affecting the allowance for loan losses; some are quantitative while others require qualitative judgment. The process for determining the allowance (which management believes adequately considers all of the potential factors which potentially result in credit losses) includes subjective elements and, therefore, may be susceptible to significant change. To the extent actual outcomes differ from management estimates, additional provisions for credit losses could be required that could adversely affect the Company’s earnings or financial position in future periods.

A loan is impaired when full payment of all principal and interest under the original loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage and consumer loans and on an individual basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

Income Taxes:  The Company recognizes expense for federal and state income taxes currently payable as well as for deferred federal and state taxes for estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in the consolidated balance sheets, as well as loss carryforwards and tax credit carryforwards. Realization of deferred tax assets is dependent upon generating sufficient taxable income in either the carryforward or carryback periods to cover net operating losses generated by the reversal of temporary differences. A valuation allowance is provided by way of a charge to income tax expense if it is determined that it is not more likely than not that some or all of the deferred tax asset will be realized. If different assumptions and conditions were to prevail, the valuation allowance may not be adequate to absorb unrealized deferred taxes and the amount of income taxes payable may need to be adjusted by way of a charge or credit to expense. Furthermore, income tax returns are subject to audit by the IRS and state taxing authorities. Income tax expense for current and prior periods is subject to adjustment based upon the outcome of such audits. The Company believes it has adequately accrued for all probable income taxes payable. Accrual of income taxes payable and valuation allowances against deferred tax assets are estimates subject to change based upon the outcome of future events.

The Company has entered into tax allocation agreements with its subsidiary entities included in the consolidated US federal and unitary and combined state income tax returns. These agreements govern the timing and amount of income tax payments required by the various entities.

In June 2006, the Financial Accounting Standards Board (“FASB”) released FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting and reporting for uncertainties in the application of income tax laws, providing a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of income tax positions taken or expected to be taken in income tax returns. The Company’s adoption of FIN 48 on January 1, 2007 did not have a material impact on the Company’s consolidated financial position and results of operations. See Note 23 — Income Taxes for more details.

Evaluation of Securities for Impairment:  Securities are classified as held-to-maturity when the Company has the ability and intent to hold those securities to maturity. Accordingly, they are stated at cost adjusted for amortization of premiums and accretion of discounts. Securities are classified as available-for-sale when the Company may decide to sell those securities due to changes in market interest rates, liquidity needs, changes in yields or alternative investments, and for other reasons. They are carried at fair value with unrealized gains and losses, net of taxes, reported in other comprehensive income (loss). Interest income is reported net of amortization of premium and accretion of discount. Realized gains and losses on the disposition of securities available-for-sale are based on the net proceeds and the adjusted carrying amounts of the securities sold, using the specific identification method. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are recognized in earnings as realized losses. In estimating other than temporary losses, management considers (1) the length of time and extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

In September 2006, FASB issued SFAS No. 157, “Fair Value Measurements,” which defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. SFAS No. 157 applies to other accounting pronouncements that require or permit fair value measurements where the FASB had previously concluded in those pronouncements that fair value is the relevant measurement attribute. Accordingly, SFAS No. 157 does not require any new financial assets and liabilities to be measured at fair value. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 (January 1, 2008 for the Company), and interim periods within those fiscal years. The Company has determined that the adoption of SFAS No. 157 will not have a material effect on its results of operations or financial position.

In February 2007, FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of SFAS No. 115,” which creates a fair value option allowing an entity to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and financial liabilities, with changes in fair value recognized in earnings as they occur. SFAS No. 159 also requires an entity to report those financial assets and financial liabilities measured at fair value in a manner that separates those reported fair values from the carrying amounts of assets and liabilities measured using another measurement attribute on the face of the statement of financial position. Lastly, SFAS No. 159 requires an entity to provide information that would allow users to understand the effect on earnings due to changes in the fair value on those instruments selected for the fair value election. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007 (January 1, 2008 for the Company). The Company has not elected to use the fair value option under SFAS No. 159.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” to provide guidance in the process of quantifying financial statement misstatements. SAB No. 108 requires registrants to quantify an error under two methods: (1) quantify the misstatement based on the amount of the error originating in the current-year income statement (“Rollover Approach”) and (2) quantify the misstatement based on the effects of correcting the misstatement existing in the balance sheet at the end of the current-year irrespective of the misstatement’s year(s) origination (“Iron Curtain Approach”). Consequently, a registrant’s financial statements would require adjustment when either approach results in quantifying a misstatement that is material, after considering all relevant quantitative and qualitative factors. SAB No. 108 was effective for financial statements issued for fiscal years ending after November 15, 2006. The application of SAB No. 108 as of January 1, 2007 did not have any impact on the Company’s results of operations or financial position.

In December 2007, FASB issued SFAS No. 141R, “Business Combinations,” which replaces the current standard on business combinations, modifies the accounting for business combinations and requires, with limited exceptions, the acquirer in a business combination to recognize all of the assets acquired, liabilities assumed, and any noncontrolling interests in the acquiree at the acquisition-date fair value. SFAS No. 141R also requires certain contingent assets and liabilities acquired as well as contingent consideration to be recognized at fair value. In addition, the statement requires payments to third parties for consulting, legal, audit, and similar services associated with an acquisition to be recognized as expenses when incurred rather than capitalized as part of the business combination. SFAS No. 141R is effective for fiscal years beginning on or after December 15, 2008 and early adoption is not permitted.

2007 Developments

On October 1, 2007, the Company completed its acquisition of Northwest Suburban in a cash and stock merger transaction. At acquisition, Northwest Suburban had total assets of $546.2 million. The agreement and plan of merger provided that the Company’s stock comprised up to 45% of the purchase price, at an exchange ratio of 2.4551 shares of Company common stock for each Northwest Suburban common share, and that the remainder be paid in cash at the rate of $42.75 for each share of Northwest Suburban common stock. The Company issued 3.7 million shares of common stock, paid $81.2 million in cash, and incurred $414,000 in costs that were capitalized for a total purchase price of $136.7 million. Mr. Dennis M. O’Hara, a director of Northwest Suburban, joined the Board of Directors of the Company and the Bank upon closing. Mr. John G. Eilering, Northwest Suburban’s Chairman and Chief Executive Officer joined the Bank as Area President — Northwest. Mr. Stephan L. Markovits, President of Northwest Suburban joined the Bank as Executive Vice President — Commercial Lending. The systems conversions were successfully completed during the weekend of October 27. The Company used the proceeds from a $75.0 million term note under a borrowing facility it has with a correspondent bank to pay for a portion of the cash requirement of the acquisition. The term note has an initial rate of one-month LIBOR plus 140 basis points and matures on September 28, 2010.

This acquisition added five more branches and made the Company, based on deposits, the 17th largest bank in the Chicago area as well as expanding the Company’s geographic footprint in the northwest suburbs. Northwest Suburban’s branch locations in Des Plaines, Lakemoor, Lake Zurich, Mount Prospect, and North Barrington provide a complimentary addition to the Company’s branches in northwest Cook, DuPage, Kane, Lake, and McHenry counties. In addition, the Company believes that this acquisition will contribute to expansion and diversification of its loan portfolio, its deposit base, and its noninterest income. All key sales professionals from Northwest Suburban were retained.

In July 2007, the Company entered into a joint marketing arrangement with the largest privately held mortgage bank in Chicago. Through this arrangement, approximately fifteen of the Company’s employees became employees of the mortgage bank, eliminating the fixed costs and regulatory risk associated with this very cyclical and complex business. The marketing arrangement also enabled the Company to offer its customers an even broader array of residential mortgage products.

In December 2007, the Company raised $41.4 million in new equity capital, net of issuance costs, through an offering of 1,725,000 depositary shares, each representing 1/100th of a share of its Series A noncumulative redeemable convertible perpetual preferred stock, at $25.00 per depositary share. The infusion of capital strengthened the Company’s balance sheet as well as allowed it to partially pay down balances outstanding on its term note and revolving line of credit and contribute capital to the Bank.

During 2007, the Company repurchased 661,500 shares of its common stock at an average price of $14.25. There remains 374,111 of capacity to repurchase shares on the Company’s existing authorized repurchase program at December 31, 2007. See Item 5. Market for the Registrant’s Common Equity and Related Stockholder Matters for details on the common stock repurchased during 2007.

As of December 31, 2007, FNMA and FHLMC preferred equity securities represented $85.1 million or 11.0% of the total amortized cost of the Company’s portfolio of investment securities and $66.0 million or 8.8% of the fair value of the Company’s portfolio of investment securities. Management does not believe the unrealized loss on these equity securities of $19.2 million as of December 31, 2007 represents other-than-temporary impairment as of that date. These unrealized losses are primarily attributable to changes in interest rates as well as turbulent economic conditions impacting the credit markets in the second half of 2007. See Note 5 — Securities to the consolidated financial statements for more details on the Company’s securities portfolio.

2006 Developments

On July 1, 2006, the Company completed its acquisition of Royal American. At acquisition, Royal American had total assets of $561.2 million. The Company issued 2.9 million common shares, paid $64.6 million in cash, and incurred $795,000 in costs that were capitalized for a total purchase price of $129.2 million.

During the second half of 2006, the Company repurchased 204,188 shares of its common stock at an average price of $23.37. These shares were acquired in private and public transactions as part of the Company’s 5% stock repurchase program.

Earnings for 2006 were reduced by provisions for loan losses recorded to reflect the deterioration of one large lending relationship, the Large Problem Credit. Developments in this customer’s operations, relating to uncertainty of the customer’s ability to collect a large account receivable, prompted the Company to record a $5.5 million provision for loan losses and charge off $7.5 million in the fourth quarter of 2006. The Company also recorded a loan loss provision of $5.0 million relating to this problem relationship in the second quarter of 2006.

The Company reduced its loan concentrations in 2006. The balance outstanding for borrowing relationships of $30.0 million or more decreased by $124.0 million, or 56.7% compared to 2005.

2005 Developments

In June 2005, the Company completed its balance sheet repositioning which included the sale of low-yielding, long duration U.S. government-sponsored entity notes, prepayment of long-term high cost FHLB advances, and redemption of 10% trust preferred securities, which resulted in pre-tax charges of $30.8 million from continuing operations.

On August 16, 2005, the Company issued 3,450,000 shares of its common stock at $21.00 per share in a secondary public offering. This offering, which included 450,000 shares to cover over-allotments, increased equity by $67.9 million, after issuance costs.

The Company entered into a Stock Purchase Agreement with Western Illinois Bancshares, Inc., pursuant to which WIB acquired Midwest Bank of Western Illinois, Monmouth, Illinois (“MBWI”), formerly one of the Company’s bank subsidiaries. The sale of MBWI closed on September 30, 2005. The sale price was $32.0 million. MBWI made a dividend distribution to the Company, prior to the sale closing, in the amount of $3.9 million. The after-tax gain on the sale of MBWI of $6.9 million is shown in the income statement as discontinued operations for the year ended December 31, 2005.

Consolidated Results of Operations

2007 Compared to 2006

Set forth below are some highlights of 2007 results compared to 2006.

•	Net income was $18.6 million for the year ended December 31, 2007 compared to $17.7 million for the prior year.

•	Core income (defined as income excluding merger-related expense as reconciled below in “Supplemental Information”) was $19.4 million for the year ended December 31, 2007, or 3.6% higher compared to core income of $18.7 million for the year ended December 31, 2006.

•	Basic and diluted earnings per share for the year ended December 31, 2007 were both $0.72 compared to $0.76 and $0.75 for basic and diluted, respectively, for 2006.

•	The return on average assets was 0.58% for 2007 compared to a 0.67% for 2006; core return on average assets (as reconciled below) was 0.61% for 2007 compared to 0.71% for 2006.

•	The return on average equity was 6.13% in 2007 compared to a 7.04% in 2006; core return on average equity (as reconciled below) was 6.39% for 2007 compared to 7.42% for 2006.

•	Top line revenue (net interest income plus noninterest income) increased by $8.3 million, or 9.2%, to $98.1 million for 2007 compared to $89.8 million in the prior year.

•	The carrying cost of the previously disclosed Large Problem Credit continues to have a substantial negative impact on earnings, reducing net income by approximately $0.10 per diluted share in 2007. The Large Problem Credit accounted for $29.0 million of nonaccrual loans at year end 2007.

Net Interest Income.  Net interest income on a fully tax-equivalent basis increased $6.7 million, or 8.4%, to $86.2 million in 2007 from $79.6 million in 2006. The Northwest Suburban acquisition contributed to the increase in the net interest income for the year ended December 31, 2007 along with loan growth, but interest expense increased to a greater extent. The Company’s net interest margin (tax equivalent net interest income as a percentage of earning assets) decreased to 3.02% for 2007 compared to 3.32% for 2006.

Trends in fully tax equivalent interest income and average earning assets include:

•	Interest income increased $33.9 million to $197.5 million in 2007 compared to $163.5 million in 2006. Average earning assets increased by $464.1 million ($498.3 million of earning assets were acquired through the Northwest Suburban acquisition on October 1, 2007) and average yields increased by 8 basis points.

•	Interest income on loans increased $31.2 million to $155.3 million in 2007 from $124.1 million in 2006 due to an increase of $429.8 million in average loans; $439.2 million in loans were acquired in the Northwest Suburban acquisition on October 1, 2007.

•	Interest income on securities increased $2.3 million to $40.4 million in 2007 from $38.1 million in 2006 as a result of an increase in yields on securities from 5.39% in 2006 to 5.55% while average securities increased $21.2 million, or 3.0%.

Trends in interest expense and average interest-bearing liabilities include:

•	Interest expense increased $27.3 million to $111.2 million in 2007 from $84.0 million in 2006. Average balances on interest-bearing liabilities increased by $436.4 million in 2007 to $2.6 billion compared to $2.1 billion in the prior year while rates paid increased 39 basis points to 4.34% during 2007 compared to 3.95% in 2006.

•	Interest expense on deposits increased by $19.2 million to $76.7 million in 2007 from $57.5 million in 2006. Average interest-bearing deposits increased $273.0 million to $1.9 billion in 2007 compared to $1.6 billion in the prior year; $405.4 million in interest-bearing deposits were acquired in the Northwest Suburban acquisition on October 1, 2007. Average rates paid on interest-bearing deposits increased by 50 basis points to 4.13% in 2007 compared to 3.63% in the prior year.

•	Average interest-bearing core deposits (interest-bearing demand deposit, money market, and savings accounts) increased $71.6 million in 2007 compared to 2006 and average rates paid increased 46 basis points.

•	Average certificates of deposit less than $100,000 increased by $14.0 million while average rates paid increased by 67 basis points. Average certificates of deposit greater than $100,000 increased $187.4 million in 2007 and average rates paid increased 3 basis points. Average brokered deposits increased by $129.4 million in 2007 compared to the prior year.

•	Interest expense on borrowings increased by $8.1 million to $34.5 million in 2007 from $26.5 million in 2006. Average borrowings increased by $163.4 million to $708.8 million in 2007 compared to $545.4 million in the prior year, primarily a result of the Company’s asset growth exceeding deposit growth and $81.2 million cash used for the Northwest Suburban acquisition.

•	Interest expense on Federal funds purchased and securities sold under agreements to repurchase increased by $1.2 million in 2007 as a result of the increases in average balances of $48.4 million.

•	Interest expense on FHLB advances increased by $5.0 million in 2007 compared to the prior year while average balances increased by $88.4 million during the same period. Average rates paid on FHLB advances rose by 37 basis points in 2007 to 4.66% compared to 4.29% in 2006.

•	Average junior subordinated debentures decreased by $5.3 million in 2007 compared to the prior year while rates paid increased by 18 basis points. The Company acquired $10.3 million in junior subordinated debentures at LIBOR plus 2.70% through the Northwest Suburban acquisition, and redeemed $15.5 million at LIBOR plus 3.45% in November 2007.

•	Average notes payable increased by $21.2 million in 2007 compared to the prior year. The Company used the proceeds from a $75.0 million term note it has with a correspondent bank to pay the cash portion of the Northwest Suburban acquisition. The term note has an initial rate of one-month LIBOR plus 140 basis points.

•	Short-term LIBOR rates, which most of the Company’s borrowings are indexed to, have been declining and are anticipated to continue its decline in the near term.

Provision for Loan Losses.  The provision for loan losses decreased by $7.2 million to $4.9 million in 2007 from $12.1 million in 2006; the 2006 provision reflects the deterioration in the credit quality of the Large Problem Credit.

The Company recorded a $5.5 million provision for loan losses and charged off $7.5 million of Large Problem Credit loans in the fourth quarter of 2006. The Company recorded a loan loss provision of $5.0 million relating to this problem relationship in the second quarter of 2006. Net outstandings for the Large Problem Credit have increased by $3.2 million since December 31, 2006 to $29.0 million representing 59.0% of total nonaccrual loans at December 31, 2007.

As of December 31, 2007, the allowance for loan losses totaled $26.7 million, or 1.08% of total loans, and was equal to 54.4% of nonaccrual loans compared to $23.2 million, or 1.19% of total loans, and 54.2% of nonaccrual loans at December 31, 2006. The allowance was increased by $2.8 million as a result of the Northwest Suburban acquisition.

Noninterest Income.  The Company’s total noninterest income was $15.5 million in 2007 compared to $14.6 million in 2006. Noninterest income as a percentage of average assets was 0.49% for 2007 compared to 0.55% for the prior year. The changes in noninterest income are noted below:

•	$964,000 increase in service charges on deposits as a result of an increased deposit base;

•	$669,000 increase in the cash surrender value of life insurance reflecting an addition of $12.9 million of such insurance acquired from Northwest Suburban;

•	$938,000 increase in trust income reflecting an entire year’s earnings from the trust assets under management previously acquired from Royal American on July 1, 2006;

•	$297,000 increase in insurance and brokerage commissions mostly as a result of increased annuity sales;

•	$317,000 decrease in gains on sale of loans resulting from the outsourcing of residential mortgage origination operations;

•	$1.3 million gain on extinguishment of debt in 2006; and

•	$624,000 decrease in trading profits.

As part of its strategic plan, the Company has introduced an enhanced sales initiative aimed at increasing cross-selling to both new and existing customers. During the fourth quarter of 2007, the Company launched a marketing campaign aimed at our community bank brand and risk-based pricing for consumer loans.

Noninterest Expense.  The Company’s total noninterest expense increased by $12.8 million, or 21.8%, to $71.4 million in 2007 from $58.6 million in 2006. Noninterest expense as a percentage of average assets was 2.24% for 2007 compared to 2.22% for 2006. The increase in total noninterest expenses in 2007 was primarily due to the following factors:

•	Salaries and employee benefits increased $7.7 million reflecting the additions to management and employees from the Royal American and Northwest Suburban acquisitions;

•	Non-capitalized merger related expense was $1.3 million in 2007 compared to $1.6 million in 2006;

•	Occupancy and equipment increased $2.4 million in 2007 compared to the prior year reflecting the additional branches acquired in the Royal American and Northwest Suburban acquisitions;

•	Marketing expenses increased by $260,000 in 2007 compared to the prior year due to increased marketing activity;

•	Amortization of intangible assets increased by $695,000; and

•	Professional services increased $499,000 in 2007 due to an increase in loan workout legal fees and consulting expense.

The efficiency ratio was 68.29% for the year ended December 31, 2007 compared to 60.55% in 2006. The core efficiency ratio (which excludes the merger related charges as reconciled below in “Supplemental Information”) was 67.00% for 2007 and 58.86% for 2006 mostly due to the net interest margin compression.

Federal and State Income Tax.  The Company’s consolidated income tax rate varies from statutory rates. The Company recorded income tax expense of $3.2 million in 2007 compared to $1.4 million in 2006. Set forth below is a reconciliation of the effective tax rate for the years ended December 31, 2007 and 2006 to statutory rates.

	Year Ended December 31,
	2007		2006
	(Dollars in thousands)

Income taxes computed at the statutory rate	$7,638	35.0%	$6,709	35.0%
Tax-exempt interest income on securities and loans	(771)	(3.5)	(1,171)	(6.1)
General business credits	(643)	(2.9)	(665)	(3.5)
State income taxes, net of federal tax benefit due to state operating loss	(1,027)	(4.7)	(676)	(3.5)
Income tax reserve reversal	—	—	(591)	(3.1)
Life insurance cash surrender value increase, net of premiums	(1,072)	(4.9)	(838)	(4.4)
Dividends received deduction	(1,214)	(5.6)	(1,106)	(5.8)
Nondeductible meals and entertainment	45	0.2	27	0.2
Annuity proceeds	267	1.2	—	—
Merger related expenses	—	—	(278)	(1.5)
Stock based compensation, net	—	—	56	0.3
Other	23	0.1	(45)	(0.2)

Total provision for income taxes	$3,246	14.9%	$1,422	7.4%

Recent Developments.

The Bank is a member of the Federal Home Loan Bank System which allows it to borrow, and it has borrowed, funds from the Federal Home Loan Bank of Chicago (“FHLB Chicago”). As a result, it is required to hold capital stock of the FHLB Chicago. In October 2007, the FHLB Chicago announced that it entered into a consensual cease and desist order with its regulator which prohibits it from redeeming or repurchasing any capital stock from members or declaring dividends on its capital stock without prior approval. The FHLB Chicago did not pay a dividend for the fourth quarter of 2007. During the first nine months of 2007, the Company held $16.0 million in FHLB Chicago stock which earned 2.8% on average. As a result of the acquisition of Northwest Suburban, the Company held $17.0 million in FHLB Chicago stock beginning October 1, 2007. The Company’s future earnings will be negatively impacted if the FHLB Chicago decides not to declare dividends in future quarters.

Prior to September 30, 2007, the Company was granted a one-time credit to offset FDIC premiums as a result of the Federal Deposit Insurance Reform Act of 2005 (“Reform Act”). This one-time credit has maintained the Company’s 2007 FDIC insurance expense close to its 2006 level. The Company expects this credit to be fully utilized by the end of the first quarter of 2008. As a result, the Company anticipates that the FDIC insurance expense will increase by $1.3 million in 2008.

In May 2007, the State of Illinois enacted new legislation that, among other changes, will change the Illinois apportionment rules for financial organizations and disallow the dividends paid deduction for “captive” real estate investment trusts (“REITs”). The Company has certain tax structures in place which reduce its income tax expense including an 80/20 company which holds a portion of the Company’s securities portfolio and a REIT which holds certain real estate loans previously held by the Bank. Based on the new legislation, the Company expects an increase in its Illinois income tax liability starting in 2008.

On January 1, 2008, the Company granted 15,000 shares of restricted stock, with a grant-date fair value of $12.42, to the new Chairman of the Board of Directors. These shares will vest as follows: 5,000 shares on January 1, 2008; 5,000 shares on January 1, 2009 and 5,000 shares on January 1, 2010, provided he is serving as Chairman of the Board of Directors of the Company as of each such date. On January 28, 2008, the Company granted 203,324 shares of restricted stock, with a grant-date fair value of $11.05, to officers and key employees. These shares will vest on the fifth anniversary of issuance unless certain performance goals are achieved prior to the fifth anniversary. If the Compensation Committee determines that the performance goals have been met, the restricted stock will vest at that time. The Company’s newly appointed executive vice president and chief financial officer effective March 17, 2008 will receive an award of 5,000 shares of restricted stock which will vest on March 17, 2009, provided she is still employed by the Company.

As of December 31, 2007, FNMA and FHLMC preferred equity securities represented $85.1 million or 11.0% of the total amortized cost of the Company’s portfolio of investment securities and $66.0 million or 8.8% of the fair value of the Company’s portfolio of investment securities. Management does not believe the unrealized loss on these equity securities of $19.2 million as of December 31, 2007 represents other-than-temporary impairment as of that date. These unrealized losses are primarily attributable to changes in interest rates as well as turbulent economic conditions impacting the credit markets in the second half of 2007. See Note 5 — Securities to the consolidated financial statements for more details on the Company’s securities portfolio.

2006 Compared to 2005

Set forth below are some highlights of 2006 results compared to 2005 for continuing operations. In accordance with SFAS No. 144, the results of operations for MBWI, which was sold in 2005, are shown in the Company’s statement of income as “discontinued operations” and are not included below.

•	Income was $17.7 million for the year ended December 31, 2006 compared to a loss of $1.6 million for the prior year.

•	Core income (defined as income excluding the merger related and balance sheet repositioning charges as reconciled below in “Supplemental Information”) was $18.7 million for the year ended December 31, 2006, or 7.4% higher compared to core income of $17.4 million for the year ended December 31, 2005.

•	Basic and diluted earnings per share for the year ended December 31, 2006 were $0.76 and $0.75, respectively, compared to a loss of $0.08 per share for both basic and diluted for 2005.

•	2006 earnings were reduced by provisions for loan losses recorded to reflect the deterioration of the Large Problem Credit. The Company recorded a loan loss provision of $5.0 million relating to this problem relationship in the second quarter of 2006. In the fourth quarter, the Company recorded a $5.5 million provision for loan losses and charged off $7.5 million of these loans to reflect the deterioration of the relationship with this borrower.

•	The return on average assets was 0.67% for 2006 compared to a negative 0.07% for 2005; core return on average assets (as reconciled below) was 0.71% for 2006 compared to 0.76% for 2005.

•	The return on average equity was 7.04% in 2006 compared to a negative 0.95% in 2005; core return on average equity (as reconciled below) was 7.42% for 2006 compared to 10.37% for 2005.

Net Interest Income.  Net interest income on a fully tax-equivalent basis increased $15.5 million, or 24.2%, to $79.6 million in 2006 from $64.1 million in 2005. The Royal American acquisition contributed to the increase in the net interest income for the year ended December 31, 2006 along with organic loan growth and an increase in rates, while interest expense increased to a lesser extent. The Company’s net interest margin (tax equivalent net interest income as a percentage of earning assets) slightly increased to 3.32% for 2006 compared to 3.31% for 2005.

Trends in fully tax equivalent interest income and average earning assets include:

•	Interest income increased $48.7 million to $163.5 million in 2006 compared to $114.9 million in 2005. Average earning assets increased by $457.7 million (approximately $262.2 million of this increase was attributable to the Royal American acquisition) and average yields increased by 90 basis points.

•	Interest income on loans increased $43.9 million to $124.1 million in 2006 from $80.2 million in 2005 due to an increase in average rates paid on loans from 6.63% to 7.48% and an increase of $448.0 million in average loans; $261.8 million of the increase in average loans was from the Royal American acquisition.

•	Interest income on securities increased $4.7 million to $38.1 million in 2006 from $33.4 million in 2005 as a result of an increase in yields on securities from 4.81% in 2005 to 5.39% in 2006 while average securities increased $12.9 million, or 1.9%.

Trends in interest expense and average interest-bearing liabilities include:

•	Interest expense on interest-bearing liabilities increased $33.2 million to $84.0 million in 2006 from $50.8 million in 2005. Average balances on interest-bearing liabilities increased by $360.3 million in 2006 to $2.1 billion compared to $1.8 billion in the prior year while rates paid increased 108 basis points to 3.95% during 2006 compared to 2.87% in 2005.

•	Interest expense on interest-bearing deposits increased by $23.5 million to $57.5 million in 2006 from $34.1 million in 2005. Average interest-bearing deposits increased $237.2 million to $1.6 billion in 2006 compared to $1.3 billion in the prior year; $188.0 million of the increase was attributable to the Royal American acquisition. Average rates paid on interest-bearing deposits increased by 110 basis points to 3.63% in 2006 compared to 2.53% in the prior year.

•	The migration of demand deposit, interest-bearing demand deposit, money market, and savings accounts into certificates of deposit and the reliance on more expensive wholesale funds contributed to the increase in the cost of funds.

•	Average interest-bearing core deposits (interest-bearing demand deposit, money market, and savings accounts) decreased $26.7 million in 2006 compared to 2005 and rates paid increased 38 basis points.

•	Average certificates of deposit less than $100,000 remained flat while rates paid increased by 101 basis points. Average certificates of deposit greater than $100,000 increased $266.1 million in 2006 and rates paid increased by 176 basis points. Average brokered deposits increased by $136.5 million in 2006 compared to the prior year.

•	Interest expense on borrowings increased by $9.7 million to $26.5 million in 2006 from $16.7 million in 2005. Average borrowings increased by $123.0 million to $545.4 million in 2006 compared to $422.4 million in the prior year mainly due to the increase in FHLB advances; $15.0 million of the increase in borrowings was from the Royal American acquisition. This increase in borrowings was a result of the Company’s difficulty in raising lower cost deposits.

•	Interest expense on Federal funds purchased and securities sold under agreements to repurchase increased by $4.7 million in 2006 as a result of the increases in rates of 155 basis points and average balances of $23.5 million.

•	Interest expense on FHLB advances increased by $4.1 million in 2006 compared to the prior year while average balances increased by $94.6 million during the same period; a $5.0 million FHLB advance was acquired in the Royal American acquisition. Average rates paid on FHLB advances rose by only 4 basis points in 2006 to 4.29% compared to 4.25% in 2005.

•	The Company used $64.6 million of the cash raised through a secondary public offering to pay for the Royal American acquisition. Funding costs increased as a result of replacing these funds with more expensive borrowings, which were offset by the increase in net interest income resulting from the Royal American acquisition.

Provision for Loan Losses.  The provision for loan losses increased by $9.5 million to $12.1 million in 2006 from $2.6 million in 2005 due primarily to the deterioration in the credit quality of a large lending relationship. Developments in this customer’s operations, relating to uncertainty of the customer’s ability to collect a large account receivable, prompted the Company to record a $5.5 million provision for loan losses and charge off $7.5 million of these loans in the fourth quarter of 2006. The Company recorded a loan loss provision of $5.0 million relating to this problem relationship in the second quarter of 2006. As of December 31, 2006, the allowance for loan losses totaled $23.2 million, or 1.19% of total loans, and was equal to 54.2% of nonaccrual loans compared to $17.8 million, or 1.32% of total loans, and 224.7% of nonaccrual loans at December 31, 2005.

Noninterest Income.  The Company’s total noninterest income was $14.6 million in 2006 compared to the loss of $6.2 million in 2005. The loss in 2005 was primarily due to the losses on securities transactions of $17.4 million, mainly as a result of a balance sheet repositioning. Other changes in noninterest income are noted below:

•	$1.3 million 2006 gain on extinguishment of debt. The Company, as part of its program of repositioning the maturities of its borrowings, recognized a gain on the extinguishment of debt of $625,000 in the first quarter of 2006 as a result of the prepayment of a $28.0 million repurchase agreement and recognized $625,000 gain in the second quarter of 2006 as a result of the assignment of a $50.0 million FHLB advance;

•	$629,000 increase in the cash surrender value of life insurance reflecting an additional purchase of bank owned life insurance of $6.0 million in 2006 and $12.5 million of such insurance acquired with Royal American;

•	$616,000 increase in trust income primarily as a result of the trust operations acquired from Royal American;

•	$594,000 increase in service charges on deposits mainly due to the increase in noninterest-bearing demand deposit service charges of $1.1 million which was partially offset by the decrease in overdraft fees of $514,000;

•	$471,000 increase in insurance and brokerage commissions as a result of increased staff and brokerage activity;

•	$403,000 increase in gains on sale of loans due to a 134.5% increase in loans sold as a result of a higher level of mortgage refinancing volume; and

•	$211,000 increase in trading profits.

As part of its strategic plan, the Company is focusing on opportunities to increase noninterest income especially in the areas of corporate cash management, insurance and investment services, trust services, and secondary-market mortgage lending.

Noninterest Expense.  The Company’s total noninterest expense decreased by $1.9 million, or 3.2%, to $58.6 million in 2006 from $60.5 million in 2005; 2005 reflects approximately $13.6 million in charges taken in connection with the balance sheet repositioning. Noninterest expense as a percentage of average assets was 2.22% for 2006 compared to 2.63% for 2005. The decrease in total noninterest expense in 2006 was primarily due to the following factors:

•	The loss on extinguishment of debt of $13.1 million in 2005, which did not occur in 2006;

•	Other real estate expense decreased by $2.2 million in 2006 compared to 2005 as a result of a $2.4 million write down of other real estate owned in the second quarter of 2005;

•	Salaries and employee benefits increased $7.8 million reflecting additions to management and the 50 full-time equivalent employees from the Royal American acquisition;

•	Non-capitalized merger related expense was $1.6 million in 2006;

•	Occupancy and equipment increased $1.5 million in 2006 compared to the prior year reflecting the additional branches acquired in the Royal American acquisition;

•	Marketing expenses increased by $294,000 in 2006 compared to the prior year due to increased marketing activity; and

•	Professional services increased $248,000 in 2006 due to an increase in consulting expense.

The efficiency ratio was 60.55% for the year ended December 31, 2006 compared to 75.44% in 2005. The core efficiency ratio (which excludes the merger related and balance sheet repositioning charges as reconciled below in “Supplemental Information”) was 58.86% for 2006 and 58.00% for 2005.

Federal and State Income Tax.  The Company’s consolidated income tax rate varies from statutory rates. The Company recorded income tax expense of $1.4 million in 2006 compared to the income tax benefit of $6.3 million in 2005. Set forth below is a reconciliation of the effective tax rate from continuing operations for the years ended December 31, 2006 and 2005 to statutory rates.

	Year Ended December 31,
	2006		2005
	(Dollars in thousands)

Income taxes computed at the statutory rate	$6,709	35.0%	$(2,770)	(35.0)%
Tax-exempt interest income on securities and loans	(1,171)	(6.1)	(563)	(7.1)
General business credits	(665)	(3.5)	(255)	(3.2)
State income taxes, net of federal tax benefit due to state operating loss	(676)	(3.5)	(952)	(12.0)
Income tax reserve reversal	(591)	(3.1)	—	—
Life insurance cash surrender value increase, net of premiums	(838)	(4.4)	(615)	(7.8)
Life insurance death benefit	—	—	(276)	(3.5)
Dividends received deduction	(1,106)	(5.8)	(868)	(11.0)
Nondeductible meals and entertainment	27	0.2	13	0.2
Merger related expenses	(278)	(1.5)	—	—
Stock based compensation, net	56	0.3	—	—
Other	(45)	(0.2)	(39)	(0.5)

Total provision (benefit) for income taxes	$1,422	7.4%	$(6,325)	(79.9)%

Supplemental Information.  Core income from continuing operations is income from continuing operations excluding merger related charges and balance sheet repositioning charges. Management believes that core income from continuing operations is a more useful measure of operating performance since it excludes items that are not recurring in nature. In addition, management believes core income is more reflective of current trends. The following table reconciles reported income from continuing operations to core income from continuing operations for the years ended December 31, 2007, 2006, and 2005:

	Year Ended December 31,
	2007	2006	2005
	(In thousands)

Income (loss) from continuing operations	$18,577	$17,746	$(1,589)
Merger related charges, net of tax	806	961	—
Loss on sale of U.S. government-sponsored entity notes, net of tax	—	—	10,595
Charge from prepayment of FHLB advances, net of tax	—	—	5,886
Charge from unwinding of swaps, net of tax	—	—	2,206
Charge from redemption of trust preferred securities, net of tax	—	—	318

Core income from continuing operations (non-GAAP measure)	$19,383	$18,707	$17,416

Core return on average assets is core income from continuing operations, reconciled above, divided by average assets for that period. Core return on average equity is core income from continuing operations, reconciled above, divided by average equity for that period. Management believes that core return on average assets and average equity are more useful measures of operating performance since it excludes items that are not recurring in nature and are more reflective of current trends.

The efficiency ratio is noninterest expense less amortization of intangible assets and foreclosed properties expenses divided by the sum of net interest income (tax equivalent) plus noninterest income. Core efficiency ratio excludes charges from the balance sheet repositioning and retirement benefit obligation as well as the merger related charges. Management believes that the core efficiency ratio is a more useful measure since it excludes items that are not recurring in nature and is more reflective of current trends. The following table reconciles reported noninterest expense to core noninterest expense for the periods presented:

	Year Ended December 31,
	2007	2006	2005
	(In thousands)

Noninterest expense	$71,395	$58,615	$60,527
Merger related charges	(1,312)	(1,595)	—
Charge from prepayment of FHLB advances	—	—	(9,547)
Charge from unwinding of swaps	—	—	(3,578)
Charge from redemption of trust preferred securities	—	—	(516)

Core noninterest expense (non-GAAP measure)	$70,083	$57,020	$46,886

Interest-Earning Assets and Interest-Bearing Liabilities

The following table sets forth the average balances, net interest income and expense and average yields and rates for the Company’s interest-earning assets and interest-bearing liabilities for the indicated periods on a tax-equivalent basis assuming a 35.0% tax rate.

	Year Ended December 31,
	2007			2006			2005
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)

Interest-Earning Assets:
Federal funds sold and interest-bearing deposits due from banks	$17,124	$839	4.90%	$10,009	$506	5.06%	$18,576	$505	2.72%
Securities:
Taxable(1)	669,154	36,901	5.51	613,485	32,593	5.31	662,100	31,448	4.75
Exempt from federal income taxes(1)	58,844	3,491	5.93	93,347	5,492	5.88	31,801	1,920	6.04

Total securities	727,998	40,392	5.55	706,832	38,085	5.39	693,901	33,368	4.81
FRB and FHLB stock	24,697	839	3.40	18,105	693	3.83	14,081	727	5.16
Loans held for sale	1,450	89	6.14	2,028	125	6.16	805	47	5.84
Loans:
Commercial loans(1)(3)(4)	452,438	34,105	7.54	296,533	23,219	7.83	183,553	12,194	6.64
Commercial real estate loans(1)(3)(4)(6)	1,336,421	100,954	7.55	1,110,828	83,891	7.55	842,889	57,130	6.78
Agricultural loans(1)(3)(4)	3,406	268	7.87	2,456	191	7.78	1,615	116	7.18
Consumer real estate loans(3)(4)(6)	285,999	19,207	6.72	240,601	16,207	6.74	178,982	10,492	5.86
Consumer installment loans(3)(4)	10,432	788	7.55	8,502	631	7.42	3,834	293	7.64

Total loans	2,088,696	155,322	7.44	1,658,920	124,139	7.48	1,210,873	80,225	6.63

Total interest-earning assets	$2,859,965	$197,481	6.91%	$2,395,894	$163,548	6.83%	$1,938,236	$114,872	5.93%

Noninterest-Earning Assets:
Cash	$57,185			$61,519			$47,201
Premises and equipment, net	27,093			21,706			22,706
Allowance for loan losses	(24,977)			(22,115)			(17,562)
Other assets	262,724			178,134			314,505

Total noninterest-earning assets	322,025			239,244			366,850

Total assets	$3,181,990			$2,635,138			$2,305,086

Interest-Bearing Liabilities:
Deposits:
Interest-bearing demand deposits	$182,276	$3,366	1.85%	$150,503	$1,759	1.17%	$176,355	$2,147	1.22%
Money-market demand accounts and savings accounts	386,722	9,949	2.57	346,933	7,571	2.18	347,792	5,718	1.64
Time deposits less than $100,000	761,698	37,114	4.87	747,676	31,370	4.20	747,611	23,814	3.19
Time deposits of $100,000 or more	525,649	26,263	5.00	326,516	16,287	4.99	60,405	1,950	3.23
Public funds	—	—	—	11,703	531	4.54	13,943	438	3.14

Total interest-bearing deposits	1,856,345	76,692	4.13	1,583,331	57,518	3.63	1,346,106	34,067	2.53
Borrowings:
Federal funds purchased and repurchase agreements	304,269	13,131	4.32	255,843	11,913	4.66	232,326	7,229	3.11
FHLB advance	317,232	14,769	4.66	228,811	9,808	4.29	134,194	5,701	4.25
Junior subordinated debt	66,114	5,275	7.98	60,776	4,741	7.80	55,672	3,791	6.81
Notes payable	21,212	1,370	6.46	—	—	—	202	9	4.46

Total borrowings	708,827	34,545	4.87	545,430	26,462	4.85	422,394	16,730	3.96

Total interest-bearing liabilities	$2,565,172	$111,237	4.34%	$2,128,761	$83,980	3.95%	$1,768,500	$50,797	2.87%

Noninterest-Bearing Liabilities:
Demand deposits	$274,819			$220,706			$154,180
Other liabilities	38,804			33,495			214,381

Total noninterest-bearing liabilities	313,623			254,201			368,561
Stockholders’ equity	303,195			252,176			168,025

Total liabilities and stockholders’ equity	$3,181,990			$2,635,138			$2,305,086

Net interest income (tax equivalent)(1)(5)		$86,244	2.57%		$79,568	2.88%		$64,075	3.05%

Net interest margin (tax equivalent)(1)			3.02%			3.32%			3.31%
Net interest income(2)(5)		$82,632			$75,282			$61,447

Net interest margin(2)			2.89%			3.14%			3.17%

(1)	Adjusted for 35% tax rate and adjusted for the dividends-received deduction where applicable.

(2)	Not adjusted for 35% tax rate or for the dividends-received deduction.

(3)	Nonaccrual loans are included in the average balance; however, these loans are not earning any interest.

(4)	Includes loan fees (in thousands) of $2,747, $3,113, and $2,610 for 2007, 2006, and 2005, respectively.

(5)	The following table reconciles reported net interest income on a tax equivalent basis for the periods presented (in thousands):

	2007	2006	2005

Net interest income	$82,632	$75,282	$61,447
Tax-equivalent adjustment to net interest income	3,612	4,286	2,628

Net interest income, fully tax-equivalent basis	$86,244	$79,568	$64,075

(6)	Includes construction loans.

Changes in Interest Income and Expense

The changes in net interest income from period to period are reflective of changes in the interest rate environment, changes in the composition of assets and liabilities as to type and maturity (and the inherent interest rate differences related thereto), and volume changes. Later sections of this discussion and analysis address the changes in maturity composition of loans and investments and in the asset and liability repricing gaps associated with interest rate risk, all of which contribute to changes in net interest margin.

The following table sets forth an analysis of volume and rate changes in interest income and interest expense of the Company’s average interest-earning assets and average interest-bearing liabilities for the indicated periods on a tax-equivalent basis assuming a 35.0% tax rate. The table distinguishes between the changes related to average outstanding balances (changes in volume holding the interest rate constant) and the changes related to average interest rates (changes in average rate holding the outstanding balance constant). The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

	Year Ended December 31,
	2007 Compared to 2006			2006 Compared to 2005
	Change Due to			Change Due to
	Net	Volume	Rate	Net	Volume	Rate
	(In thousands)

Interest-Earning Assets:
Federal funds sold and interest- bearing due from banks	$333	$349	$(16)	$1	$(303)	$304
Securities taxable	4,308	3,037	1,271	1,145	(2,414)	3,559
Securities exempt from federal income taxes	(2,001)	(2,047)	46	3,572	3,622	(50)
FRB and FHLB stock	146	231	(85)	(34)	180	(214)
Loans held for sale	(36)	(35)	(1)	78	75	3
Commercial loans	10,886	11,782	(896)	11,025	8,545	2,480
Commercial real estate loans	17,063	17,041	22	26,761	19,687	7,074
Agricultural loans	77	75	2	75	65	10
Consumer real estate loans	3,000	3,049	(49)	5,715	3,988	1,727
Consumer installment loans	157	146	11	338	347	(9)

Total interest-earning assets	$33,933	$33,628	$305	$48,676	$33,792	$14,884

Interest-Bearing Liabilities:
Interest-bearing demand deposits	$1,607	$429	$1,178	$(388)	$(305)	$(83)
Money market demand accounts and savings accounts	2,378	929	1,449	1,853	(14)	1,867
Time deposits of less than $100,000	5,744	598	5,146	7,556	2	7,554
Time deposits of $100,000 or more	9,976	9,949	27	14,337	12,758	1,579
Public funds	(531)	(531)	—	93	(79)	172
Federal funds purchased and repurchase agreements	1,218	2,136	(918)	4,684	793	3,891
FHLB advances	4,961	4,057	904	4,107	4,055	52
Junior subordinated debentures	534	424	110	950	367	583
Notes payable	1,370	1,370	—	(9)	(9)	—

Total interest-bearing liabilities	$27,257	$19,361	$7,896	$33,183	$17,568	$15,615

Net interest	$6,676	$14,267	$(7,591)	$15,493	$16,224	$(731)

Financial Condition

The following table sets forth the changes in the balance sheet at December 31, 2007 compared to December 31, 2006 excluding the Northwest Suburban acquisition on October 1, 2007.

					Excluding	Excluding
					Northwest	Northwest
				Northwest	Suburban	Suburban
	December 31,			Suburban	Acquisition	Acquisition
	2007	2006	$ Change	Acquisition(1)	$ Change	% Change
	(Dollars in thousands)

Assets:
Cash and cash equivalents(2)	$84,499	$100,532	$(16,033)	$3,342	$(19,375)	(19.3)%
Securities available-for-sale, at fair value	710,881	589,981	120,900	57,597	63,303	10.7
Securities held-to-maturity, at amortized cost	37,601	45,931	(8,330)	—	(8,330)	(18.1)

Total securities	748,482	635,912	112,570	57,597	54,973	8.6
Federal Reserve and Federal Home Loan Bank stock	29,264	23,592	5,672	1,503	4,169	17.7
Loans held for sale	—	2,672	(2,672)	—	(2,672)	(100.0)
Loans	2,474,327	1,946,816	527,511	439,249	88,262	4.5
Allowance for loan loss	(26,748)	(23,229)	(3,519)	(2,767)	(752)	3.2

Net loans	2,447,579	1,923,587	523,992	436,482	87,510	4.5
Cash surrender value of life insurance	81,166	65,220	15,946	12,884	3,062	4.7
Premises and equipment, net	41,821	21,960	19,861	19,279	582	2.7
Other real estate	2,220	2,640	(420)	—	(420)	(15.9)
Core deposit and other intangibles, net	17,044	11,273	5,771	8,061	(2,290)	(20.3)
Goodwill	160,407	79,488	80,919	80,550	369	0.5
Other assets	80,300	75,170	5,130	7,914	(2,784)	(3.7)

Total assets	$3,692,782	$2,942,046	$750,736	$627,612	$123,124	4.2%

Liabilities and stockholders’ equity:
Noninterest-bearing	$321,317	$276,381	$44,936	$65,299	$(20,363)	(7.4)%
Interest-bearing	2,136,831	1,681,429	455,402	405,361	50,041	3.0

Total deposits	2,458,148	1,957,810	500,338	470,660	29,678	1.5
Federal funds purchased	81,000	66,000	15,000	6,170	8,830	13.4
Securities sold under agreements to repurchase	283,400	201,079	82,321	—	82,321	40.9
Advances from the Federal Home Loan Bank	323,439	319,883	3,556	3,500	56	0.0
Junior subordinated debentures	60,724	65,812	(5,088)	10,310	(15,398)	(23.4)
Notes payable	72,500	—	72,500	75,000	(2,500)	(100.0)
Due to broker	1,539	—	1,539	—	1,539	100.0
Other liabilities	36,868	44,220	(7,352)	6,982	(14,334)	(32.4)

Total liabilities	3,317,618	2,654,804	662,814	572,622	90,192	3.4
Total stockholders’ equity	375,164	287,242	87,922	54,990	32,932	11.5

Total liabilities and stockholders’ equity	$3,692,782	$2,942,046	$750,736	$627,612	$123,124	4.2%

(1)	Includes fair value adjustments.

(2)	Northwest Suburban Acquisition column includes cash and cash equivalents acquired through Northwest Suburban of $10,066 less cash paid for acquisition of $81,163, capitalized costs of $414, costs relating to registration statement of $147, and $75,000 borrowing.

Set forth below are some balance sheet highlights at December 31, 2007 compared to December 31, 2006 excluding changes from the Northwest Suburban acquisition.

•	Total assets increased $123.1 million, or 4.2%.

•	Loans increased $88.3 million, or 4.5%.

•	Securities increased by $55.0 million, or 8.6%.

•	Deposits increased by $29.7 million, or 1.5%.

Set forth below are some asset quality highlights at December 31, 2007 compared to December 31, 2006.

•	The allowance for loan losses was 1.08% of total loans at December 31, 2007 versus 1.19% at December 31, 2006. The allowance for loan losses increased by $2.8 million due to the Northwest Suburban acquisition.

•	Nonaccrual loans decreased to 1.99% of total loans at December 31, 2007 from 2.20% at December 31, 2006. The Large Problem Credit accounted for $29.0 million, or 59.0%, of the $49.2 million in nonaccrual loans at December 31, 2007.

•	Allowance to nonaccrual loans coverage 0.54x for 2007 and 2006.

•	Net loans charged off to average total loans were 0.20% for 2007 compared to 0.59% for 2006. The prior year includes the $7.5 million charge off in the fourth quarter to reflect deterioration of the Large Problem Credit.

Loans

The following table sets forth the composition of the Company’s loan portfolio as of the indicated dates.

	December 31,
	2007(1)	2006(2)	2005(2)	2004(2)	2003(2)
	(In thousands)

Commercial	$1,015,799	$376,944	$201,284	$184,558	$182,344
Construction	444,613	424,181	358,785	270,836	253,951
Commercial real estate	600,451	761,742	496,819	411,535	359,047
Home equity	157,987	147,366	115,429	100,322	77,772
Other consumer	10,968	9,373	4,273	4,377	5,062
Residential mortgage	244,874	227,762	174,184	126,047	77,916

Total loans, gross	2,474,692	1,947,368	1,350,774	1,097,675	956,092
Net deferred fees	(365)	(552)	(778)	(376)	(712)

Total loans	2,474,327	1,946,816	1,349,996	1,097,299	955,380
Allowance for loan losses	(26,748)	(23,229)	(17,760)	(16,217)	(14,459)

Net loans	$2,447,579	$1,923,587	$1,332,236	$1,081,082	$940,921

Loans held for sale:
Consumer real estate	$—	$2,672	$1,912	$693	$1,571

(1)	Source of repayment classification.

(2)	Collateral-based classification.

During the fourth quarter of 2007, the Company revised its classification of commercial loans and commercial real estate loans, changing its prior practice of classifying as commercial real estate loans all loans to a business that included real estate as collateral (“collateral-based” classification). The classification of construction, home equity, and residential mortgages were also reviewed. The new method of presentation (“source of repayment” classification) recognizes that loans to owner-occupied businesses engaged in manufacturing, sales and/or services are commercial loans, regardless of whether real estate is taken as collateral. These loans generally have a lower risk profile than traditional commercial real estate loans. They are primarily dependent on the borrower’s business-generated cash flows for repayment, not on the conversion of real estate that may be pledged as collateral. Loans related to rental income producing properties and properties intended to be sold will continue to be classified as commercial real estate loans. Completing this change in methodology involved a loan-by-loan review of the Company’s commercial and commercial real estate loans. The new presentation methodology is being implemented only as of December 31, 2007 and prospectively, as it is impracticable to apply it to prior years’ data. The Company’s loan portfolio composition at December 31, 2007 under the new “source of repayment” and prior “collateral-based” methodologies was as follows:

	Source of Repayment		Collateral-Based
		% of Gross		% of Gross
	Amount	Loans	Amount	Loans
	(Dollars in thousands)

Commercial	$1,015,799	41.0%	$464,902	18.8%
Construction	444,613	18.0	451,103	18.2
Commercial real estate	600,451	24.3	1,087,876	44.0
Home equity	157,987	6.4	193,506	7.8
Other consumer	10,968	0.4	10,968	0.4
Residential mortgage	244,874	9.9	266,337	10.8

Total loans, gross	2,474,692	100.0%	2,474,692	100.0%
Net deferred fees	(365)		(365)

Total loans, net	$2,474,327		$2,474,327

The following table sets forth the changes in composition of the Company’s loan portfolio (collateral-based classification) as of December 31, 2007 excluding the loans acquired through the Northwest Suburban acquisition compared to December 31, 2006. The collateral-based classification was used for comparability purposes.

					Excluding	Excluding
					Northwest	Northwest
				Northwest	Suburban	Suburban
	December 31,			Suburban	Acquisition	Acquisition
	2007	2006	$ Change	Acquisition(1)	$ Change	% Change
	(Dollars in thousands)

Commercial	$464,902	$376,944	$87,958	$94,510	$(6,552)	(1.7)%
Construction	451,103	424,181	26,922	55,060	(28,138)	(6.6)
Commercial real estate	1,087,876	761,742	326,134	211,929	114,205	15.0
Home equity	193,506	147,366	46,140	45,698	442	0.3
Other consumer	10,968	9,373	1,595	4,238	(2,643)	(28.2)
Residential mortgage	266,337	227,762	38,575	27,814	10,761	4.7

Total loans, gross	2,474,692	1,947,368	527,324	439,249	88,075	4.5
Net deferred fees	(365)	(552)	187	—	187	(33.9)

Total loans	2,474,327	1,946,816	527,511	439,249	88,262	4.5
Allowance for loan losses	(26,748)	(23,229)	(3,519)	(2,767)	(752)	3.2

Net loans	$2,447,579	$1,923,587	$523,992	$436,482	$87,510	4.5%

(1)	Based on Northwest Suburban’s FRY-9C September 30, 2007 data with acquisition fair value adjustments.

Set forth below are other highlights of changes in the loan portfolio excluding changes from the Northwest Suburban acquisition.

•	Total loans increased $88.3 million, or 4.5%.

•	Commercial loans decreased $6.6 million, or 1.7%.

•	Construction loans decreased by $28.1 million or 6.6%.

•	Commercial real estate loans rose by $114.2 million or 15.0%.

•	Consumer loans decreased $2.2 million or 1.4%.

•	Residential mortgage loans increased $10.8 million or 4.7%.

There were no loans held for sale at December 31, 2007 compared to $2.7 million at December 31, 2006 In July 2007, the Company entered into a joint marketing arrangement with a leading privately held mortgage bank in Chicago and exited the mortgage banking business resulting in no loans held for sale at year-end 2007. Management believes that this arrangement will enable the Company to provide better pricing to its customers while also providing the Company with a high quality source of additional loan volume.

The Company attempts to balance the types of loans in its portfolio with the objective of managing risk. Some of the risks the Company evaluates in its lending business include:

•	The primary risks associated with commercial loans are the quality of the borrower’s management, financial strength and cash flow resources, and the impact of local economic factors.

•	Risks associated with real estate loans include concentrations of loans in a certain loan type, such as commercial or residential, and fluctuating land and property values.

•	Consumer loans also have risks associated with concentrations of loans in a single type of loan, as well as the risk a borrower may become unemployed as a result of deteriorating economic conditions.

The Company does not hold any sub-prime loans in its portfolio.

Loan Maturities

The following table sets forth the remaining maturities, based upon contractual dates, for selected loan categories (source of repayment classification) as of December 31, 2007.

	One Year	1-5 Years		Over 5 Years
	Or Less	Fixed	Variable	Fixed	Variable	Total
	(In thousands)

Commercial	$491,960	$380,517	$70,972	$59,169	$13,181	$1,015,799
Construction	396,858	25,427	20,572	1,756	—	444,613
Commercial real estate	190,069	355,928	39,633	13,406	1,415	600,451
Home equity	16,450	14,349	66,248	180	60,760	157,987
Other consumer	6,203	4,082	683	—	—	10,968
Residential mortgage	51,688	57,993	11,925	63,321	59,947	244,874

Total loans, gross	1,153,228	838,296	210,033	137,832	135,303	2,474,692
Net deferred fees						(365)

Total loans						$2,474,327

Nonaccrual Loans

The Company’s financial statements are prepared on the accrual basis of accounting, including the recognition of interest income on its loan portfolio. The accrual of interest on loans is discontinued at the time a loan is 90 days past due unless the credit is well-secured and in process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. A loan is returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Under SFAS No. 114 and No. 118, the Company currently defines loans that are individually evaluated for impairment to include commercial, commercial real estate and agricultural loans over $300,000 where the internal credit rating is at or below a predetermined classification. All other smaller balance loans with similar attributes are evaluated for impairment in total.

The classification of a loan as impaired or nonaccrual does not necessarily indicate that the principal is uncollectible, in whole or in part. Subject to the de minimus level noted above, the Company makes a determination as to the collectibility on a case-by-case basis based upon the specific facts of each situation. The Company considers both the adequacy of the collateral and the other resources of the borrower in determining the steps to be taken to collect impaired or nonaccrual loans. Alternatives that are typically considered to collect impaired or nonaccrual loans are foreclosure, collection under guarantees, loan restructuring, or judicial collection actions.

Loans that are considered to be impaired are reduced to the present value of expected future cash flows or to the fair value of the related collateral by allocating a portion of the allowance to such loans. If these allocations require an increase to be made to the allowance for loan losses, such increases are included in the provision for loan losses charged to expense.

The following table sets forth information on the Company’s nonaccrual loans and nonperforming assets as of the indicated dates.

	December 31,
	2007	2006	2005	2004	2003
	(Dollars in thousands)

Impaired and other loans 90 days past due and accruing	$—	$34	$4	$21	$11

Nonaccrual and impaired loans not accruing	$49,173	$42,826	$7,905	$9,296	$14,916
Foreclosed properties	2,220	2,640	11,154	8,064	6,712

Total nonperforming assets	$51,393	$45,466	$19,059	$17,360	$21,628

Total nonaccrual loans to total loans	1.99%	2.20%	0.59%	0.85%	1.56%
Total nonperforming assets to total loans and foreclosed properties	2.08	2.33	1.40	1.57	2.25
Total nonperforming assets to total assets	1.39	1.55	0.83	0.78	0.96

During 2007, 2006, and 2005, the Company recognized interest income on impaired loans of $1.4 million, $2.9 million, and $2.4 million, respectively.

Nonaccrual loans increased $6.3 million to $49.2 million at December 31, 2007 from $42.8 million at December 31, 2006. The Company previously announced the downgrading of a large loan relationship linked to a single long-standing customer (Large Problem Credit) to substandard in the second quarter of 2006. On December 31, 2007, total nonaccrual loans related to the Large Problem Credit were $29.0 million, representing 59.0% of total nonaccrual loans. The borrower’s corporate entities have filed for protection under chapter 11 of the Bankruptcy Code. The Company continues to aggressively pursue collection through the court system and the liquidation of collateral to pay down these loans. While the current carrying value of these loans at December 31, 2007 reflects management’s best current estimate of net realizable value, there can be no assurance that additional losses may not be incurred.

Foreclosed properties decreased to $2.2 million in 2007 from $2.6 million in 2006. There were no additions to foreclosed properties in 2007. Foreclosed properties are carried at their estimated net realizable value.

Total nonperforming assets increased by $5.9 million from $45.5 million in 2006 to $51.4 million in 2007.

The following table sets forth information on the impact of the Large Problem Credit on the Company’s nonaccrual loans and nonperforming assets as of the indicated dates.

	December 31,
	2007	2006

Nonaccrual loans
Large Problem Credit	$28,989	$25,825
Remainder of portfolio	20,184	17,001

Total nonaccrual loans	$49,173	$42,826

Nonperforming assets
Large Problem Credit	$28,989	$25,825
Remainder of portfolio	22,404	19,641

Total nonperforming assets	$51,393	$45,466

Loans
Large Problem Credit	$28,989	$27,902
Remainder of portfolio	2,445,338	1,918,914

Total loans	$2,474,327	$1,946,816

Loan-related assets(1)
Large Problem Credit	$28,989	$27,902
Remainder of portfolio	2,447,558	1,921,554

Total loan-related assets	$2,476,547	$1,949,456

Nonaccrual loans to loans
Total	1.99%	2.20%
Without Large Problem Credit	0.83	0.89
Nonperforming assets to loan-related assets
Total	2.08%	2.33%
Without Large Problem Credit	0.92	1.02

(1)	Includes loans and foreclosed properties.

Analysis of Allowance for Loan Losses

The Company recognizes that credit losses will be experienced and the risk of loss will vary with, among other things; general economic conditions; the type of loan being made; the creditworthiness of the borrower over the term of the loan; and in the case of a collateralized loan, the quality of the collateral. The allowance for loan losses represents the Company’s estimate of the amount deemed necessary to provide for probable incurred losses in the portfolio. In making this determination, the Company analyzes the ultimate collectibility of the loans in its portfolio by incorporating feedback provided by internal loan staff. The Company makes an ongoing evaluation as to the adequacy of the allowance for loan losses.

On a quarterly basis, management of the Bank meets to review the adequacy of the allowance for loan losses. Each loan officer grades his or her individual commercial credits and the Company’s independent loan review personnel review the officers’ grades. In the event that the loan is downgraded during this review, the loan is included in the allowance analysis at the lower grade. The grading system is in compliance with the regulatory classifications, and the allowance is allocated to the loans based on the regulatory grading, except in instances where there are known differences (e.g., collateral value is nominal).

Estimating the amount of the allowance for loan losses requires significant judgment and the use of estimates related to the amount and timing of expected future cash flows on impaired loans, estimated losses on pools of homogeneous loans based on historical loss experience, and consideration of current economic trends and conditions, all of which may be susceptible to significant change. The loan portfolio also represents the largest asset type on the consolidated balance sheet. Loan losses are charged off against the allowance, while recoveries of amounts previously charged off are credited to the allowance. A provision for loan losses is charged to operations based on management’s periodic evaluation of the factors previously mentioned, as well as other pertinent factors.

The Company’s methodology for determining the allowance for loan losses represents an estimation performed pursuant to SFAS No. 5, “Accounting for Contingencies,” and SFAS No. 114, “Accounting by Creditors for Impairment of a Loan.” The allowance reflects expected losses resulting from analyses developed through specific credit allocations for individual loans and historical loss experience for each loan category. The specific credit allocations are based on regular analyses of commercial, commercial real estate and agricultural loans over $300,000 where the internal credit rating is at or below a predetermined classification. These analyses involve a high degree of judgment in estimating the amount of loss associated with specific loans, including estimating the amount and timing of future cash flows and collateral values. The allowance for loan losses also includes consideration of concentrations and changes in portfolio mix and volume and other qualitative factors. In addition, regulatory agencies, as an integral part of their examinations, may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

There are many factors affecting the allowance for loan losses; some are quantitative while others require qualitative judgment. The process for determining the allowance (which management believes adequately considers all of the potential factors which potentially result in credit losses) includes subjective elements and, therefore, may be susceptible to significant change. To the extent actual outcomes differ from management estimates, additional provisions for credit losses could be required that could adversely affect the Company’s earnings or financial position in future periods.

The following table sets forth loans charged off and recovered by type of loan and an analysis of the allowance for loan losses for the indicated periods.

	Year Ended December 31,
	2007		2006		2005		2004		2003
	(Dollars in thousands)

Average total loans	$2,088,696		$1,658,920		$1,210,873		$984,976		$995,078

Total loans at end of year	$2,474,327		$1,946,816		$1,349,996		$1,097,299		$955,380

Total nonaccrual loans	$49,173		$42,826		$7,905		$9,296		$14,916

Allowance at beginning of year	$23,229		$17,760		$16,217		$14,459		$19,540
Addition resulting from acquisition	2,767		3,244		—		—		300
Allowance adjustment for loan sale by related parties(1)	—		—		—		—		(6,685)
Charge-offs:
Commercial loans	5,092		5,912		1,668		819		7,645
Consumer real estate loans	458		360		15		37		48
Commercial real estate loans	336		4,401		772		1,162		1,500
Agricultural loans	—		—		—		—		—
Consumer installment loans	89		136		64		130		77

Total charge-offs	5,975		10,809		2,519		2,148		9,270
Recoveries:
Commercial loans	885		616		1,448		163		1,072
Consumer real estate loans	9		4		5		32		2
Commercial real estate loans	927		339		6		261		10
Agricultural loans	—		—		—		—		—
Consumer installment loans	15		25		14		50		35

Total recoveries	1,836		984		1,473		506		1,119

Net charge-offs	4,139		9,825		1,046		1,642		8,151
Provision for loan losses	4,891		12,050		2,589		3,400		9,455

Allowance at end of the year	$26,748		$23,229		$17,760		$16,217		$14,459

Net charge-offs to average total loans	0.20%		0.59%		0.09%		0.17%		0.82%
Allowance to total loans at end of year	1.08		1.19		1.32		1.48		1.51
Allowance to nonaccrual loans	0.54	x	0.54	x	2.25	x	1.74	x	0.97	x

(1)	Adjustment made following the Bank’s receipt of $13.3 million of proceeds from an entity indirectly owned by certain directors and family members of directors relating to the sale of previously classified loans, of which $12.5 million was applied to outstanding principal, $750,000 to fund a letter of credit, and $67,000 applied to accrued interest income and late charges on March 26, 2003. As a consequence, the Bank recognized a $4.0 million after-tax capital contribution as a result of the sale of these loans to the related parties.

The provision for loan losses decreased $7.2 million to $4.9 million for the year ended December 31, 2007 from $12.1 million for the year ended December 31, 2006; the prior year expense reflects the deterioration of the Large Problem Credit. The Company charged off $7.5 million of these loans to reflect the deterioration of the Large Problem Credit in 2006. The allowance for loan losses was $26.7 million at December 31, 2007 and $23.2 million at December 31, 2006. Total recoveries on loans previously charged off were $1.8 million for the year ended December 31, 2007 and $984,000 for the year ended December 31, 2006.

Net charge-offs decreased $5.7 million to $4.1 million, or 0.20% of average loans, in 2007 compared to $9.8 million, or 0.59% of average loans in 2006; the prior year reflects the impact of the $7.5 million charge-off discussed above. Allowance for loan losses to nonaccrual loans ratio was 0.54x at December 31, 2007 and 2006.

The following table sets forth the Company’s allocation of the allowance for loan losses by types of loans (collateral based classification) as of the indicated dates.

	December 31,
	2007		2006		2005		2004		2003
		Loan		Loan		Loan		Loan		Loan
		Category		Category		Category		Category		Category
		To		To		To		To		To
		Gross		Gross		Gross		Gross		Gross
	Amount	Loans	Amount	Loans	Amount	Loans	Amount	Loans	Amount	Loans
	(Dollars in thousands)

Commercial	$6,369	21.52%	$6,156	19.87%	$7,727	14.54%	$8,124	16.72%	$6,479	18.57%
Commercial real estate	19,336	65.15	16,166	65.35	7,807	69.24	6,837	68.92	7,101	72.04
Agricultural	2	0.20	3	0.13	3	0.15	—	0.11	—	0.09
Consumer real estate	603	12.64	352	14.10	864	15.76	385	13.90	257	8.81
Consumer installment	81	0.49	90	0.55	46	0.31	438	0.35	360	0.49
Unallocated	357	—	462	—	1,313	—	44	—	262	—

Total allowance for loan losses	$26,748	100.00%	$23,229	100.00%	$17,760	100.00%	$16,217	100.00%	$14,459	100.00%

As of December 31, 2007, approximately 23.8% of the allowance was allocated to commercial loans, while 26.5% was allocated in the prior year. During March 2003, $13.3 million of classified nonperforming loans were sold to an insider group. See footnote (1) to the table on the previous page.

The Company had a reserve for losses on unfunded commitments of $233,000 at December 31, 2007 and 2006.

The Company utilizes an internal asset classification system as a means of reporting problem and potential problem assets. At each scheduled Bank Board of Directors meeting, a watch list is presented, showing significant loan relationships listed by internal risk rating as Special Mention, Substandard, and Doubtful. Set forth below is a discussion of each of these classifications.

Special Mention:  A special mention extension of credit is defined as having potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may, at some future date, result in the deterioration of the repayment prospects for the credit or the institution’s credit position. Special mention credits are not considered as part of the classified extensions of credit category and do not expose an institution to sufficient risk to warrant classification. They are currently protected but are potentially weak. They constitute an undue and unwarranted credit risk.

Loans in this category have some identifiable problem but, in management’s opinion, offer no immediate risk of loss. An extension of credit that is not delinquent also may be identified as special mention. These loans are classified due to Bank management’s actions or the servicing of the loan. The lending officer may be unable to properly supervise the credit because of an inadequate loan or credit agreement. There may be questions regarding the condition of and/or control over collateral. Economic or market conditions may unfavorably affect the obligor in the future. A declining trend in the obligor’s operations or an imbalanced position in the balance sheet may exist, although it is not to the point that repayment is jeopardized. Another example of a special mention credit is one that has other deviations from prudent lending practices.

If the Bank may have to consider relying on a secondary or alternative source of repayment, then collection may not yet be in jeopardy, but the loan may be considered special mention. Other trends that indicate that the loan may deteriorate further include such “red flags” as continuous overdrafts, negative trends on a financial statement, such as a deficit net worth, a delay in the receipt of financial statements, accounts receivable ageings, etc. These loans on a regular basis can be 30 days or more past due. Judgments, tax liens, delinquent real estate taxes, cancellation of insurance policies and exceptions to Bank policies are other “red flags.”

Substandard:  A substandard extension of credit is one inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Extensions of credit so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. In other words, there is more than a normal risk of loss. Loss potential, while existing in the aggregate amount of substandard credits, does not have to exist in individual extensions of credit classified substandard.

The likelihood that a substandard loan will be paid from the primary source of repayment may also be uncertain. Financial deterioration is underway and very close attention is warranted to insure that the loan is collected without a loss. The Bank may be relying on a secondary source of repayment, such as liquidating collateral, or collecting on guarantees. The borrower cannot keep up with either the interest or principal payments. If the Bank is forced into a subordinated or unsecured position due to flaws in documentation, the loan may also be substandard. If the loan must be restructured, or interest rate concessions made, it should be classified as such. If the bank is contemplating foreclosure or legal action, the credit is likely substandard.

Doubtful:  An extension of credit classified doubtful has all the weaknesses inherent in one classified substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. The possibility of loss is extremely high; however, because of certain important and reasonably specific pending factors that may work to the advantage of and strengthen the credit, its classification as an estimated loss is deferred until its more exact status may be determined. Pending factors may include a proposed merger or acquisition, liquidation proceedings, capital injection, perfecting liens on additional collateral, or refinancing plans.

If the primary source of repayment is gone, and there is doubt as to the quality of the secondary source, then the loan will be considered doubtful. If a court suit is pending, and is the only means of collection, a loan is generally doubtful. As stated above, the loss amount in this category is often undeterminable, and the loan is classified doubtful until said loss can be determined.

The Company’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the Bank’s primary regulators in the course of its regulatory examinations, which can order the establishment of additional general or specific loss allowances. There can be no assurance that regulators, in reviewing the Company’s loan portfolio, will not request the Company to materially increase its allowance for loan losses. Although management believes that adequate specific and general loan loss allowances have been established, actual losses are dependent upon future events and, as such, further additions to the level of specific and general loan loss allowances may become necessary. The Company’s allowance for loan losses at December 31, 2007 is considered by management to be adequate.

The Company holds certain loans that are accounted for under Statement of Position 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer” (“SOP 03-3”), which addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities acquired in a transfer if those differences are attributable, at least in part, to credit quality. It includes loans acquired in purchase business combinations and applies to all nongovernmental entities. SOP 03-3 does not apply to loans originated by the Company. The Company’s assessment identified $5.9 million in acquired loans to which the application of the provisions of SOP 03-3 was required. As a result of the application of SOP 03-3, the Company recorded purchase accounting adjustments reflecting a reduction in loans of $2.0 million related to acquired impaired loans, thus reducing the carrying value of these loans to $3.9 million as of December 31, 2007. See Note 3 — Business Combinations to the consolidated financials statements.

Securities

The Company manages its securities portfolio to provide a source of both liquidity and earnings. The Company has an asset/liability committee which develops current investment policies based upon its operating needs and market circumstances. The investment policy of the Bank is reviewed by senior financial management of the Company in terms of its objectives, investment guidelines and consistency with overall Company performance and risk management goals. The Bank’s investment policy is formally reviewed and approved annually by its Board of Directors. The asset/liability committee of the Bank is responsible for reporting and monitoring compliance with the investment policy. Reports are provided to the Bank’s Board of Directors and the Board of Directors of the Company on a regular basis.

The following tables set forth the composition of the Company’s securities portfolio by major category as of the indicated dates. The securities portfolio as of December 31, 2007, 2006, and 2005 has been categorized as either available-for-sale or held-to-maturity in accordance with SFAS No. 115.

	December 31, 2007
	Held-to-Maturity		Available-for-Sale		Total
							% of
	Amortized	Fair	Amortized	Fair	Amortized	Fair	Amortized
	Cost	Value	Cost	Value	Cost	Value	Cost
	(Dollars in thousands)

U.S. Treasury and obligations of U.S. government-sponsored entities	$—	$—	$181,983	$183,613	$181,983	$183,613	23.59%
Obligations of states and political subdivisions	1,254	1,268	60,985	61,400	62,239	62,668	8.07
Mortgage-backed securities	36,347	35,644	383,633	379,040	419,980	414,684	54.44
Equity securities	—	—	85,139	65,979	85,139	65,979	11.04
Other bonds	—	—	22,095	20,849	22,095	20,849	2.86

Total	$37,601	$36,912	$733,835	$710,881	$771,436	$747,793	100.00%

	December 31, 2006
	Held-to-Maturity		Available-for-Sale		Total
							% of
	Amortized	Fair	Amortized	Fair	Amortized	Fair	Amortized
	Cost	Value	Cost	Value	Cost	Value	Cost
	(Dollars in thousands)

U.S. Treasury and obligations of U.S. government-sponsored entities	$—	$—	$6,958	$6,958	$6,958	$6,958	1.08%
Obligations of states and political subdivisions	1,686	1,697	97,167	96,987	98,853	98,684	15.29
Mortgage-backed securities	44,245	42,990	444,392	434,108	488,637	477,098	75.56
Equity securities	—	—	41,131	41,521	41,131	41,521	6.36
Other bonds	—	—	11,034	10,407	11,034	10,407	1.71

Total	$45,931	$44,687	$600,682	$589,981	$646,613	$634,668	100.00%

	December 31, 2005
	Held-to-Maturity		Available-for-Sale		Total
							% of
	Amortized	Fair	Amortized	Fair	Amortized	Fair	Amortized
	Cost	Value	Cost	Value	Cost	Value	Cost
	(Dollars in thousands)

U.S. Treasury and obligations of U.S. government-sponsored entities	$—	$—	$24,866	$24,719	$24,866	$24,719	3.27%
Obligations of states and political subdivisions	6,138	6,182	79,463	78,350	85,601	84,532	11.26
Mortgage-backed securities	53,313	52,150	521,896	511,312	575,209	563,462	75.66
Equity securities	—	—	63,574	62,930	63,574	62,930	8.36
Other bonds	—	—	11,054	10,626	11,054	10,626	1.45

Total	$59,451	$58,332	$700,853	$687,937	$760,304	$746,269	100.00%

As of December 31, 2007, the Company held no securities of a single issuer with a book value exceeding 10% of stockholders’ equity other than those of the U.S. Treasury or other U.S. government or government-sponsored entities.

The total fair value of the securities portfolio was $747.8 million as of December 31, 2007, or 96.9% of amortized cost. The total fair value of the securities portfolio was $634.7 million and $746.3 million as of December 31, 2006 and 2005, respectively.

Securities available-for-sale are carried at fair value, with related unrealized net gains or losses, net of deferred income taxes, recorded as an adjustment to equity capital. At December 31, 2007, unrealized losses on securities available-for-sale were $23.0 million, or $13.9 million net of taxes, compared to $10.7 million, or $6.3 million net of taxes, at December 31, 2006 due to the change in the interest rate environment as well as turbulent economic conditions impacting the credit markets in the second half of 2007. Of the $23.0 million, $19.2 million was related to perpetual preferred equity securities issued by FNMA and FHLMC which were rated AA- or better by either Moody’s or S&P at December 31, 2007 and 2006, and carry tax-equivalent yields averaging 8.22%. The unrealized losses on these securities increased significantly in late 2007, peaking in mid-November as a result of unfavorable economic news, mostly related to declines in the sub-prime mortgage market, the housing slump, and a series of major corrections in the marketplace. Both of these government-sponsored entities raised substantial new equity capital through the issuance of additional preferred stock in late 2007, which the Company believes shows investors’ confidence in the issuers’ strength, long-term viability and ability to fund dividends. Despite the period of time these securities have been impaired and the magnitude of the decline in value, the Company believes it is too soon as of December 31, 2007 to conclude that the unrealized losses are other-than-temporary in nature and further believes as of December 31, 2007 that the market fluctuations that precipitated the steep drop in values in late 2007 will reverse over time. The price performance of these securities subsequent to year-end 2007 has, however, been choppy. If a pattern of recovery does not appear in the near future, the Company would be required to recognize impairment losses. See Note 5 — Securities to the consolidated financial statements for more details on the Company’s securities portfolio. The securities portfolio has a low degree of inherent credit risk and does not contain any sub-prime or Alt-A mortgage-backed securities.

The Company’s securities available-for-sale portfolio increased $120.9 million, or 20.5%, in 2007 compared to 2006; $56.7 million in securities available-for-sale were acquired through the Northwest Suburban acquisition. Excluding those acquired, securities available-for-sale increased by $63.3 million in 2007 as cash from the sales of equity securities during the fourth quarter of 2006 was re-deployed. The Company also changed the mix of its securities portfolio through the sale of certain municipal bonds and mortgage-backed securities and the investment in higher-yielding U.S. government-sponsored entities during 2007. Set forth below is a summary of the change in the available-for-sale securities:

•	U.S. Treasury and obligations of U.S. government-sponsored entities increased by $176.7 million to $183.6 million, or 23.6% of the securities portfolio, at December 31, 2007 compared to $7.0 million at year end 2006.

•	U.S. government agency and government-sponsored entity mortgage-backed securities decreased 12.7%, or $55.1 million, from $434.1 million at December 31, 2006 to $379.0 million at December 31, 2007.

•	Equity securities increased $24.5 million to $66.0 million at December 31, 2007 from $41.5 million at December 31, 2006. Equity securities included capital securities of U.S. government-sponsored entities.

•	Obligations of state and political subdivisions decreased $35.6 million to $61.4 million at December 31, 2007 from $97.0 million at December 31, 2006.

•	Other bonds doubled to $20.8 million at December 31, 2007 compared to $10.4 million at December 31, 2006. Other bonds include high grade corporate bonds primarily issued by financial institutions.

Securities held-to-maturity decreased $8.3 million, or 18.1%, from $45.9 million at December 31, 2006 to $37.6 million at December 31, 2007, mainly due to paydowns on mortgage-backed securities.

There were no trading securities held at December 31, 2007 or December 31, 2006. When acquired, the Company holds trading securities and derivatives on a short-term basis based on market and liquidity conditions.

Investment Maturities and Yields

The following tables set forth the contractual or estimated maturities of the components of the Company’s securities portfolio as of December 31, 2007 and the weighted average yields. The table assumes estimated fair values for available-for-sale securities and amortized cost for held-to-maturity securities:

	Maturing
			After One But		After Five But
	Within One		Within		Within		After
	Year		Five Years		Ten Years		Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands)

Available- for-Sale-Securities:
U.S. Treasury and obligations of U.S. government-sponsored entities	$2,003	5.03%	$—	—%	$181,610	5.76%	$—	—%	$183,613	5.75%
Obligations of states and political subdivisions	142	3.59	1,867	3.79	43,556	3.74	15,835	4.07	61,400	3.83
Mortgage-backed securities	—	—	352,953	5.61	26,087	5.96	—	—	379,040	4.87
Equity securities(1)	—	—	—	—	—	—	65,979	5.71	65,979	5.71
Other bonds	—	—	—	—	10,370	4.46	10,479	6.49	20,849	5.50

Total	$2,145	4.93%	$354,820	5.60%	$261,623	5.39%	$92,293	5.52%	$710,881	5.10%

Held-to-Maturity Securities:
Obligations of states and political subdivisions	$—	—%	$452	4.31%	$802	3.84%	$—	—%	$1,254	4.01%
Mortgage-backed securities	—	—	5,682	5.37	30,665	4.98	—	—	36,347	5.04

Total	$—	—%	$6,134	5.30%	$31,467	4.95%	$—	—%	$37,601	5.00%

(1)	Equity securities, although they do not have a maturity date, are included in the after ten years column.

Deposits

The Company competes for core deposits in the heavily-banked Chicago Metropolitan Statistical Area. Competitive pricing has made it difficult to maintain and grow these types of deposits. The level of pressure for core deposits is not expected to ease in the near term. To overcome this challenge, the Company has changed and expanded staffing and management at its banking centers and initiated a number of customer outreach initiatives to expand deposits. In addition, the Company is in the process of creating a performance-driven sales environment and increasing activity in its branches. Deposit growth is expected in the future as new customers are added due to the addition of new small business and commercial and industrial loans and a commitment to relationship banking.

The following table sets forth the changes in deposits as of December 31, 2007 compared to December 31, 2006 with and excluding the deposits acquired through the Northwest Suburban acquisition.

					Excluding	Excluding
					Northwest	Northwest
				Northwest	Suburban	Suburban
	December 31,			Suburban	Acquisition	Acquisition
	2007	2006	$ Change	Acquisition(1)	$ Change	% Change
	(Dollars in thousands)

Noninterest-bearing demand	$321,317	$276,381	$44,936	$65,299	$(20,363)	(7.4)%

Interest-bearing demand	226,225	161,585	64,640	28,403	36,237	22.4
Money market	291,501	272,577	18,924	46,325	(27,401)	(10.1)
Savings	129,476	105,378	24,098	31,387	(7,289)	(6.9)
Certificates of deposit less than $100,000	866,770	721,578	145,192	80,967	64,225	8.9
Certificates of deposit over $100,000	622,859	420,311	202,548	218,279	(15,731)	(3.7)

Total interest-bearing deposits	2,136,831	1,681,429	455,402	405,361	50,041	3.0

Total deposits	$2,458,148	$1,957,810	$500,338	$470,660	$29,678	1.5%

(1)	Includes fair value adjustments.

Set forth below is a summary of the change in the Company’s deposits excluding those acquired through Northwest Suburban:

•	Deposits increased by $29.7 million, or 1.5%; noninterest-bearing deposits decreased by $20.4 million while interest-bearing deposits increased by $50.0 million.

•	Core deposits, which include noninterest-bearing demand, interest-bearing demand, money market, and savings deposits, decreased $18.8 million.

•	Certificates of deposits less than $100,000 increased 8.9% or $64.2 million.

•	Certificates of deposit over $100,000 decreased $15.7 million.

The following table sets forth the average amount of and the average rate paid on deposits by category for the indicated periods.

	Year Ended December 31,
	2007			2006			2005
	Average	Percent of		Average	Percent of		Average	Percent of
	Balance	Deposits	Rate	Balance	Deposits	Rate	Balance	Deposits	Rate
				(Dollars in thousands)

Noninterest-bearing demand deposits	$274,819	12.90%	0.00%	$220,706	12.23%	0.00%	$154,180	10.28%	0.00%
Interest-bearing demand deposits	182,276	8.55	1.85	150,503	8.34	1.17	176,355	11.75	1.22
Savings and money market accounts	386,722	18.15	2.57	346,933	19.23	2.18	347,792	23.18	1.64
Time Deposits:
Certificates of deposit, less than $100,000(1)	761,698	35.74	4.87	747,676	41.44	4.20	747,611	49.83	3.19
Certificates of deposit, over $100,000(1)	525,649	24.66	5.00	326,516	18.10	4.99	60,405	4.03	3.23
Public funds	—	—	—	11,703	0.65	4.54	13,943	0.93	3.14

Total time deposits	1,287,347	60.40	4.92	1,085,895	60.19	4.44	821,960	54.79	3.19

Total deposits	$2,131,164	100.00%	3.60%	$1,804,037	100.00%	3.19%	$1,500,286	100.00%	2.27%

(1)	Certificates of deposit exclusive of public funds.

The following table summarizes the maturity distribution of certificates of deposit in amounts of $100,000 or more as of the dates indicated. These deposits have been made by individuals, businesses, and public and other not-for-profit entities, most of which are located within the Company’s market area.

	December 31,
	2007	2006	2005
	(In thousands)

Three months or less	$308,259	$271,994	$131,607
Over three months through six months	241,765	63,168	29,278
Over six months through twelve months	230,985	160,478	74,054
Over twelve months	75,598	58,020	11,848

Total	$856,607	$553,660	$246,787

Borrowings

The following table summarizes the Company’s borrowings as of the dates indicated.

	December 31,
	2007	2006	2005
	(In thousands)

Federal funds purchased	$81,000	$66,000	$68,000
Securities sold under agreements to repurchase	283,400	201,079	264,808
Notes payable	72,500	—	—
Junior subordinated debentures	60,724	65,812	55,672
FHLB advances	323,439	319,883	150,000

Total	$821,063	$652,774	$538,480

The increase in borrowings at December 31, 2007 reflects the funding needs the Company experienced during the year to fund asset growth as well as to fund the cash requirement for the Northwest Suburban acquisition.

The Company’s borrowings include overnight federal funds purchased, securities sold under agreements to repurchase, FHLB advances, junior subordinated debentures, and commercial bank notes payable. The following tables set forth categories and the balances of the Company’s borrowings for the periods indicated.

	Year Ended December 31,
	2007	2006	2005
	(Dollars in thousands)

Federal funds purchased:
Balance at end of year	$81,000	$66,000	$68,000
Weighted average interest rate at end of year	4.15%	5.30%	4.26%
Maximum amount outstanding(1)	$109,000	$95,000	$73,000
Average amount outstanding	35,630	29,474	27,888
Weighted average interest rate during year(2)	5.13%	5.18%	3.64%

(1)	Based on amounts outstanding at each month end during the year.

(2)	During 2006 and 2005, there were four and eight increases, respectively, in the federal funds target rate.

	Year Ended December 31,
	2007	2006	2005
	(Dollars in thousands)

Securities sold under repurchase agreements:
Balance at end of year	$283,400	$201,079	$264,808
Weighted average interest rate at end of year	4.21%	4.40%	3.83%
Maximum amount outstanding(1)	$317,118	$294,599	$264,808
Average amount outstanding	268,639	226,369	204,438
Weighted average interest rate during year	4.21%	4.59%	3.04%

(1)	Based on amount outstanding at month end during each year.

The Bank is a member of the FHLB. Membership requirements include common stock ownership in the FHLB. At December 31, 2007, the FHLB advances have various call provisions ranging from three months to one year. The Company acquired $3.5 million in FHLB advances in the Northwest Suburban acquisition. The Bank is currently in compliance with the FHLB’s membership requirements.

The following table sets forth categories and the balances of the Company’s FHLB advances as of the indicated dates or for the indicated periods.

	Year Ended December 31,
	2007	2006	2005
	(Dollars in thousands)

FHLB advances:
Balance at end of year	$323,439	$319,883	$150,000
Weighted average interest rate at end of year	4.49%	4.54%	3.48%
Maximum amount outstanding(1)	$323,439	$319,883	$150,000
Average amount outstanding	317,232	228,811	134,194
Weighted average interest rate during year	4.66%	4.29%	4.25%

(1)	Based on amount outstanding at month end during each year.

The following table sets forth categories and balances of the Company’s notes payable from correspondent banks as of the indicated dates or for the indicated periods.

	Year Ended December 31,
	2007	2006	2005
	(Dollars in thousands)

Notes payable:
Balance at end of year	$72,500	$—	$—
Weighted average interest rate at end of year	6.63%	—%	—%
Maximum amount outstanding(1)	$92,500	$—	$2,000
Average amount outstanding	21,212	—	202
Weighted average interest rate during year	6.46%	—%	4.33%

(1)	Based on amount outstanding at month end during each year.

The Company has credit agreements with a correspondent bank, which provides the Company with a revolving line of credit with a maximum availability of $25.0 million and a term note of $75.0 million. The revolving line of credit has an initial rate of one-month LIBOR plus 115 basis points and matures on April 3, 2008. During the fourth quarter of 2007, the Company utilized the proceeds from the $75.0 million term note to pay for the cash requirements of the Northwest Suburban acquisition. The term note has an initial rate of one-month LIBOR plus 140 basis points and matures on September 28, 2010.

At December 31, 2007, the Company had $60.7 million in junior subordinated debentures owed to unconsolidated trusts that were formed to issue trust preferred securities.

The following table details the unconsolidated trusts and their common and trust preferred securities:

		December 31,
		2007	2006		Mandatory	Optional
Issuer	Issue Date	Amount	Amount	Rate	Redemption Date	Redemption Date
		(In thousands)

MBHI Capital Trust II	October 29, 2002	$—	$15,464	LIBOR+3.45%	November 7, 2032	November 7, 2007
MBHI Capital Trust III	December 19, 2003	9,279	9,279	LIBOR+3.00%	December 30, 2033	December 30, 2008
MBHI Capital Trust IV	December 19, 2003	10,310	10,310	LIBOR+2.85%	January 23, 2034	January 23, 2009
MBHI Capital Trust V	June 7, 2005	20,619	20,619	LIBOR+1.77%	June 15, 2035	June 15, 2010
Royal Capital Trust I	April 30, 2004	10,206	10,140	6.62% until July 23, 2009; then LIBOR+2.75%	July 23, 2034	July 23, 2009
Northwest Suburban Capital Trust I	May 18, 2004	10,310	—	LIBOR+2.70%	July 23, 2034	July 23, 2009

Total		$60,724	$65,812

During 2007, the Company acquired $10.3 million in junior subordinated debentures at LIBOR plus 2.70% through the acquisition of Northwest Suburban effective October 1, 2007 and redeemed $15.5 million in junior subordinated debentures at LIBOR plus 3.45% on November 7, 2007.

Capital Resources

The Company monitors compliance with bank and bank-holding company regulatory capital requirements, focusing primarily on risk-based capital guidelines. Under the risk-based capital method of capital measurement, the ratio computed is dependent upon the amount and composition of assets recorded on the balance sheet and the amount and composition of off-balance-sheet items, in addition to the level of capital. Included in the risk-based capital method are two measures of capital adequacy: Tier 1, or core capital, and total capital, which consists of Tier 1 plus Tier 2 capital. See “Business — Supervision and Regulation — Bank Holding Company Regulation” for definitions of Tier 1 and Tier 2 capital.

The following tables set forth the Company’s capital ratios as of the indicated dates.

	Risk-Based Capital Ratios December 31,
	2007		2006		2005
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)

Tier 1 capital to risk-weighted assets	$258,862	9.21%	$266,753	11.92%	$274,408	16.97%
Tier 1 capital minimum requirement	112,457	4.00	89,492	4.00	64,691	4.00
Total capital to risk-weighted assets	285,843	10.17	290,158	12.97	292,168	18.07
Total capital minimum requirements	224,914	8.00	178,984	8.00	129,381	8.00
Total risk-weighted assets	2,811,423		2,237,305		1,617,267

In October 2007, the Company issued 3.7 million shares of common stock as a result of the Northwest Suburban acquisition increasing capital by $55.1 million. In December 2007, the Company issued 1,725,000 depositary shares each representing 1/100th of a share of its Series A noncumulative redeemable convertible perpetual preferred stock at $25.00 per share through a public offering raising net new equity capital of $41.4 million.

In July 2006, the Company issued 2.9 million shares of common stock as a result of the Royal American acquisition increasing capital by $63.8 million. In August 2005, the Company issued 3.5 million new common shares through a public offering raising a net amount of new capital of $67.9 million.

The Company includes $59.0 million for 2007, $64.0 million for 2006, and $54.0 million for 2005 of trust preferred securities in Tier I capital based on regulatory limitations. During 2007, the Company acquired $10.3 million in junior subordinated debentures at LIBOR plus 2.70% through the acquisition of Northwest Suburban effective October 1, 2007 and redeemed $15.5 million in junior subordinated debentures at LIBOR plus 3.45% on November 7, 2007.

Liquidity

The Company manages its liquidity position with the objective of maintaining access to sufficient funds to respond to the needs of depositors and borrowers and to take advantage of earnings enhancement opportunities. At December 31, 2007, the Company had cash and cash equivalents of $84.5 million. In addition to the normal inflow of funds from its securities portfolio, and repayments and maturities of loans and securities, the Company utilizes other short-term, intermediate-term and long-term funding sources such as securities sold under agreements to repurchase, overnight funds purchased from correspondent banks.

The FHLB provides an additional source of liquidity which has been used by the Bank extensively since 1999. The Bank also has various funding arrangements with commercial and investment banks in the form of Federal funds lines, repurchase agreements, and brokered and public funds certificate of deposit programs. The Bank maintains these funding arrangements to achieve favorable costs of funds, manage interest rate risk, and enhance liquidity in the event of deposit withdrawals. The repurchase agreements and public funds certificate of deposit are subject to the availability of collateral. The Company believes it has sufficient liquidity to meet its current and future liquidity needs.

The Company monitors and manages its liquidity position on several levels, which vary depending upon the time period. As the time period is expanded, other data is factored in, including estimated loan funding requirements, estimated loan payoffs, securities portfolio maturities or calls, and anticipated depository buildups or runoffs.

The Company classifies the majority of its securities as available-for-sale, thereby maintaining significant liquidity. Certain available-for-sale securities were temporarily impaired at December 31, 2007, primarily due to changes in interest rates as well as current economic conditions that appear to be cyclical in nature. The Company has both the intent and ability to hold each of the temporarily impaired securities for the time necessary to recover its amortized cost. See the “Securities” section and “Risk Factors” for more details. The Company’s liquidity position is further enhanced by the structuring of a majority of its loan portfolio interest payments as monthly and also by the representation of residential mortgage loans in the Company’s loan portfolio.

The Company’s cash flows are composed of three classifications: cash flows from operating activities, cash flows from investing activities, and cash flows from financing activities. See Statement of Cash Flows in the Consolidated Financial Statements.

Contractual Obligations, Commitments, and Off-Balance Sheet Arrangements

	December 31, 2007
	Payments Due By Period
	Within			After
	1 Year	2-3 Years	4-5 Years	5 Years	Other(1)	Total
	(In thousands)

Deposits without a stated maturity	$968,519	$—	$—	$—	$—	$968,519
Consumer and brokered certificates of deposits	1,372,625	93,470	23,534	—	—	1,489,629
Securities sold under agreements to repurchase	—	—	—	283,400	—	283,400
FHLB advances	3,500	104,939	25,000	190,000	—	323,439
Junior subordinated debentures	—	—	—	60,724	—	60,724
Notes payable	2,500	70,000	—	—	—	72,500
Operating leases	1,206	1,706	1,024	3,204	—	7,140
FIN 48 liability	—	—	—	—	769	769

Total contractual cash obligations	$2,348,350	$270,115	$49,558	$537,328	$769	$3,206,120

(1)	Duration of liability in not determinable.

The following table details the amounts and expected maturities of significant commitments as of December 31, 2007.

	Amount of Commitment Expiration Per Period
	Within			After
	1 Year	2-3 Years	4-5 Years	5 Years	Total
	(In thousands)

Lines of Credit:
Commercial real estate	$172,355	$33,859	$11,907	$307	$218,428
Consumer real estate	42,943	30,395	42,725	49,444	165,507
Consumer	—	—	—	2,213	2,213
Commercial	259,149	6,120	1,467	2,867	269,603
Letters of credit	39,873	23,496	2,602	—	65,971
Commitments to extend credit	97,365	—	—	—	97,365

Total commitments	$611,685	$93,870	$58,701	$54,831	$819,087

Asset/Liability Management

The business of the Company and the composition of its consolidated balance sheet consist of investments in interest-earning assets (primarily loans, mortgage-backed securities, and other securities) that are primarily funded by interest-bearing liabilities (deposits and borrowings). All of the financial instruments of the Company as of December 31, 2007 were held for other-than-trading purposes. Such financial instruments have varying levels of sensitivity to changes in market rates of interest. The Company’s net interest income is dependent on the amounts of and yields on its interest-earning assets as compared to the amounts of and rates on its interest-bearing liabilities. Net interest income is therefore sensitive to changes in market rates of interest.

The Company’s asset/liability management strategy is to maximize net interest income while limiting exposure to risks associated with changes in interest rates. This strategy is implemented by the Company’s ongoing analysis and management of its interest rate risk. A principal function of asset/liability management is to coordinate the levels of interest-sensitive assets and liabilities to manage net interest income fluctuations within limits in times of fluctuating market interest rates.

Interest rate risk results when the maturity or repricing intervals and interest rate indices of the interest-earning assets, interest-bearing liabilities, and off-balance-sheet financial instruments are different, thus creating a risk that will result in disproportionate changes in the value of and the net earnings generated from the Company’s interest-earning assets, interest-bearing liabilities, and off-balance-sheet financial instruments. The Company’s exposure to interest rate risk is managed primarily through the Company’s strategy of selecting the types and terms of interest-earning assets and interest-bearing liabilities that generate favorable earnings while limiting the potential negative effects of changes in market interest rates. Because the Company’s primary source of interest-bearing liabilities is customer deposits, the Company’s ability to manage the types and terms of such deposits may be somewhat limited by customer maturity preferences in the market areas in which the Company operates. Over the past few years, several hundred new bank branches have opened in the Company’s marketplace. Deposit pricing is competitive with promotional rates frequently offered by competitors. Ongoing competition for core and time deposits are driving up yields paid. Borrowings, which include FHLB advances, short-term borrowings, and long-term borrowings, are generally structured with specific terms which, in management’s judgment, when aggregated with the terms for outstanding deposits and matched with interest-earning assets, reduce the Company’s exposure to interest rate risk. The rates, terms, and interest rate indices of the Company’s interest-earning assets result primarily from the Company’s strategy of investing in securities and loans (a substantial portion of which have adjustable rates). This permits the Company to limit its exposure to interest rate risk, together with credit risk, while at the same time achieving a positive interest rate spread from the difference between the income earned on interest-earning assets and the cost of interest-bearing liabilities.

Management uses a duration model for the Bank’s internal asset/liability management. The model uses cash flows and repricing information from loans and certificates of deposit, plus repricing assumptions on products without specific repricing dates (e.g., savings and interest-bearing demand deposits), to calculate the durations of the Bank’s assets and liabilities. Securities are stress tested, and the theoretical changes in cash flow are key elements of the Company’s model. The model also projects the effect on the Company’s earnings and theoretical value for a change in interest rates. The model computes the duration of the Bank’s rate sensitive assets and liabilities, a theoretical market value of the Bank’s rate sensitive assets and liabilities and the effects of rate changes on the Bank’s earnings and market value. The Bank’s exposure to interest rates is reviewed on a monthly basis by senior management and the Company’s Board of Directors.

Effects of Inflation

Interest rates are significantly affected by inflation, but it is difficult to assess the impact, since neither the timing nor the magnitude of the changes in the various inflation indices coincide with changes in interest rates. Inflation does impact the economic value of longer term, interest-earning assets and interest-bearing liabilities, but the Company attempts to limit its long-term assets and liabilities, as indicated in the tables set forth under “Financial Condition” and “Item 7A. Quantitative and Qualitative Disclosures about Market Risk.”

Item 7A.	Quantitative and Qualitative Disclosures About Market Risk

The Company performs a net interest income analysis as part of its asset/liability management practices. Net interest income analysis measures the change in net interest income in the event of hypothetical changes in interest rates. This analysis assesses the risk of change in net interest income in the event of sudden and sustained 1.0% and 2.0% increases and decreases in market interest rates. The tables below present the Company’s projected changes in net interest income for the various rate shock levels at December 31, 2007 and December 31, 2006, respectively.

	Change in Net Interest Income Over One Year Horizon
					Guideline
	December 31, 2007		December 31, 2006		Maximum
	Dollar	%	Dollar	%	%
	Change	Change	Change	Change	Change
	(Dollars in thousands)

+200 bp	$(2,161)	(2.36)%	$(3,172)	(4.00)%	(10.0)%
+100 bp	694	0.76	(1,683)	(2.12)	(10.0)
−100 bp	(225)	(0.25)	1,410	1.78	(10.0)
−200 bp	(3,507)	(3.83)	(1,511)	(1.90)	(10.0)

As shown above, at December 31, 2007, the effect of an immediate 200 basis point increase in interest rates would decrease the Company’s net interest income by 2.36%, or $2.2 million. The effect of an immediate 200 basis point reduction in rates would decrease the Company’s net interest income by 3.83%, or $3.5 million. Overall net interest income sensitivity remains within the Company’s and recommended regulatory guidelines.

The changes in the Company’s net interest income sensitivity were due, in large part, to the prudent addition of optionality on both sides of the balance sheet. The changes in net interest income over the one year horizon for December 31, 2007 under the 1.0% and 2.0% increases and decreases in market interest rates scenarios are reflective of this optionality. In a rising rate environment, the callable U.S. government-sponsored entity debentures in the securities portfolio would remain at a fixed-rate of return as fundings costs rise. Conversely, if interest rates decline, these securities would be called and the proceeds would be re-invested at lower levels. Similarly, a managed amount of structured borrowings has been added to the wholesale funding position, which added volatility to net interest income. The Company believes it manages such volatility to acceptable levels and is being appropriately compensated for the additional risk. During much of 2006 and 2007, the competitive landscape of banking in Chicago resulted in certificate of deposit pricing that management believed to be significantly above-market. Rather than compete for higher-cost retail certificates of deposit, management chose to pursue funding opportunities in the wholesale markets. These opportunities were not only lower in cost, but allowed the Company to more precisely manage the rate and term structure of its funding liabilities. Throughout 2007, the Company continued to selectively offer special promotions to attract retail deposits as needed.

The Company does not have any sub-prime or Alt-A mortgage-backed securities in its securities portfolio nor does it have any sub-prime loans.

“Gap” analysis is used to determine the repricing characteristics of the Company’s assets and liabilities. The following table sets forth the interest rate sensitivity of the Company’s assets and liabilities as of December 31,

2007, and provides the repricing dates of the Company’s interest-earning assets and interest-bearing liabilities as of that date, as well as the Company’s interest rate sensitivity gap percentages for the periods presented.

	0-3	4-12		Over
	Months	Months	1-5 Years	5 Years	Total
	(Dollars in thousands)

INTEREST-EARNING ASSETS:
Federal funds sold and other short-term investments	$14,388	$—	$—	$—	$14,388
Securities available-for-sale, at fair value	169,773	316,093	92,880	132,135	710,881
Securities held-to-maturity, at amortized cost	11,168	16,809	8,859	765	37,601
Federal Reserve Bank and Federal Home Loan Bank stock	—	—	—	29,264	29,264
Loans	1,228,939	321,179	761,162	163,047	2,474,327

Total interest-earning assets	$1,424,268	$654,081	$862,901	$325,211	$3,266,461

INTEREST-BEARING LIABILITIES:
Interest-bearing demand deposits	$20,360	$61,081	$144,784	$—	$226,225
Money market deposits	26,235	78,705	186,561	—	291,501
Savings deposits	11,653	34,959	82,864	—	129,476
Time deposits	510,367	863,362	115,900	—	1,489,629

Total interest-bearing deposits	568,615	1,038,107	530,109	—	2,136,831

Federal funds purchased	81,000	—	—	—	81,000
Securities sold under agreements to repurchase	35,000	—	—	248,400	283,400
Advances from the Federal Home Loan Bank	3,500	50,000	129,939	140,000	323,439
Junior subordinated debentures	50,518	—	10,206	—	60,724
Notes payable	72,500	—	—	—	72,500

Total borrowings	242,518	50,000	140,145	388,400	821,063

Total interest-bearing liabilities	$811,133	$1,088,107	$670,254	$388,400	$2,957,894

Interest sensitivity gap	$613,135	$(434,026)	$192,647	$(63,189)	$308,567
Cumulative interest sensitivity gap	$613,135	$179,109	$371,756	$308,567
Interest sensitivity gap to total assets	16.60%	(11.75)%	5.22%	(1.71)%
Cumulative interest sensitivity gap to total assets	16.60%	4.85%	10.07%	8.36%

This chart shows that the Company is mismatched over the zero-to-12 month time horizon. That is, there were more liabilities repricing or maturing within these periods than assets repricing or maturing. The “Gap” position does not necessarily indicate the Company’s interest rate sensitivity or the impact to net interest income because interest-earning assets and interest-bearing liabilities are repricing off of different indices.

Mortgage-backed securities, including adjustable rate mortgage pools, are included in the above table based on their estimated principal paydowns obtained from outside analytical sources. Loans are included in the above table based on contractual maturity or contractual repricing dates. Deposits are based on management’s analysis of industry trends and customer behavior.

Computations of the prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay rates. These computations should not be relied upon as indicative of actual results. Actual values may differ from those projections set forth above, should market conditions vary from assumptions used in preparing the analyses. Further, the computations do not contemplate any actions the Company may undertake in response to changes in interest rates. The “Gap” analysis is based upon assumptions as to when assets and liabilities will reprice in a changing interest rate environment. Because such assumptions can be no more than estimates, certain assets and liabilities indicated as maturing or otherwise repricing within a stated period may, in fact, mature or reprice at different times and at different volumes than those estimated. Also, the renewal or repricing of certain assets and liabilities can be discretionary and subject to competitive and other pressures. Therefore, the gap table included above does not and cannot necessarily indicate the actual future impact of general interest rate movements on the Company’s net interest income. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Asset/Liability Management.”

Appendix C

Unaudited Consolidated Financial Statements (including Notes thereto) at September 30, 2008 and December 31, 2007, and for the three-month and nine-month periods ended September 30, 2008 and September 30, 2007, as included in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008.

MIDWEST BANC HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

	September 30,	December 31,
	2008	2007
	(In thousands, except
	for share data)

ASSETS
Cash	$111,769	$70,111
Federal funds sold and other short-term investments	1,674	14,388

Total cash and cash equivalents	113,443	84,499
Securities available-for-sale (securities pledged to creditors: $312,373 at September 30, 2008 and $295,710 at December 31, 2007)	618,215	710,881
Securities held-to-maturity (fair value: $30,121 at September 30, 2008 and $36,912 at December 31, 2007)	30,817	37,601

Total securities	649,032	748,482
Federal Reserve Bank and Federal Home Loan Bank stock, at cost	31,698	29,264
Loans	2,494,225	2,474,327
Allowance for loan losses	(39,428)	(26,748)

Net loans	2,454,797	2,447,579
Cash surrender value of life insurance	83,800	81,166
Premises and equipment, net	38,216	41,821
Foreclosed properties	8,025	2,220
Core deposit and other intangibles, net	15,274	17,044
Goodwill	78,862	160,407
Other assets	110,230	80,300

Total assets	$3,583,377	$3,692,782

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits
Noninterest-bearing	$334,545	$321,317
Interest-bearing	2,178,459	2,136,831

Total deposits	2,513,004	2,458,148
Federal funds purchased and FRB discount window advances	—	81,000
Revolving note payable	20,600	2,500
Securities sold under agreements to repurchase	297,650	283,400
Advances from the Federal Home Loan Bank	380,000	323,439
Junior subordinated debentures	60,774	60,724
Subordinated debt	15,000	—
Term note payable	55,000	70,000
Due to broker	438	1,539
Other liabilities	33,674	36,868

Total liabilities	3,376,140	3,317,618

Commitments and contingencies (see note 8)
Stockholders’ Equity
Preferred stock, $0.01 par value, $2,500 liquidation preference, 1,000,000 shares authorized; 17,250 shares issued and outstanding at September 30, 2008 and December 31, 2007	—	—
Common stock, $0.01 par value, 64,000,000 shares authorized; 29,502,788 shares issued and 27,858,752 outstanding at September 30, 2008 and 29,275,687 shares issued and 27,803,794 outstanding at December 31, 2007	295	293
Additional paid-in capital	303,221	300,762
Retained earnings	(69,850)	102,762
Accumulated other comprehensive loss	(11,693)	(13,917)
Treasury stock, at cost (shares at 1,644,036 September 30, 2008 and 1,471,893 shares at December 31, 2007)	(14,736)	(14,736)

Total stockholders’ equity	207,237	375,164

Total liabilities and stockholders’ equity	$3,583,377	$3,692,782

See accompanying notes to unaudited consolidated financial statements.

MIDWEST BANC HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(In thousands, except per share data)
Interest Income
Loans	$37,364	$37,566	$115,562	$110,447
Loans held for sale	—	11	—	89
Securities
Taxable	7,739	8,609	25,776	24,901
Exempt from federal income taxes	574	462	1,765	1,624
Trading securities	—	2	—	2
Dividends from Federal Reserve and Federal Home Loan Bank stock	184	227	551	681
Federal funds sold and other short-term investments	27	297	273	688

Total interest income	45,888	47,174	143,927	138,432
Interest Expense
Deposits	15,301	18,634	50,501	55,115
Federal funds purchased and FRB discount window advances	563	64	2,050	1,156
Revolving note payable	96	18	270	18
Securities sold under agreements to repurchase	3,338	3,137	9,998	7,859
Advances from the Federal Home Loan Bank	2,779	3,640	8,698	10,958
Junior subordinated debentures	864	1,334	2,785	3,950
Subordinated debt	229	—	464	—
Term note payable	565	—	2,027	—

Total interest expense	23,735	26,827	76,793	79,056

Net interest income	22,153	20,347	67,134	59,376
Provision for loan losses	41,950	1,800	51,765	3,481

Net interest income after provision for loan losses	(19,797)	18,547	15,369	55,895
Noninterest Income
Service charges on deposit accounts	1,918	1,535	5,834	4,744
Net (losses) gains on securities transactions	(16,652)	6	(16,596)	23
Impairment loss on securities	(47,801)	—	(65,387)	—
(Losses) gains on sales of loans	(75)	41	(75)	441
Insurance and brokerage commissions	448	685	1,691	1,799
Trust	451	453	1,382	1,349
Increase in cash surrender value of life insurance	911	736	2,634	2,192
Gain on sale of property	—	—	15,196	—
Other	288	244	993	768

Total noninterest income (loss)	(60,512)	3,700	(54,328)	11,316
Noninterest Expense
Salaries and employee benefits	12,515	9,740	36,570	30,550
Occupancy and equipment	3,211	2,362	9,203	6,741
Professional services	2,016	1,297	5,350	3,612
Loss on early extinguishment of debt	—	—	7,121	—
Marketing	575	538	1,864	1,696
Foreclosed properties	24	4	266	36
Amortization of intangible assets	590	351	1,771	1,099
Merger related	77	—	271	(21)
Goodwill impairment	80,000	—	80,000	—
Other	4,288	1,953	9,857	6,257

Total noninterest expense	103,296	16,245	152,273	49,970

Income (loss) before income taxes	(183,605)	6,002	(191,232)	17,241
Provision (benefit) for income taxes	(23,891)	1,166	(28,530)	2,886

Net income (loss)	(159,714)	4,836	(162,702)	14,355
Preferred stock dividends	835	—	2,506	—

Net income (loss) available to common stockholders	$(160,549)	$4,836	$(165,208)	$14,355

Basic earnings per share	$(5.76)	$0.20	$(5.93)	$0.58

Diluted earnings per share	$(5.76)	$0.20	$(5.93)	$0.58

Cash dividends declared per common share	$—	$0.13	$0.26	$0.39

See accompanying notes to unaudited consolidated financial statements.

MIDWEST BANC HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (Unaudited)
For the Nine Months Ended September 30, 2008 and 2007

					Accumulated
			Additional		Other		Total
	Preferred	Common	Paid in	Retained	Comprehensive	Treasury	Stockholders’
	Stock	Stock	Capital	Earnings	Loss	Stock	Equity
	(In thousands, except share and per share data)

Balance, December 31, 2006	$—	$255	$200,797	$97,807	$(6,273)	$(5,344)	$287,242
Cash dividends declared ($0.39 per share) on common stock	—	—	—	(9,746)	—	—	(9,746)
Issuance of common stock upon exercise of 27,443 stock options, net of tax benefit	—	—	321	—	—	—	321
Purchase of 321,500 shares of treasury stock	—	—	—	—	—	(4,963)	(4,963)
Stock-based compensation	—	—	2,325	—	—	—	2,325
Comprehensive income
Net income	—	—	—	14,355	—	—	14,355
Net decrease in fair value of securities classified as available- for-sale, net of income taxes and reclassification adjustments	—	—	—	—	(4,301)	—	(4,301)

Total comprehensive income							10,054

Balance, September 30, 2007	$—	$255	$203,443	$102,416	$(10,574)	$(10,307)	$285,233

Balance, December 31, 2007	$—	$293	$300,762	$102,762	$(13,917)	$(14,736)	$375,164
Cash dividends declared ($145.3125 per share) on preferred stock	—	—	—	(2,506)	—	—	(2,506)
Cash dividends declared ($0.26 per share) on common stock	—	—	—	(7,404)	—	—	(7,404)
Issuance of common stock upon exercise of 16,500 stock options, net of tax benefit	—	—	178	—	—	—	178
Issuance of shares restricted stock	—	2	(2)	—	—	—	—
Stock-based compensation	—	—	2,283	—	—	—	2,283
Comprehensive income
Net loss	—	—	—	(162,702)	—	—	(162,702)
Prior service cost resulting from the application of SFAS No. 87, net of income taxes	—	—	—	—	(449)	—	(449)
Net increase in fair value of securities classified as available- for-sale, net of income taxes and reclassification adjustments	—	—	—	—	2,673	—	2,673

Total comprehensive income							(160,478)

Balance, September 30, 2008	$—	$295	$303,221	$(69,850)	$(11,693)	$(14,736)	$207,237

See accompanying notes to unaudited consolidated financial statements.

MIDWEST BANC HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
For the Nine Months Ended September 30, 2008 and 2007

	2008	2007
	(In thousands)

Cash flows from operating activities
Net (loss) income	$(162,702)	$14,355
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Depreciation	3,107	2,332
Provision for loan losses	51,765	3,481
Amortization of core deposit and other intangibles	630	920
Goodwill impairment charge	80,000	—
Amortization of premiums and discounts on securities, net	431	643
Realized loss (gain) on sale of securities, net	16,596	(23)
Impairment loss on securities	65,387	—
Net loss (gain) on sales of loans	75	(441)
Originations of loans held for sale	—	(40,800)
Proceeds from sales of loans held for sale	—	43,913
Gain on sale of property	(15,196)	—
Loss on early extinguishment of debt	7,121	—
Increase in cash surrender value of life insurance	(2,634)	(2,192)
Deferred income taxes	(14,259)	4,918
Loss on disposition of foreclosed properties, net	222	12
Amortization of deferred stock based compensation	2,283	2,267
Change in other assets	(16,774)	(5,477)
Change in other liabilities	(436)	(9,035)

Net cash provided by operating activities	15,616	14,873
Cash flows from investing activities
Sales of securities available-for-sale	108,770	97,571
Sales of securities held-to-maturity	4,443	—
Redemption of Federal Home Loan Bank stock	1,000	—
Maturities of securities available-for-sale	107,585	20,592
Principal payments on securities available-for-sale	42,496	56,019
Principal payments on securities held-to-maturity	2,430	4,816
Purchases of securities available-for-sale	(244,043)	(252,572)
Purchases of Federal Reserve Bank and Federal Home Loan Bank stock	(4,535)	—
Loan originations and principal collections, net	(68,969)	(55,807)
Purchase of mortgage loans	—	(5,776)
Sale of mortgage loans	5,789	—
Proceeds from sale of property	18,259	—
Proceeds from disposition of foreclosed properties	244	225
Additions to property and equipment	(2,694)	(2,840)

Net cash used in investing activities	(29,225)	(137,772)
Cash flows from financing activities
Net increase in deposits	55,185	36,488
Proceeds from borrowings	234,600	102,500
Repayments on borrowings	(167,075)	(100,000)
Preferred cash dividends paid	(2,506)	—
Common cash dividends paid	(11,076)	(9,774)
Change in federal funds purchased, FRB discount window advances, and securities sold under agreements to repurchase	(66,750)	62,039
Repurchase of common stock	—	(4,963)
Proceeds from issuance of common under stock and incentive plan	175	281

Net cash provided by financing activities	42,553	86,571

Increase (decrease) in cash and cash equivalents	28,944	(36,328)

Cash and cash equivalents at beginning of period	84,499	100,532

Cash and cash equivalents at end of period	$113,443	$64,204

Supplemental disclosures
Cash paid during period for:
Interest	$78,685	$75,730
Income taxes, net	2,700	6,219

See accompanying notes to unaudited consolidated financial statements.

MIDWEST BANC HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 —	BASIS OF PRESENTATION

The consolidated financial statements of Midwest Banc Holdings, Inc. (the “Company”) included herein are unaudited; however, such statements reflect all adjustments (consisting only of normal, recurring adjustments) which are, in the opinion of management, necessary for a fair presentation for the interim periods. The Company acquired Northwest Suburban Bancorp., Inc. effective October 1, 2007. See Note 3 — Business Combination for more details. The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X.

The results of operations for the nine months ended September 30, 2008 are not necessarily indicative of the results expected for the full year ending December 31, 2008.

NOTE 2 —	NEW ACCOUNTING PRONOUNCEMENTS

The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements,” on January 1, 2008, which defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. SFAS No. 157 applies to other accounting pronouncements that require or permit fair value measurements where the Financial Accounting Standards Board (“FASB”) had previously concluded in those pronouncements that fair value is the relevant measurement attribute. Accordingly, SFAS No. 157 does not require any new financial assets or liabilities to be measured at fair value. In February 2008, FASB issued FASB Staff Position (“FSP”) No. FAS 157-2, “Effective Date of FASB Statement No. 157.” This FSP delays the effective dates of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008. In October 2008, the FASB issued Staff Position 157-3, “Determining the Fair Value of a Financial Asset in a Market That Is Not Active” (“FSP No. 157-3”), which clarifies the application of SFAS No. 157 in an inactive market and provides an illustrative example to demonstrate how the fair value of a financial asset is to be determined when the market for that financial asset is not active. FSP No. SFAS 157-3 became effective for the Company’s interim financial statements as of September 30, 2008 and did not significantly impact the methods by which the Company determines the fair values of its financial assets. The adoption of SFAS No. 157 did not have a material effect on the Company’s results of operations or consolidated financial position. See Note 9 — Fair Value for more information.

In December 2007, FASB issued SFAS No. 141R, “Business Combinations,” which replaces the current standard on business combinations, modifies the accounting for business combinations and requires, with limited exceptions, the acquirer in a business combination to recognize all of the assets acquired, liabilities assumed, and any noncontrolling interests in the acquiree at the acquisition-date, at fair value. SFAS No. 141R also requires certain contingent assets and liabilities acquired as well as contingent consideration to be recognized at fair value. In addition, the statement requires payments to third parties for consulting, legal, audit, and similar services associated with an acquisition to be recognized as expenses when incurred rather than capitalized as part of the cost of the acquisition. SFAS No. 141R is effective for fiscal years beginning on or after December 15, 2008 and early adoption is not permitted.

In June 2008, the FASB ratified the consensus reached by the Emerging Issues Task Force (“EITF”) on Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock” (“EITF No. 07-5”). EITF No. 07-5 provides guidance for determining whether an equity-linked financial instrument (or embedded feature) is indexed to an entity’s own stock. EITF No. 07-5 applies to any freestanding financial instrument or embedded feature that has all of the characteristics of a derivative or freestanding instrument that is potentially settled in an entity’s own stock (with the exception of share-based payment awards within the scope of SFAS 123(R)). To meet the definition of “indexed to own stock,” an instrument’s contingent exercise provisions must not be based on (a) an observable market, other than the market for the issuer’s stock (if applicable), or (b) an observable index, other than an index calculated or measured solely by reference to the issuer’s own operations, and

MIDWEST BANC HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the variables that could affect the settlement amount must be inputs to the fair value of a “fixed-for-fixed” forward or option on equity shares. EITF No. 07-5 is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The Company is currently evaluating the potential impact of adopting EITF No. 07-5.

NOTE 3 —	BUSINESS COMBINATIONS

On October 1, 2007, the Company acquired Northwest Suburban Bancorp., Inc. (“Northwest Suburban”), in a cash and stock merger. The Company’s stock comprised 45% of the purchase price, at an exchange ratio of 2.4551 shares of Company common stock for each share of Northwest Suburban common stock, and the remainder was paid in cash at the rate of $42.75 for each share of Northwest Suburban common stock. The Company issued 3.7 million shares of common stock, paid $81.2 million in cash, and incurred $414,000 in acquisition costs which were capitalized for a total purchase price of $136.7 million at the closing on October 1, 2007. The Company used the proceeds from a $75.0 million term note it had under a borrowing facility with a correspondent bank to pay for a portion of the cash requirement of the acquisition. Northwest Suburban was merged into the Company, thus canceling 100% of Northwest Suburban’s voting shares outstanding.

The acquisition of Northwest Suburban constituted a business combination under SFAS No. 141, “Business Combinations,” and was accounted for using the purchase method. Accordingly, the purchase price was allocated to the respective assets acquired and liabilities assumed based on their estimated fair values on the date of acquisition. The excess of the purchase price over the fair value of net assets acquired was recorded as goodwill, which is not deductible for tax purposes. The results of operations of Northwest Suburban have been included in the Company’s results of operations since October 1, 2007, the date of the acquisition.

The following are the unaudited pro forma consolidated results of operations of the Company for the three and nine months ended September 30, 2007 as though Northwest Suburban had been acquired as of January 1, 2007.

	Three Months Ended	Nine Months Ended
	September 30,	September 30,
	2007	2007

Net interest income	$25,362	$74,235
Net income	555	13,115
Basic earnings per share	0.02	0.46
Diluted earnings per share	0.02	0.46

Included in the pro forma results of operations for the three and nine months ended September 30, 2007 were merger costs of $5.1 million.

MIDWEST BANC HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 4 —	SECURITIES

The following tables set forth the composition of the Company’s securities portfolio by major category as of September 30, 2008 and December 31, 2007.

	September 30, 2008
					Total
	Held-to-Maturity		Available-for-Sale				% of
	Amortized	Fair	Amortized	Fair	Amortized	Fair	Amortized
	Cost	Value	Cost	Value	Cost	Value	Cost
	(Dollars in thousands)

Obligations of the U.S. Treasury and of U.S. government-sponsored entities	$—	$—	$267,101	$264,762	$267,101	$264,762	40.0%
Obligations of states and political subdivisions	1,252	1,237	57,475	55,375	58,727	56,612	8.8
Mortgage-backed securities	29,565	28,884	289,983	286,283	319,548	315,167	47.9
Equity securities(1)	—	—	2,749	2,749	2,749	2,749	0.4
Other bonds	—	—	19,214	9,046	19,214	9,046	2.9

Total	$30,817	$30,121	$636,522	$618,215	$667,339	$648,336	100.0%

	December 31,
	2007
					Total
	Held-to-Maturity		Available-for-Sale				% of
	Amortized	Fair	Amortized	Fair	Amortized	Fair	Amortized
	Cost	Value	Cost	Value	Cost	Value	Cost
	(Dollars in thousands)

Obligation of the U.S. Treasury and of U.S. government-sponsored entities	$—	$—	$181,983	$183,613	$181,983	$183,613	23.6%
Obligations of states and political subdivisions	1,254	1,268	60,985	61,400	62,239	62,668	8.1
Mortgage-backed securities	36,347	35,644	383,633	379,040	419,980	414,684	54.4
Equity securities	—	—	85,139	65,979	85,139	65,979	11.0
Other bonds	—	—	22,095	20,849	22,095	20,849	2.9

Total	$37,601	$36,912	$733,835	$710,881	$771,436	$747,793	100.0%

(1)	The Company recognized a $47.8 million impairment charge in the quarter ended September 30, 2008 bringing the amortized cost and fair value to $2.7 million.

MIDWEST BANC HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following is a summary of the fair value of securities held-to-maturity and available-for-sale with unrealized losses and an aging of those unrealized losses:

	September 30, 2008
	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
	(In thousands)

Securities available-for-sale:
Obligations of U.S. Treasury and of U.S. government-sponsored entities(1)	$162,456	$(2,603)	$—	$—	$162,456	$(2,603)
Obligations of states and political subdivisions	46,721	(2,151)	—	—	46,721	(2,151)
Mortgage-backed securities:
U.S. government-sponsored entities(1)	229,582	(3,239)	15,651	(559)	245,233	(3,798)
Corporate and other debt securities	2,985	(1,049)	6,061	(9,119)	9,046	(10,168)

Total available-for-sale	441,744	(9,042)	21,712	(9,678)	463,456	(18,720)

Securities held-to-maturity:
Obligations of states and political subdivisions	986	(16)	—	—	986	(16)
Mortgage-backed securities:
U.S. government agencies(2)	7,363	(81)	—	—	7,363	(81)
U.S. government-sponsored entities(1)	1,219	(13)	20,302	(586)	21,521	(599)

Total held-to-maturity	9,568	(110)	20,302	(586)	29,870	(696)

Total temporarily impaired securities	$451,312	$(9,152)	$42,014	$(10,264)	$493,326	$(19,416)

(1)	Includes obligations of the Federal Home Loan Mortgage Corporation (FHLMC) and Federal National Mortgage Association (FNMA).

(2)	Includes obligations of the Government National Mortgage Association (GNMA).

Management does not believe any individual unrealized loss as of September 30, 2008, identified in the preceding table, represents other-than-temporary impairment. These unrealized losses are primarily attributable to the current credit environment and turmoil in the market for securities related to the housing industry. The Company has both the intent and ability to hold each of the securities shown in the table for the time necessary to recover its amortized cost. The unrealized loss on available-for-sale securities is included, net of tax, in other comprehensive income.

•	The unrealized loss for U.S. government-sponsored entities’ mortgage-backed securities relate primarily to debt securities issued by FNMA and FHLMC and are rated AAA by Moody’s and S&P as of September 30, 2008; each security has a stated maturity date. FNMA is rated Aa3, AA− and A+ by Moody’s, S&P and Fitch, respectively. FHLMC is rated Aa3 and AA− by Moody’s and Fitch, respectively. These mortgage-backed securities are notes with a weighted average maturity of approximately 19 years and a weighted average interest rate of 4.78%.

•	The unrealized losses on corporate and other debt securities relate to securities which were rated A- or better by either Moody’s or S&P as of September 30, 2008. These debt securities have a weighted average maturity of approximately 24 years and a weighted average interest rate of 5.13%.

MIDWEST BANC HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company recognized an other-than-temporary impairment charge of $17.6 million at March 31, 2008 on certain FNMA and FHLMC preferred equity securities with a cost basis of $85.1 million. In September 2008, the Company sold $16.9 million of the remaining $67.5 million recognizing a $16.7 million loss. The Company recognized an additional other-than-temporary impairment charge of $47.8 million at September 30, 2008 on the remaining securities and thereby reduced the amortized cost to their fair value of $2.7 million. Management believes this impairment was primarily attributable to economic conditions at that time, FNMA and FHLMC being placed into the Federal Housing Finance Agency’s conservatorship, and the discontinued dividend payments. Since recovery did not appear likely in the near future, the Company recognized the impairment losses.

NOTE 5 —	LOANS

Major classifications of loans (source of repayment basis) are summarized as follows:

	September 30, 2008		December 31, 2007(1)
		% of Gross		% of Gross
	Amount	Loans	Amount	Loans
	(Dollars in thousands)

Commercial	$1,102,016	44.2%	$1,079,631	43.6%
Construction	396,576	15.9	464,583	18.8
Commercial real estate	691,961	27.7	627,928	25.4
Home equity	169,905	6.8	142,158	5.8
Other consumer	8,062	0.3	10,689	0.4
Residential mortgage	126,079	5.1	149,703	6.0

Total loans, gross	2,494,599	100.0%	2,474,692	100.0%

Net deferred fees	(374)		(365)

Total loans, net	$2,494,225		$2,474,327

(1)	Amounts have been reclassified to conform to current period presentation.

Statement of Position 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer” (“SOP 03-3”) addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities acquired in a transfer if those differences are attributable, at least in part, to credit quality. It includes loans acquired in purchase business combinations and applies to all nongovernmental entities. SOP 03-3 does not apply to loans originated by the Company. The Company’s assessment of loans acquired in the acquisition of Northwest Suburban as of October 1, 2007 identified $5.9 million in acquired loans to which the application of the provisions of SOP 03-3 was required. As a result of the application of SOP 03-3, the Company recorded purchase accounting adjustments reflecting a reduction in loans of $2.0 million related to acquired impaired loans, thus reducing the carrying value of these loans to $3.9 million as of December 31, 2007. The carrying value of these loans was $940,000 as of September 30, 2008, and there continues to be no allowance for loan losses regarding these loans. The Company does not consider prepayments in the determination of contractual or expected cash flows.

MIDWEST BANC HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following is the carrying value by source of repayment category for loans subject to SOP 03-3:

	September 30,	December 31,
	2008	2007
	(In thousands)

Commercial	$690	$726
Construction	1	211
Commercial real estate	—	2,736
Residential mortgage	249	260

Total carrying value	$940	$3,933

The following is a summary of changes in the accretable yield for the nine months ended September 30, 2008:

(In thousands)

Balance at beginning of period	$249
Accretion	(206)

Balance at end of period	$43

The full contractual payment was received on a loan accounted for under SOP 03-3, and goodwill was reduced in second quarter of 2008 by the remaining fair value adjustment of that loan.

NOTE 6 —	ALLOWANCE FOR LOAN LOSSES

Following is a summary of activity in the allowance for loan losses:

	Nine Months Ended September 30,
	2008	2007
	(In thousands)

Balance at beginning of period	$26,748	$23,229
Provision charged to operations	51,765	3,481
Loans charged off	(40,472)	(3,183)
Recoveries	1,387	1,352

Net loans (charged off) recoveries	(39,085)	(1,831)

Balance at end of period	$39,428	$24,879

A portion of the allowance for loan losses is allocated to impaired loans. Information with respect to impaired loans and the amount of the allowance for loan losses allocated thereto is as follows:

Nine Months Ended
September 30,
2008
(In thousands)

Impaired loans for which no allowance for loan losses is allocated	$16,897
Impaired loans with an allocation of the allowance for loan losses	47,507

Total impaired loans	$64,404

Allowance for loan losses allocated to impaired loans	$5,405

Average impaired loans	$55,081
Interest income recognized on impaired loans on a cash basis	703

MIDWEST BANC HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 7 —	GOODWILL AND INTANGIBLES

The following table presents the carrying amount and accumulated amortization of intangible assets (in thousands):

	September 30, 2008			December 31, 2007
	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount

Amortized intangible assets:
Core deposit and other intangibles	$21,091	$(5,817)	$15,274	$21,091	$(4,047)	$17,044

The amortization of intangible assets was $1.8 million for the nine months ended September 30, 2008. At September 30, 2008, the projected amortization of intangible assets is $2.4 million, $2.3 million, $2.2 million, $1.9 million, $1.8 million for the years ending December 31, 2008, 2009, 2010, 2011, 2012, respectively, and $6.4 million in total for the subsequent years. The remaining weighted average amortization period for the core deposit intangibles is approximately eight years as of September 30, 2008.

The following table presents the changes in the carrying amount of goodwill and other intangibles during the nine months ended September 30, 2008 (in thousands):

		Core Deposit
		and Other
	Goodwill	Intangibles

Balance at beginning of period	$160,407	$17,044
Impairment	(80,000)	—
Amortization	—	(1,770)
Purchase price adjustments	(1,545)	—

Balance at end of period	$78,862	$15,274

Goodwill is not amortized but assessed at least annually for impairment, and any impairment recognized in the period it is identified. As of September 30, 2008, based upon the guidelines contained in SFAS No. 142, “Goodwill and Other Intangible Assets,” it was determined that the fair value of the Company’s assets and liabilities was lower than amounts recorded in the Company’s financial statements. Accordingly, the Company recognized a goodwill impairment charge of $80.0 million. Management believes this impairment was primarily attributable to the weakened economic conditions at that time as well as lower market valuations for banking institutions. The method for estimating the value of the Company included a weighted average of the discounted cash flows method, the guideline company method, and the guideline transaction methods. The Company cannot assure that it will not be required to take goodwill impairment charges in the future. Goodwill was reduced in the second quarter of 2008 by the remaining fair value adjustment of a loan accounted for under SOP 03-3 for which full contractual payment was received. Goodwill was also adjusted in the third quarter of 2008 for the final purchase price allocation for the Northwest Suburban acquisition.

NOTE 8 —	OFF-BALANCE-SHEET RISK

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet financing needs of customers. Since many commitments to extend credit expire without being used, the amounts below do not necessarily represent future cash commitments. These financial instruments include lines of

MIDWEST BANC HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

credit, letters of credit, and commitments to extend credit. These are summarized as follows under the “collateral-based” classification as of September 30, 2008:

	Amount of Commitment Expiration Per Period
	Within			After
	1 Year	1-3 Years	4-5 Years	5 Years	Total
	(In thousands)

Lines of Credit:
Commercial real estate	$133,144	$16,285	$5,244	$—	$154,673
Home equity	28,031	26,936	36,124	51,919	143,010
Consumer	—	—	—	1,976	1,976
Commercial	246,389	10,185	2,263	3,096	261,933
Letters of credit	42,404	16,284	3,755	—	62,443
Commitments to extend credit	97,049	—	—	—	97,049

Total commitments	$547,017	$69,690	$47,386	$56,991	$721,084

At September 30, 2008, commitments to extend credit included $29.5 million of fixed rate loan commitments. These commitments are due to expire within 30 to 90 days of issuance and have loan rates ranging from 5.25% to 7.75%. Substantially all of the unused lines of credit are at adjustable rates of interest.

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Company’s financial position or results of operations.

NOTE 9 —	FAIR VALUE

The Company adopted SFAS No. 157, “Fair Value Measurement,” on January 1, 2008. SFAS No. 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. SFAS No. 157 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

•	Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

•	Level 2: Significant other observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, and other inputs that are observable or can be corroborated by observable market data.

•	Level 3: Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The Company’s available-for-sale investment securities are the only financial assets that are measured at fair value on a recurring basis; it does not hold any financial liabilities that are measured at fair value on a recurring basis. The fair values of available-for-sale securities are determined by obtaining either quoted prices on nationally recognized securities exchanges or matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on these securities’ relationship to other benchmark quoted securities. If quoted prices or matrix pricing are not

MIDWEST BANC HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

available, the fair value is determined by an adjusted price for similar securities including unobservable inputs. The fair values of the available-for-sale securities were measured at September 30, 2008 using the following:

	Total	Quoted Prices or	Significant Other	Significant
	Fair Value at	Identical Assets in	Observable	Unobservable
	September 30,	Active Markets	Inputs	Inputs
	2008	(Level 1)	(Level 2)	(Level 3)
(In thousands)

Assets:
Available-for-sale securities	$618,215	$2,749	$612,616	$2,850

The following is a summary of changes in the fair value of the available-for-sale securities that were measured using significant unobservable inputs for the three and nine months ended September 30, 2008:

	Three Months	Nine Months
	Ended	Ended
	September 30,	September 30,
	2008	2008
	(In thousands)

Beginning balance	$9,286	$10,479
Total gains or losses (realized/unrealized):
Included in earnings	—	—
Included in other comprehensive income	(6,436)	(7,629)

Ending balance	$2,850	$2,850

The Company’s impaired loans that are measured using the fair value of the underlying collateral are measured on a non-recurring basis. Once a loan is identified as individually impaired, management measures impairment in accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan,” (“SFAS 114”). At September 30, 2008, $45.1 million of the total impaired loans were evaluated based on the fair value of the collateral. The fair value of the collateral is determined by obtaining an observable market price or by obtaining an appraised value with management applying selling and other discounts to the underlying collateral value. If an appraised value is not available, the fair value of the impaired loan is determined by an adjusted appraised value including unobservable cash flows.

At September 30, 2008, the fair values of the impaired loans based on the fair value of the collateral were measured using the following:

		Quoted Prices or	Significant Other	Significant
		Identical Assets in	Observable	Unobservable
	September 30,	Active Markets	Inputs	Inputs
	2008	(Level 1)	(Level 2)	(Level 3)
(In thousands)

Assets:
Impaired loans	$40,177	$—	$—	$40,177

Loans which are measured for impairment using the fair value of collateral for collateral dependent loans, had a gross carrying amount of $45.1 million, with an associated valuation allowance of $4.9 million for a fair value of $40.2 million at September 30, 2008. The provision for loan losses for the nine months ended September 30, 2008, included $27.7 million of specific allowance allocations for impaired loans.

NOTE 10 —	STOCK COMPENSATION AND RESTRICTED STOCK AWARDS

Under the Company’s Stock and Incentive Plan (the “Plan”), officers, directors, and key employees may be granted incentive stock options to purchase the Company’s common stock at no less than 100% of the market price on the date the option is granted. Options can be granted to become exercisable immediately or in installments of

MIDWEST BANC HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

25% a year on each of the first through the fourth anniversaries of the grant date or may be issued subject to performance targets. In all cases, the options have a maximum term of ten years. The Plan also permits the issuance of nonqualified stock options, stock appreciation rights, restricted stock, and restricted stock units. The Plan authorizes a total of 3,900,000 shares for issuance. There are 1,838,358 shares remaining for issuance under the Plan at September 30, 2008. It is the Company’s policy to issue new shares of its common stock in conjunction with the exercise of stock options or grants of restricted stock.

During the first nine months of 2008, 16,500 employee stock options were exercised. Total employee stock options outstanding at September 30, 2008 were 421,322 with exercise prices ranging between $8.83 and $22.03, with a weighted average exercise price of $14.10, and expiration dates between 2009 and 2015. No stock options have been granted since 2005.

Information about option grants follows:

		Weighted Average	Weighted Average
	Number of	Exercise Price	Grant- Date Fair
	Options	Per Share	Value Per Share

Outstanding at December 31, 2007	479,152	$14.03	$4.63
Granted	—	—	—
Exercised	(16,500)	10.61	3.01
Forfeited	(41,330)	14.74	4.40

Outstanding at September 30, 2008	421,322	14.10	4.71

The Company adopted SFAS No. 123(R), “Share-Based Payment,” in the first quarter of 2006 using the modified prospective application. Employee compensation expense for stock options previously granted was recorded in the consolidated income statement based on the grant’s vesting schedule. Forfeitures of stock option grants are estimated for those stock options where the requisite service is not expected to be rendered. The grant-date fair value for each grant was calculated using the Black-Scholes option pricing model. Employee compensation expense related to stock options was $5,000 and $16,000, for the three and nine months ended September 30, 2008 and 2007, respectively. The total compensation cost related to nonvested stock options not yet recognized was $38,000 at September 30, 2008 and the weighted average period over which this cost is expected to be recognized is 21 months.

Under the Plan, officers, directors, and key employees may also be granted awards of restricted shares of the Company’s common stock. Holders of restricted shares are entitled to receive cash dividends paid to the Company’s common stockholders and have the right to vote the restricted shares prior to vesting. The existing restricted shares grants vest over a certain time period not exceeding five years and may be accelerated subject to achieving certain performance targets. Compensation expense for the restricted shares equals the market price of the related stock at the date of grant and is amortized on a straight-line basis over the vesting period assuming certain performance targets are met when applicable. All restricted shares had a grant-date fair value equal to the market price of the underlying common stock at date of grant.

For the three and nine months ended September 30, 2008, the Company recognized $688,000 and $2.3 million, respectively, in compensation expense related to the restricted stock grants compared to $747,000 and $2.3 million for the three and nine months ended September 30, 2007, respectively. The total compensation cost related to nonvested restricted shares not yet recognized was $5.9 million at September 30, 2008 and the weighted average period over which this cost is expected to be recognized is 37 months.

MIDWEST BANC HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Information about restricted shares outstanding and activity follows:

	Number of	Weighted Average
	Restricted	Grant-Date
	Shares	Fair Value Per Share

Outstanding at December 31, 2007	448,394	$20.87
Granted	248,324	10.42
Vested	(38,458)	17.73
Forfeited	(42,623)	18.45

Outstanding at September 30, 2008	615,637	17.02

NOTE 11 —	SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

The Company and various members of senior management have entered into a Supplemental Executive Retirement Plan (“SERP”). The SERP is an unfunded plan that provides for guaranteed payments, based on a percentage of the individual’s final salary, for 15 years after age 65. The benefit amount is reduced if the individual retires prior to age 65.

Effective April 1, 2008, the SERP agreements with employees constituted a pension plan under SFAS No. 87, “Employers’ Accounting for Pensions.” The objective of SFAS No. 87 is to recognize the compensation cost of pension benefits (including prior service cost) over that employee’s approximate service period. Included in salaries and benefits expense in the statements of income was $310,000 and $1.3 million of expense related to the SERP for the three and nine months ended September 30, 2008, respectively, compared to $286,000 and $858,000, for the three and nine months ended September 30, 2007, respectively. The benefit obligation was $5.5 million and $3.5 million as of September 30, 2008 and December 31, 2007, respectively.

The following is a summary of changes in the benefit obligation for the nine months ended September 30, 2008:

September 30,
2008
(In thousands)

Beginning balance	$3,477
Service cost	407
Interest cost	150
Prior service cost	776
Distributions	(5)
Pre-application of SFAS No. 87 expense	742

Ending balance	$5,547

The Company recognized a $477,000 reduction associated with the prior service in accumulated other comprehensive income as of April 1, 2008. The prior service cost amortization expense for the six months ended September 30, 2008 was $27,000, net of tax.

MIDWEST BANC HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 12 —	INCOME TAXES

The difference between the provision for income taxes in the consolidated financial statements and amounts computed by applying the current federal statutory income tax rate of 35% to income before income taxes is reconciled as follows:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2008		2007		2008		2007
	(In thousands)

Income taxes computed at the statutory rate	$(64,262)	35.0%	$2,101	35.0%	$(66,931)	35.0%	$6,034	35.0%
Tax-exempt interest income on securities and loans	(213)	0.1	(166)	(2.8)	(617)	0.3	(550)	(3.2)
General business credits	(168)	0.1	(289)	(4.8)	(445)	0.2	(509)	(3.0)
State income taxes, net of federal tax benefit due to state operating loss	(2,137)	1.2	(323)	(5.4)	(2,898)	1.5	(840)	(4.9)
Life insurance cash surrender value increase, net of premiums	(319)	0.2	(258)	(4.3)	(922)	0.5	(767)	(4.4)
Dividends received deduction	(47)	—	(301)	(5.0)	(649)	0.3	(913)	(5.3)
Goodwill impairment	28,000	(15.3)	—	—	28,000	(14.6)	—	—
Valuation on FNMA and FHLMC preferred stock losses	14,851	(8.1)	—	—	14,851	(7.8)	—	—
Nondeductible costs and other, net	404	(0.2)	402	6.7	1,081	(0.5)	431	2.5

(Benefit) provision for income taxes	$(23,891)	13.0%	$1,166	19.4%	$(28,530)	14.9%	$2,886	16.7%

The Company adopted the provisions of FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109,” on January 1, 2007. The adoption of this standard did not have an impact on the Company’s consolidated financial position or results of operations. The Company recognizes interest related to unrecognized tax benefits and penalties, if any, in income tax expense. As of the date of adoption, the Company had approximately $20,000 of interest accrued for potential income tax exposures and $526,000 of unrecognized tax benefits that, if recognized, would affect the effective tax rate, and $429,000 of unrecognized tax benefits that, if recognized, would not affect the effective tax rate, for a total of $955,000 of unrecognized tax benefits, net of the federal income tax effect on state income taxes.

On January 3, 2003, the Company purchased Big Foot Financial Corp., resulting in various unrecognized tax benefits at the date of acquisition. These unrecognized tax benefits were recognized in the first quarter of 2007, when the statute of limitations for IRS audit of the final short period return closed. These unrecognized tax benefits, totaling $429,000, were credited to a core deposit intangible created at the acquisition. In the third quarter of 2008, the Company recorded a charge of $1.6 million for certain tax adjustments, substantially all of which relate to deductions taken on the Company’s 2003 through 2005 Illinois state income tax returns that could potentially be disallowed. There were no other material changes in the unrecognized tax benefits during the nine months ended September 30, 2008 and 2007.

The Company is currently being audited by the Illinois Department of Revenue for the years 2003 through 2005. It is thus reasonably possible that the gross balance of unrecognized tax benefits may change within the next twelve months. An Internal Revenue Service audit for the years 2002 to 2005 was completed during the second quarter of 2007 and there were no changes made to the reported tax amounts for those years. Years that remain subject to examination include 2006 to present for Federal, 2003 to present for Illinois, 2005 to present for Indiana, and 2004 and subsequent years for Federal and Illinois for various acquired entities.

MIDWEST BANC HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On October 3, 2008, the Emergency Economic Stabilization Act of 2008 (“EESA”) was enacted and provides tax relief by treating the losses on sales or exchanges of FNMA and FHLMC preferred stock as ordinary losses rather than capital losses for federal income tax purposes. As a result of EESA, the Company will be allowed to treat the losses recognized on its FNMA and FHLMC preferred stock as ordinary losses in the fourth quarter of 2008 thus increasing the allowable tax benefit by $16.9 million.

NOTE 13 —	SALE OF BRANCH PROPERTY

On March 28, 2008, the Company sold two pieces of real property for $18.4 million creating a pre-tax gain of $15.2 million. The properties (a building with a parking lot and a second parking lot) are located in the Bucktown area of Chicago at 1601 North Milwaukee Avenue and 1617-1622 North Damen Avenue. The Company will continue to operate its existing Milwaukee Avenue branch in Bucktown for a period of at least nine months through a continuing occupancy arrangement with the buyer after which it expects to relocate to a new branch in close proximity to the existing branch location. The Company will pay $75,000 per month to rent the Milwaukee Avenue space and has vacated the Damen Avenue parking lot. The Company will also be responsible for one-half of the real estate taxes and the premiums for casualty and liability insurance on the Milwaukee Avenue property during the occupancy period.

NOTE 14 —	EARNINGS PER SHARE

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(In thousands, except per share data)

Net income (loss)	$(159,714)	$4,836	$(162,702)	$14,355
Preferred stock dividends	835	—	2,506	—

Net income (loss) available to common stockholders	$(160,549)	$4,836	$(165,208)	$14,355

Basic
Weighted average common shares outstanding	27,859	24,454	27,851	24,594

Basic earnings per share	$(5.76)	$0.20	$(5.93)	$0.58

Diluted
Weighted average common shares outstanding	27,859	24,454	27,851	24,594
Dilutive effect of stock options(1)	—	85	—	117
Dilutive effect of restricted stock(1)	—	108	—	110

Diluted average common shares	27,859	24,647	27,851	24,821

Diluted earnings per share	$(5.76)	$0.20	$(5.93)	$0.58

(1)	No shares of stock options or restricted stock were included in the computation of diluted earnings per share for any period there was a loss.

Options to purchase 421,322 shares at $14.10 were not included in the computation of diluted earnings per share for the three and nine months ended September 30, 2008 and 228,500 shares at $18.36 and 145,250 shares at $20.34 were not included for the three and nine months ended September 30, 2007, respectively, because the exercise price for the options was greater than the average market price of the common stock, thus making the options antidilutive. Because of the anti-dilutive effect, the shares that would be issued if the Series A noncumulative redeemable convertible perpetual preferred stock were converted are not included in the computation of diluted earnings per share for the three and nine months ended September 30, 2008.

MIDWEST BANC HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 15 —	SUBSEQUENT EVENT

Subsequent to the end of the third quarter of 2008, the Company was informed that it has received preliminary approval to receive $85.5 million of new capital in the form of preferred stock to be issued to the U.S. Treasury under the Troubled Asset Relief Program (“TARP”) Capital Purchase Program. In addition, the Company will issue warrants to the Treasury that will allow the Treasury to acquire shares of the Company’s common stock equal to $12.8 million (15% of the value of the preferred shares to be acquired). The number of shares of common stock that will be acquired upon the exercise of the warrants will be determined based upon the 20 day average trailing price ending on the last trading day prior to October 29, 2008, the date of preliminary approval. The transaction is subject to the execution of a definitive preferred stock purchase agreement with the Treasury and must be approved by the holders of the Company’s Series A preferred stock (and, therefore, the holders of the Company’s Series A depositary shares). If the agreement is executed and the approval received, it is expected that the preferred shares and warrants will be issued and the new capital will be received during the fourth quarter of 2008. The financial impact of the new capital is yet to be determined; however, the Financial Accounting Standards Board and the Securities and Exchange Commission have issued a joint statement stating that they would not object to the warrants being classified as permanent capital.

Appendix D

Management’s Discussion and Analysis of Financial Condition at September 30, 2008 and December 31, 2007, and Results of Operations for the three-month and nine-month periods ended September 30, 2008 and September 30, 2007, as included in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008.

ITEM 2 — MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis is intended as a review of significant factors affecting the financial condition and results of operations of the Company for the periods indicated. The discussion should be read in conjunction with the unaudited Consolidated Financial Statements and the Notes thereto presented herein. In addition to historical information, the following Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. The Company’s actual results could differ significantly from those anticipated in these forward-looking statements as a result of certain factors discussed in this report.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. By their nature, changes in these assumptions and estimates could significantly affect the Company’s financial position or results of operations. Actual results could differ from those estimates. Those critical accounting policies that are of particular significance to the Company are discussed in Item 7 of the Company’s 2007 Annual Report on Form 10-K.

Recent Economic Developments

In response to the financial crises affecting the overall banking system and financial markets, on October 3, 2008, the Emergency Economic Stabilization Act of 2008, ESSA, was enacted. Under the EESA, the United States Treasury Department, the U.S. Treasury, has the authority to, among other things, purchase mortgages, mortgage backed securities and certain other financial instruments from financial institutions for the purpose of stabilizing and providing liquidity to the U.S. financial markets.

On October 3, 2008 the Troubled Asset Relief Program (TARP) was signed into law. The TARP gave the Treasury authority to deploy up to $750 billion into the financial system with an objective of improving liquidity in capital markets. On October 24, 2008, the U.S. Treasury announced plans to direct $250 billion of this authority into preferred stock investments in financial institutions. The general terms of this preferred stock program are as follows for a participant: pay 5% dividends on the U.S. Treasury’s preferred stock for the first five years and 9% dividends thereafter; cannot increase common stock dividends for three years while Treasury is an investor without their permission; the U.S. Treasury receives warrants entitling it to buy a participant’s common stock equal to 15% of the U.S. Treasury’s total initial investment in the participant; and the participating company’s executives must agree to certain compensation restrictions, and restrictions on the amount of executive compensation which is tax deductible and other detailed terms and conditions. The term of this preferred stock program could reduce investment returns to participating companies’ stockholders by restricting dividends to common stockholders, diluting existing stockholders’ interests, and restricting capital management practices. The TARP capital purchase program is a voluntary program designed to help healthy institutions build capital to support the U.S. economy by increasing the flow of financing to U.S. businesses and consumers. Although the Company exceeds all applicable regulatory capital requirements, it submitted an application for participation in the TARP capital purchase program and on October 29, 2008 received preliminary approval for $85.5 million of capital.

It is management’s understanding that the Treasury selected only financially strong institutions to receive capital. The TARP infusion will strengthen the Company’s balance sheet. On a pro forma basis, the Company and the Bank’s total risk based capital to risk-weighted assets ratio would be approximately 11.13% and 10.80%, respectively.

The Federal Deposit Insurance Corporation, FDIC, insures deposits at FDIC insured financial institutions up to certain limits. The FDIC charges insured financial institutions premiums to maintain the Deposit Insurance Fund. Assessment rates set by the FDIC effective January 1, 2007 range from 5 to 43 basis points.

Current economic conditions have increased expectations for bank failures, in which case the FDIC would take control of failed banks and ensure payment of deposits up to insured limits using the resources of the Deposit Insurance Fund. In 2009, the FDIC plans to increase premium assessments to maintain adequate funding of the Deposit Insurance Fund. These increases in premium assessments will increase the Company’s expenses. Details regarding the computation of these increased premium assessments are just becoming available.

The EESA included a provision for an increase in the amount of deposits insured by the FDIC to $250,000 until December 2009. On October 14, 2008, the FDIC announced a new program, the Temporary Liquidity Guarantee Program, that provides unlimited deposit insurance on funds in noninterest-bearing transaction deposit accounts not otherwise covered by the existing deposit insurance limit of $250,000. All eligible institutions will be covered under the program December 5, 2008 without incurring any costs. After the initial period, participating institutions will be assessed a 10 basis point surcharge on the additional insured deposits. The Company has elected to participate in the Temporary Liquidity Guarantee Program and incur the surcharge as a cost of participation. The behavior of depositors in regard to the level of FDIC insurance could cause the Company’s existing customers to reduce the amount of deposits held at the Company, and or could cause new customers to open deposit accounts. The level and composition of the Company’s deposit portfolio directly impacts its funding cost and net interest margin.

The actions described above, together with additional actions announced by the Treasury and other regulatory agencies continue to develop. It is not clear at this time what impact EESA, TARP, other liquidity and funding initiatives of the Treasury and other bank regulatory agencies that have been previously announced, and any additional programs that may be initiated in the future will have on the financial markets and the financial services industry. The extreme levels of volatility and limited credit availability currently being experienced could continue to effect the U.S. banking industry and the broader U.S. and global economies, which will have an affect on all financial institutions, including the Company.

Selected Consolidated Financial Data

The following table sets forth certain selected consolidated financial data at or for the periods indicated.

				At or For the Nine
	At or For the Three Months Ended			Months Ended
	September 30,		June 30,	September 30,
	2008	2007	2008	2008	2007
	(Dollars in thousands, except per share data)

Statement of Income Data:
Total interest income	$45,888	$47,174	$47,244	$143,927	$138,432
Total interest expense	23,735	26,827	24,479	76,793	79,056

Net interest income	22,153	20,347	22,765	67,134	59,376
Provision for loan losses	41,950	1,800	4,415	51,765	3,481
Noninterest (loss) income	(60,512)	3,700	4,394	(54,328)	11,316
Noninterest expenses	103,296	16,245	20,368	152,273	49,970

(Loss) income before income taxes	(183,605)	6,002	2,376	(191,232)	17,241
(Benefit) provision for income taxes	(23,891)	1,166	(52)	(28,530)	2,886

Net (loss) income	(159,714)	4,836	2,428	(162,702)	14,355
Preferred stock dividends	835	—	836	2,506	—

Net (loss) income available to common stockholders	$(160,549)	$4,836	$1,592	$(165,208)	$14,355

Per Share Data:
Earnings per share (basic)	$(5.76)	$0.20	$0.06	$(5.93)	$0.58
Earnings per share (diluted)	(5.76)	0.20	0.06	(5.93)	0.58
Cash dividends declared on common stock	—	0.13	0.13	0.26	0.39
Book value	5.89	11.69	11.76	5.89	11.69
Tangible book value (non-GAAP measure)(9)	2.51	8.02	5.48	2.51	8.02

							At or For the Nine
	At or For the Three Months Ended						Months Ended
	September 30,				June 30,		September 30,
	2008		2007		2008		2008		2007
	(Dollars in thousands, except per share data)

Selected Financial Ratios:
Return on average assets(1)	(17.25)%		0.64%		0.26%		(5.90)%		0.64%
Return on average equity(2)	(181.60)		6.75		2.57		(58.64)		6.67
Dividend payout ratio	—		66.79		232.60		N/M		67.89
Average equity to average assets	9.50		9.41		10.30		10.06		9.59
Tier 1 risk-based capital	6.26		11.42		9.09		6.26		11.42
Total risk-based capital	8.04		12.51		10.43		8.04		12.51
Net interest margin (tax equivalent)(3)(4)	2.77		3.10		2.89		2.83		3.05
Loan to deposit ratio	99.25		100.63		106.88		99.25		100.63
Net overhead expense to average assets(5)	10.73		1.65		1.75		4.52		1.72
Efficiency ratio(6)	386.61		63.64		69.60		154.70		66.37
Loan Quality Ratios:
Allowance for loan losses to total loans	1.58		1.24		0.90		1.58		1.24
Provision for loan losses to total loans	6.69		0.36		0.71		2.77		0.23
Net loans charged off to average total loans	3.98		0.13		0.35		2.11		0.12
Nonaccrual loans to total loans	2.42		2.23		1.64		2.42		2.23
Nonperforming assets to total assets(7)	1.91		1.55		1.16		1.91		1.55
Allowance for loan losses to nonaccrual loans	0.65	x	0.56	x	0.55	x	0.65	x	0.56	x
Balance Sheet Data:
Total assets	$3,583,377		$3,032,565		$3,726,720		$3,583,377		$3,032,565
Total earning assets	3,176,629		2,750,334		3,275,580		3,176,629		2,750,334
Average assets	3,682,449		3,020,254		3,686,350		3,685,013		2,999,877
Loans	2,494,225		2,007,446		2,501,082		2,494,225		2,007,446
Allowance for loan losses	39,428		24,879		22,606		39,428		24,879
Deposits	2,513,004		1,994,927		2,340,043		2,513,004		1,994,927
Borrowings	829,024		717,404		974,007		829,024		717,404
Stockholders’ equity	207,237		285,233		370,698		207,237		285,233
Tangible stockholders’ equity (non-GAAP measure)(8)	113,101		195,790		195,751		113,101		195,790

(1)	Net income divided by average assets.

(2)	Net income divided by average equity.

(3)	Net interest income, on a fully tax-equivalent basis, divided by average earning assets.

(4)	The following table reconciles reported net interest income on a fully tax-equivalent basis for the periods presented:

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2008	2007	2008	2008	2007

Net interest income	$22,153	$20,347	$22,765	$67,134	$59,376
Tax-equivalent adjustment to net interest income	457	837	909	2,258	2,652

Net interest income, fully tax-equivalent basis	$22,610	$21,184	$23,674	$69,392	$62,028

(5)	Noninterest expense less noninterest income, excluding security gains or losses, divided by average assets.

(6)	Noninterest income, excluding security gains or losses, plus net interest income on a fully tax-equivalent basis divided by noninterest expense excluding amortization and other real estate expense.

(7)	Includes total nonaccrual and foreclosed properties.

(8)	Stockholders’ equity less goodwill, core deposits and other intangible assets. The following table reconciles reported stockholders’ equity to tangible stockholders’ equity for the periods presented:

	At September 30,		At June 30,
	2008	2007	2008

Stockholders’ equity	$207,237	$285,233	$370,698
Core deposit intangible and other intangibles, net	15,274	9,586	15,864
Goodwill	78,862	79,857	159,083

Tangible stockholders’ equity	$113,101	$195,790	$195,751

Results of Operations — Three and Nine Months Ended
September 30, 2008 and 2007

The Company’s performance during the third quarter of 2008 reflected several significant transactions. The Company recognized a non-cash, non-operating, other-than-temporary impairment charge of $47.8 million at September 30, 2008 on certain FNMA and FHLMC preferred equity securities similar to the impairment charge of $17.6 million taken in the first quarter of 2008. In September 2008, the Company sold a portion of its FNMA and FHLMC preferred equity securities recognizing a $16.7 million loss. It also recognized an impairment charge $80.0 million on its goodwill intangible asset as a result of the decline in market capitalization. During the third quarter of 2008, the Company had net loan charge-offs of $25.1 million and recorded a $42.0 million loan loss provision reflecting management’s updated assessments of impaired loans and concerns about the continued deterioration of economic conditions. During the first quarter of 2008, the Company also incurred a loss on the early extinguishment of debt of $7.1 million from the prepayment of $130.0 million in FHLB advances, which were partially offset by a $15.2 million gain recognized on the sale of real estate.

Subsequent to the end of the third quarter of 2008, the Company was informed that it has received preliminary approval to receive $85.5 million of new capital in the form of preferred stock to be issued to the U.S. Treasury under the Troubled Asset Relief Program (“TARP”) Capital Purchase Program. In addition, the Company will issue warrants to the Treasury that will allow the Treasury to acquire shares of the Company’s common stock equal to $12.8 million (15% of the value of the preferred shares to be acquired). The number of shares of common stock that will be acquired upon the exercise of the warrants will be determined based upon the 20 day average trailing price ending on the last trading day prior to October 29, 2008, the date of preliminary approval. The transaction is subject to the execution of a definitive preferred stock purchase agreement with the Treasury and must be approved by the holders of the Company’s Series A preferred stock (and, therefore, the holders of the Company’s Series A depositary shares). The proceeds from the preferred stock issuance are expected to strengthen the Company’s balance sheet. If the agreement is executed and the approval is received, it is expected that the preferred shares and warrants will be issued and the new capital will be received during the fourth quarter of 2008.

Set forth below are some highlights of the third quarter of 2008 results compared to the third quarter of 2007 and second quarter of 2008. The results of the second and third quarters 2008 were affected by the Northwest Suburban acquisition which was consummated on October 1, 2007.

•	Basic and diluted loss per share for the three months ended September 30, 2008 was $5.76 compared to earnings of $0.20 for the comparable period in 2007 and earnings of $0.06 for the second quarter of 2008.

•	Net loss for the third quarter of 2008 was $159.7 million compared to net income of $4.8 million and $2.4 million in the third quarter of 2007 and second quarter of 2008, respectively.

•	Net interest income increased 8.9% to $22.2 million in the third quarter of 2008 compared to $20.3 million in the third quarter of 2007 but was $612,000 lower than the second quarter of 2008, as a result of the lost dividend on the FHLMC preferred equity securities and the increase in nonaccrual loans. The net interest margin decreased to 2.77% in the third quarter of 2008 compared to 2.89% in the second quarter of 2008 for the reasons noted above. The net interest margin was 3.10% in the third quarter of 2007.

•	The provision for loan losses was $42.0 million in the third quarter of 2008 compared to $1.8 million for the comparable period in 2007 and $4.4 million in the second quarter of 2008.

•	Noninterest loss was $60.5 million in the third quarter of 2008 compared to income of $3.7 million in the third quarter of 2007 and $4.4 million in the second quarter of 2008. Excluding the losses on securities, noninterest income for the third quarter of 2008 increased by $247,000 compared to the same period in 2007 but was down when compared to the second quarter of 2008 by $409,000.

•	Noninterest expenses, excluding the $80.0 million goodwill impairment charge, were $23.3 million in the third quarter of 2008 compared to $16.2 million in the third quarter of 2007 and $20.4 million in the second quarter of 2008.

Set forth below are some highlights of the nine months ended September 30, 2008 results compared to the results for the nine months ended September 30, 2007. The results of the first nine months of 2008 were affected by the Northwest Suburban acquisition which was consummated on October 1, 2007.

•	Basic and diluted loss per share for the nine months ended September 30, 2008 were $5.93 compared to earnings of $0.58 per basic and diluted share for the same period in 2007.

•	Net interest income increased 13.1% to $67.1 million in the first nine months of 2008 compared to $59.4 million in the first nine months of 2007, as a result of the Northwest Suburban acquisition and the decrease in rates on deposits even though balances increased. The net interest margin was 2.83% for the nine months ended September 30, 2008 compared to 3.05% for the similar period of 2007 due to the lost dividend on the FHLMC preferred equity securities and the increase in nonaccrual loans.

•	The provision for loan losses was $51.8 million in the first nine months of 2008 compared to $3.5 million for the comparable period in 2007.

•	Noninterest loss was $54.3 million in the first nine months of 2008 compared to income of $11.3 million in the same period of 2007. Excluding the gain on sale of real estate and losses on securities, noninterest income for the first nine months of 2008 increased by $1.2 million compared to the same period in 2007.

•	Noninterest expenses increased to $152.3 million in the first nine months of 2008 compared to $50.0 million in the same period of 2007, mainly as a result of the $80.0 million goodwill impairment, the $7.2 million loss on early extinguishment of debt, and increased salaries and occupancy expenses as a result of the Northwest Suburban acquisition.

Net Interest Income

The following table sets forth the average balances, net interest income on a tax equivalent basis and expense and average yields and rates for the Company’s interest-earning assets and interest-bearing liabilities for the indicated periods.

	For the Three Months Ended
	September 30, 2008			September 30, 2007			June 30, 2008
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)

Interest-Earning Assets:

Federal funds sold and interest-bearing deposits due from banks	$6,005	27	1.80%	$23,996	297	4.95%	$22,696	98	1.73%
Securities:
Taxable(1)	654,531	7,823	4.78	650,776	9,128	5.61	701,254	9,512	5.43
Exempt from federal income taxes(1)	60,688	883	5.82	47,765	711	5.95	61,635	912	5.92

Total securities	715,219	8,706	4.87	698,541	9,839	5.63	762,889	10,424	5.47
FRB and FHLB stock	29,694	184	2.48	23,683	227	3.83	29,264	184	2.52
Loans held for sale	—	—	—	815	11	5.40	—	—	—
Loans:
Commercial loans(1)(3)(4)	544,013	8,145	5.99	426,366	8,461	7.94	486,794	7,360	6.05
Commercial real estate loans(1)(3)(4)(6)	1,639,444	24,919	6.08	1,272,773	24,293	7.63	1,642,838	25,702	6.26
Agricultural loans(3)(4)	6,531	103	6.31	3,172	64	8.07	6,139	95	6.19
Consumer real estate loans(3)(4)(6)	314,377	4,119	5.24	277,164	4,632	6.68	313,556	4,120	5.26
Consumer installment loans(3)(4)	8,288	142	6.85	9,644	187	7.76	10,159	170	6.69

Total loans	2,512,653	37,428	5.96	1,989,119	37,637	7.57	2,459,486	37,447	6.09

Total interest-earning assets	$3,263,571	$46,345	5.68%	$2,736,154	$48,011	7.00%	$3,274,335	$48,153	5.88%
Noninterest-Earning Assets:

Cash	$57,463			$51,487			$52,693
Premises and equipment, net	38,412			22,404			38,144
Allowance for loan losses	(23,059)			(24,255)			(20,412)
Other assets	346,062			234,464			341,590

Total noninterest-earning assets	418,878			284,100			412,015

Total assets	$3,682,449			$3,020,254			$3,686,350

Interest-Bearing Liabilities:

Deposits:
Interest-bearing demand deposits	$194,416	$422	0.87%	$175,582	$862	1.96%	$215,076	$492	0.92%
Money-market demand and savings accounts	393,745	1,184	1.20	365,985	2,394	2.62	399,380	1,197	1.20
Time deposits	1,487,827	13,695	3.68	1,224,836	15,378	5.02	1,448,198	14,422	3.98

Total interest-bearing deposits	2,075,988	15,301	2.95	1,766,403	18,634	4.22	2,062,654	16,111	3.12

Borrowings:
Federal funds purchased, FRB discount window advances, and repurchase agreements	403,025	3,901	3.87	307,843	3,201	4.16	451,351	4,154	3.68
FHLB advances	348,315	2,779	3.19	307,418	3,640	4.74	296,044	2,437	3.29
Junior subordinated debentures	60,766	864	5.69	65,854	1,334	8.10	60,749	876	5.77
Subordinated debt	15,000	229	6.11	—	—	—	15,000	232	6.19
Revolving note payable	9,404	96	4.08	1,440	18	5.00	8,896	94	4.23
Term note payable	55,000	565	4.11	—	—	—	55,000	575	4.18

Total borrowings	891,510	8,434	3.78	682,555	8,193	4.80	887,040	8,368	3.77

Total interest-bearing liabilities	$2,967,498	$23,735	3.20%	$2,448,958	$26,827	4.40%	$2,949,694	$24,479	3.32%

	For the Three Months Ended
	September 30, 2008			September 30, 2007			June 30, 2008
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)

Noninterest-Bearing Liabilities:

Noninterest-bearing demand deposits	$335,025			$256,306			$322,110
Other liabilities	30,048			30,759			34,869

Total noninterest-bearing liabilities	365,073			287,065			356,979
Stockholders’ equity	349,878			284,231			379,677

Total liabilities and stockholders’ equity	$3,682,449			$3,020,254			$3,686,350

Net interest income (tax equivalent)(1)(5)		$22,610	2.48%		$21,184	2.60%		$23,674	2.56%

Net interest margin (tax equivalent)(1)			2.77%			3.10%			2.89%
Net interest income(2)(5)		$22,153			$20,347			$22,765

Net interest margin(2)			2.72%			2.97%			2.78%

(1)	Adjusted for 35% tax rate and adjusted for the dividends-received deduction where applicable.

(2)	Not adjusted for 35% tax rate or for the dividends-received deduction.

(3)	Nonaccrual loans are included in the average balance; however, these loans are not earning any interest.

(4)	Includes loan fees of $900, $766, and $773 for the three months ended September 30, 2008, September 30, 2007, and June 30, 2008, respectively.

(5)	The following table reconciles reported net interest income on a tax equivalent basis for the periods presented:

	For the Three Months Ended,
	September 30,	September 30,	June 30,
	2008	2007	2008

Net interest income	$22,153	$20,347	$22,765
Tax equivalent adjustment to net interest income	457	837	909

Net interest income, tax equivalent basis	$22,610	$21,184	$23,674

(6)	Includes construction loans.

	For the Nine Months Ended
	September 30, 2008			September 30, 2007
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)

Interest-Earning Assets:

Federal funds sold and interest-bearing deposits due from banks	$16,840	$273	2.16%	$18,976	$688	4.83%
Securities:
Taxable(1)	686,517	26,901	5.22	644,567	26,496	5.48
Exempt from federal income taxes(1)	61,388	2,715	5.90	56,211	2,498	5.93

Total securities	747,905	29,616	5.28	700,778	28,994	5.52
FRB and FHLB stock	29,397	551	2.50	23,648	681	3.84
Loans held for sale	—	—	—	1,939	89	6.12
Loans:
Commercial loans(1)(3)(4)	510,213	24,282	6.35	411,034	24,272	7.87
Commercial real estate loans(1)(3)(4)(6)	1,638,120	77,716	6.33	1,264,709	71,573	7.55
Agricultural loans(3)(4)	6,029	290	6.41	3,187	191	7.99
Consumer real estate loans(3)(4)(6)	313,247	12,950	5.51	277,092	14,037	6.75
Consumer installment loans(3)(4)	9,843	507	6.87	9,806	559	7.60

Total loans	2,477,452	115,745	6.23	1,965,828	110,632	7.50

Total interest-earning assets	$3,271,594	$146,185	5.96%	$2,711,169	$141,084	6.93%

	For the Nine Months Ended
	September 30, 2008			September 30, 2007
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)

Noninterest-Earning Assets:

Cash	$55,272			$57,220
Premises and equipment, net	39,290			22,231
Allowance for loan losses	(23,584)			(24,321)
Other assets	342,441			233,578

Total noninterest-earning assets	413,419			288,708

Total assets	$3,685,013			$2,999,877

Interest-Bearing Liabilities:

Deposits:
Interest-bearing demand deposits	$208,949	$1,660	1.06%	$170,166	$2,384	1.87%
Money-market demand and savings accounts	401,377	4,209	1.40	368,861	7,220	2.61
Time deposits	1,468,836	44,632	4.05	1,218,495	45,511	4.98

Total interest-bearing deposits	2,079,162	50,501	3.24	1,757,522	55,115	4.18
Borrowings:
Federal funds purchased, FRB discount window advances and repurchase agreements	418,992	12,048	3.83	282,768	9,015	4.25
FHLB advances	319,943	8,698	3.62	315,142	10,958	4.64
Junior subordinated debentures	60,749	2,785	6.11	65,837	3,950	8.00
Subordinated debt	10,073	464	6.14	—	—	—
Revolving note payable	8,227	270	4.38	485	18	4.95
Term note payable	59,927	2,027	4.51	—	—	—

Total borrowings	877,911	26,292	3.99	664,232	23,941	4.81

Total interest-bearing liabilities	$2,957,073	$76,793	3.46%	$2,421,754	$79,056	4.35%
Noninterest-Bearing Liabilities:

Noninterest-bearing demand deposits	$324,586			$255,805
Other liabilities	32,711			34,743

Total noninterest-bearing liabilities	357,297			290,548
Stockholders’ equity	370,643			287,575

Total liabilities and stockholders’ equity	$3,685,013			$2,999,877

Net interest income (tax equivalent)(1)(5)		$69,392	2.50%		$62,028	2.59%

Net interest margin (tax equivalent)(1)			2.83%			3.05%
Net interest income(2)(5)		$67,134			$59,376

Net interest margin(2)			2.74%			2.92%

(1)	Adjusted for 35% tax rate and adjusted for the dividends-received deduction where applicable.

(2)	Not adjusted for 35% tax rate or for the dividends-received deduction.

(3)	Nonaccrual loans are included in the average balance; however, these loans are not earning any interest.

(4)	Includes loan fees of $2,288 and $1,966 for the nine months ended September 30, 2008 and 2007, respectively.

(5)	The following table reconciles reported net interest income on a tax equivalent basis for the periods presented:

	For the Nine Months Ended,
	September 30,
	2008	2007

Net interest income	$67,134	$59,376
Tax equivalent adjustment to net interest income	2,258	2,652

Net interest income, tax equivalent basis	$69,392	$62,028

(6)	Includes construction loans.

Net interest income is the difference between interest income and fees on earning assets and interest expense on deposits and borrowings. Net interest margin represents net interest income on a tax equivalent basis as a percentage of average earning assets during the period.

When comparing September 30, 2008 results with those of September 30, 2007, all of the balances of earning assets and interest-bearing liabilities were affected by the Northwest Suburban acquisition which was consummated on October 1, 2007. Except as noted below, the reported increases were primarily due to the Northwest Suburban acquisition. See the table in the Financial Condition section, which illustrates the assets acquired and liabilities assumed from the Northwest Suburban acquisition and changes in balances excluding those acquired amounts. The decreases in yields on average earnings assets and rates paid on interest-bearing liabilities occurred mainly due to the drops in the federal funds and prime rates. The Federal Open Market Committee (“FOMC”) cut the federal funds rate target by 225 basis points during the first nine months of 2008. As a result, the Company aggressively re-priced its deposits downward and benefited from the drops in the prime rate.

Net interest income rose by $1.8 million, or 8.9%, to $22.2 million in the third quarter of 2008 compared to the same period in 2007 but decreased by $612,000, or 2.7%, compared to the previous quarter. Net interest income grew by $7.8 million, or 13.1%, to $67.1 million in the first nine months of 2008 compared to the first nine months of 2007. The net interest margin, on a tax equivalent basis, decreased to 2.77% for the third quarter of 2008 compared to 2.89% for the second quarter of 2008. Lower yields on interest-bearing assets contributed to the decrease of the net interest margin on a quarter-to-date basis. When compared to the third quarter of 2007, the net interest margin decreased by 33 basis points from 3.10%. The net interest margin declined to 2.83% for the nine months ended September 30, 2008 compared to 3.05% for the same period in 2007, as a result of average rates on interest-earning assets falling more than the average rates paid on interest-bearing liabilities. The net interest margin was impacted on a quarter-to-date and year-to-date basis by the lost dividend on the FHLMC preferred equity securities and the increase in nonaccrual loans.

Trends in average earning assets include:

•	Yields on average earning assets decreased by 132 basis points in the third quarter of 2008 compared to the third quarter of 2007, while average balances on earning assets increased by $527.4 million. Yields on average earning assets decreased by 20 basis points compared to the second quarter of 2008. Yields on average earning assets decreased 97 basis points in the first nine months of 2008 compared to the similar period in 2007, while average balances increased by $560.4 million.

•	Average yields earned on loans for the third quarter of 2008 decreased by 13 basis points to 5.96% compared to the second quarter of 2008 and were 161 basis points lower compared to the same period in 2007. For the first nine months of 2008, average yields earned on loans decreased by 127 basis points to 6.23% compared to the first nine months of 2007. This decline in yields was primarily due to the re-pricing of the variable rate loans resulting from decreases in the prime rate as well as the increase in nonaccrual loans. Average loans increased by $523.5 million in the quarter ended September 30, 2008 compared to the same period in 2007 and increased by $53.2 million compared to the second quarter of 2008. Average loans increased by $511.6 million in the first nine of 2008 compared to the same period in 2007.

•	Yields on average securities decreased in the third quarter of 2008 compared to the prior quarter and the same period in 2007 as a result of the lost dividend on the FHLMC preferred equity securities held in the Company’s portfolio. Average securities increased by $16.7 million in the third quarter of 2008 compared to the similar period in 2007 but decreased by $47.7 million compared to the second quarter of 2008 mainly as a result of the impairment charge taken on the FNMA and FHLMC preferred equity securities. Yields on average securities were 24 basis points lower in the first nine months of 2008 compared to the similar period in 2007, while average balances increased by $47.1 million.

Trends in interest-bearing liabilities include:

•	The Company’s cost of funds decreased by 12 basis points on a linked-quarter basis as a result of decreased rates paid on interest-bearing deposits. Average interest-bearing liabilities increased by $17.8 million during the third quarter of 2008 compared to the prior quarter. Yields on average interest-bearing liabilities decreased by 120 basis points, while average balances increased $518.5 million in the third quarter of 2008 compared to the similar period in 2007. When compared to the first nine months of 2007, the cost of funds decreased by 89 basis points to 3.46% for the first nine months of 2008, while average interest-bearing liabilities increased $535.3 million.

•	Average interest-bearing deposits increased by $309.6 million, while average rates decreased 127 basis points in the third quarter of 2008 compared to the similar period of 2007. Average rates paid on interest-bearing deposits decreased by 17 basis points to 2.95% for the third quarter of 2008 compared to the second quarter of 2008, and average balances increased by $13.3 million. Yields on average interest-bearing deposits decreased by 94 basis points in the first nine months of 2008 compared to the similar period in 2007, and average balances increased by $321.6 million.

•	Average interest-bearing demand deposit, money market, and savings accounts increased by $46.6 million for the third quarter of 2008 compared to September 30, 2007 but decreased by $26.3 million compared to June 30, 2008. On a year-to-date basis, average interest-bearing demand deposit, money market, and savings accounts increased by $71.3 million compared to 2007. The Company continues to focus its marketing efforts on increasing core deposits to alleviate margin pressure.

•	The decrease in average rates paid on interest-bearing deposits was complemented by the decrease in costs of average borrowings of 102 basis points in the third quarter of 2008 compared to the third quarter of 2007, while average balances increased by $209.0 million. Average borrowings increased by $4.5 million in the third quarter of 2008 while average rates remained flat compared to the second quarter of 2008. On a year-to-date basis, average borrowings increased by $213.7 million compared to September 30, 2007 and average rates paid decreased by 82 basis points. Borrowings increased by $75.0 million as a result of the Northwest Suburban acquisition.

Noninterest Income

Set forth below is a summary of the third quarter 2008 noninterest income activity compared to the third quarter of 2007 and second quarter of 2008. When comparing September 30, 2008 results with those of September 30, 2007, total noninterest income was affected by the Northwest Suburban acquisition which was consummated on October 1, 2007.

•	Noninterest income was $(60.5) million for the three months ended September 30, 2008, a decrease of $64.2 million, over the comparable period in 2007, and was $64.9 million lower than the second quarter of 2008. The Company recognized an impairment charge on securities of $17.6 million in the first quarter of 2008. The Company recognized another impairment charge on securities of $47.8 million and had net losses on securities transactions of $16.7 million in the third quarter of 2008, mainly from the sale of FHLMC preferred stock.

•	The annualized noninterest income to average assets ratio was (6.54)% for the three months ended September 30, 2008 compared to 0.49% for the same period in 2007 and 0.48% for the three months ended June 30, 2008. Excluding the impairment charge and net losses on securities, the annualized noninterest income to average assets ratio was 0.43% for the third quarter of 2008; which was down from the second quarter of 2008 due to the decrease in insurance and brokerage commissions, trust fees, and service charges on deposits.

•	Service charges on deposits increased by $383,000, or 25.0%, to $1.9 million in the third quarter of 2008 compared to the third quarter of 2007, mainly as a result of the increased deposit base from the Northwest Suburban acquisition, but decreased by $35,000 compared to the second quarter of 2008.

•	Insurance and brokerage commissions for the three months ended September 30, 2008 decreased by $237,000 and $235,000 when compared to the third quarter of 2007 and second quarter of 2008, respectively.

•	Trust income decreased by $31,000 in the third quarter of 2008 compared to the second quarter of 2008 but remained flat compared to the third quarter of 2007.

•	Income from the increase in the cash surrender value of life insurance increased by $175,000 to $911,000 during the three months ended September 30, 2008 compared to the similar period in 2007, reflecting the addition of $12.9 million of such insurance acquired from Northwest Suburban, and was $46,000 higher compared to the second quarter of 2008.

•	There was a loss on one loan sale transaction of $75,000 during the third quarter of 2008 compared with $41,000 gains in the third quarter of 2007.

Set forth below is a summary of the nine months ended September 30, 2008 noninterest income activity compared to the same period in 2007. When comparing September 30, 2008 results with those of September 30, 2007, total noninterest income was affected by the Northwest Suburban acquisition which was consummated on October 1, 2007.

•	Noninterest income was $(54.3) million for the nine months ended September 30, 2008, a decrease of $65.6 million over the comparable period in 2007. The Company recognized an impairment charge on securities of $17.6 million and a gain on the sale of property of $15.2 million in the first quarter of 2008. The Company recognized another impairment charge on securities of $47.8 million and had net losses on securities transactions of $16.7 million in the third quarter of 2008, mainly from the sale of FHLMC preferred stock.

•	Excluding the impairment charges and net losses on securities and the gain on the sale of property, noninterest income increased by $1.2 million, or 10.3%, to $12.5 million in the first nine months of 2008 compared to the same period in 2007.

•	The annualized noninterest income to average assets ratio was (1.97)% for the nine months ended September 30, 2008 compared to 0.50% for the same period in 2007. Excluding the impairment charges and net losses on securities and the gain on the sale of property, the annualized noninterest income to average assets ratio was 0.45% for the first nine months of 2008 down from the same period in 2007 due to the increase in average assets as a result of the Northwest Suburban acquisition.

•	Insurance and brokerage commissions for the nine months ended September 30, 2008 decreased by $108,000 when compared to the first nine months of 2007.

•	Trust income increased by $33,000 in the first nine months of 2008 compared to the same period in 2007.

•	Income from the increase in the cash surrender value of life insurance increased by $442,000 to $2.6 million during the nine months ended September 30, 2008 compared to the similar period in 2007, reflecting the addition of $12.9 million of such insurance acquired from Northwest Suburban.

•	There was a loss on one loan sale transaction of $75,000 during the first nine months of 2008 compared with gains of $441,000 in the same period in 2007 from an active mortgage-banking operation. Also, the Company began outsourcing the residential mortgage origination operations in the third quarter of 2007.

Noninterest Expenses

Set forth below is a summary of the third quarter 2008 noninterest expenses compared to the third quarter of 2007 and the second quarter of 2008. When comparing 2008 results with those of 2007, total noninterest expenses were affected by the Northwest Suburban acquisition, which was consummated on October 1, 2007.

•	Total noninterest expenses increased by $87.1 million, to $103.3 million during the third quarter of 2008 compared to $16.2 million for the similar period in 2007. In comparison to the second quarter of 2008, total noninterest expenses increased by $82.9 million. The Company recognized an $80.0 million impairment charge on its goodwill. Excluding this goodwill impairment charge, total noninterest expense increased by $2.9 million compared to the second quarter of 2008 mainly from the increase in salaries and benefits expense.

•	The annualized noninterest expenses to average assets ratio was 11.16% for the three months ended September 30, 2008 compared to 2.13% for the same period in 2007 and 2.22% for the three months ended June 30, 2008. Excluding the goodwill impairment charge, the annualized noninterest expenses to average assets ratio was 2.52% for the third quarter of 2008.

•	Salaries and benefits expense increased by $2.8 million, or 28.5%, during the third quarter of 2008 compared to the third quarter of 2007, mostly reflecting additions from the Northwest Suburban acquisition. Salaries and benefits expense increased by $1.5 million, or 13.6%, compared to the second quarter of 2008, reflecting a $1.3 million decrease in the second quarter 2008 incentive accruals based upon financial results.

•	Occupancy and equipment expense increased by $849,000, or 35.9%, during the third quarter of 2008 to $3.2 million compared to the similar period in 2007, reflecting the costs associated with the additional five branch properties acquired in the Northwest Suburban acquisition, and by $118,000, or 3.8%, compared to the second quarter of 2008, mainly due to an increase in utilities expense.

•	Professional services expense rose by $719,000, or 55.4%, to $2.0 million in the third quarter of 2008 compared to the third quarter of 2007. Professional services expense increased by $220,000, or 12.3%, compared to the second quarter of 2008. Both increases were mainly due to higher consulting and tax consulting expenses.

•	Marketing expenses in the third quarter of 2008 were $37,000 higher than in the third quarter of 2007 but lower by $138,000 compared to the second quarter of 2008 due to increased media campaigns including an enhanced web site re-design in the June 2008 quarter.

•	Foreclosed properties expense increased in the third quarter of 2008 by $20,000 compared to the third quarter of 2007 but decreased by $213,000 compared to the second quarter of 2008, which included $222,000 in writedowns on two foreclosed properties.

•	Amortization expense was $239,000 higher in the third quarter of 2008 compared to the same period of 2007 as a result of the core deposit intangible asset acquired through the Northwest Suburban acquisition and flat compared to the second quarter of 2008.

Set forth below is a summary of noninterest expenses for the nine months ended September 30, 2008 compared to the same period in 2007. When comparing 2008 results with those of 2007, total noninterest expenses were affected by the Northwest Suburban acquisition, which was consummated on October 1, 2007.

•	Total noninterest expenses increased $102.3 million, to $152.3 million during the first nine months of 2008 compared to $50.0 million for the similar period in 2007 mainly attributable to the goodwill impairment charge, loss on early extinguishment of debt, and Northwest Suburban acquisition. Excluding the loss on the early extinguishment of debt and the goodwill impairment charge, total noninterest expense increased $15.2 million to $65.2 million compared to the first nine months of 2007.

•	The annualized noninterest expenses to average assets ratio was 5.52% for the nine months ended September 30, 2008 compared to 2.23% for the same period in 2007. Excluding the loss on the early extinguishment of debt and goodwill impairment charge, the annualized noninterest expenses to average assets ratio was 2.36% for the first nine months of 2008.

•	Salaries and benefits expense increased by $6.0 million, or 19.7%, during the first nine months of 2008 compared to the same period in 2007, reflecting additions to management and the addition of employees from Northwest Suburban.

•	Occupancy and equipment expense increased by $2.5 million, or 36.5%, during the nine months ended September 30, 2008 to $9.2 million compared to the similar period in 2007 mostly reflecting the costs associated with the five additional branch properties acquired from Northwest Suburban.

•	Professional services expense rose by $1.7 million, or 48.1%, to $5.4 million in the first nine months of 2008 compared to the same period in 2007 due to higher legal, including legal expenses related to problem loan workouts, tax consulting, and consulting expenses.

•	Marketing expenses for the nine months ended September 30, 2008 were $1.9 million, or 9.9% higher than in the same period in 2007 due to increased media campaigns including an enhanced web site re-design.

•	Foreclosed properties expense increased in the first nine months of 2008 by $230,000 compared to the same period in 2007, mainly due to the $222,000 in writedowns on two foreclosed properties.

•	Amortization expense was $672,000 higher in the first nine months of 2008 compared to the same period of 2007 as a result of the core deposit intangible asset acquired through the Northwest Suburban acquisition.

Income Taxes

The Company recorded an income tax benefit of $23.9 million or 13.0% of loss before income taxes, and income tax expense of $1.2 million, or 19.4% of income before income taxes, for the quarters ended September 30, 2008 and 2007, respectively. Tax rates applied to determine income tax expense or benefits are adjusted at least quarterly based upon management’s projection of the full calendar year taxable income. The tax rate applied moves up or down in coordination with similar moves in projected pre-tax income. The tax benefit recorded in the third quarter is primarily attributed to decreases in the Company’s actual and projected income before tax for the calendar year below what had been projected as of June 2008.

For the first nine months of 2008, the Company recorded an income tax benefit of $28.5 million, or 14.9% of loss before taxes, compared to $2.9 million tax expense, or 16.7% of income before taxes, for the same period of 2007. The change in the effective tax rate is attributed to the level of net income before taxes and the composition of tax advantaged assets. The effective tax rate would increase as earnings increase in the future. The Company’s marginal tax rate is approximately 40%.

The difference between the provision for income taxes in the consolidated financial statements and amounts computed by applying the current federal statutory income tax rate of 35% to income before income taxes is reconciled as follows:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2008		2007		2008		2007
	(In thousands)

Income taxes computed at the statutory rate	$(64,262)	35.0%	$2,101	35.0%	$(66,931)	35.0%	$6,034	35.0%
Tax-exempt interest income on securities and loans	(213)	0.1	(166)	(2.8)	(617)	0.3	(550)	(3.2)
General business credits	(168)	0.1	(289)	(4.8)	(445)	0.2	(509)	(3.0)
State income taxes, net of federal tax benefit due to state operating loss	(2,137)	1.2	(323)	(5.4)	(2,898)	1.5	(840)	(4.9)
Life insurance cash surrender value increase, net of premiums	(319)	0.2	(258)	(4.3)	(922)	0.5	(767)	(4.4)
Dividends received deduction	(47)	—	(301)	(5.0)	(649)	0.3	(913)	(5.3)
Goodwill impairment	28,000	(15.3)	—	—	28,000	(14.6)	—	—
Valuation on FNMA and FHLMC preferred stock losses	14,851	(8.1)	—	—	14,851	(7.8)	—	—
Nondeductible costs and other, net	404	(0.2)	402	6.7	1,081	(0.5)	431	2.5

(Benefit) provision for income taxes	$(23,891)	13.0%	$1,166	19.4%	$(28,530)	14.9%	$2,886	16.7%

In May 2007, the State of Illinois enacted new legislation that, among other changes, changed the Illinois apportionment rules for financial organizations and disallows the dividends paid deduction for “captive” real estate investment trusts (“REITs”) beginning in 2009. The Company has certain tax structures in place which previously reduced its income tax expense including an 80/20 company which holds a portion of the Company’s securities portfolio and a REIT which holds certain real estate loans previously held by Midwest Bank and Trust Company (the “Bank”), its bank subsidiary. Based on the new legislation, the Company incurred an increase in its Illinois income tax liability starting in 2008.

On October 3, 2008, the Emergency Economic Stabilization Act of 2008 (“EESA”) was enacted and provides tax relief by treating the losses on sales or exchanges of FNMA and FHLMC preferred stock as ordinary losses rather than capital losses for federal income tax purposes. As a result of EESA, the Company will be allowed to treat the losses recognized on its FNMA and FHLMC preferred stock as ordinary losses in the fourth quarter of 2008 thus increasing the allowable tax benefit by $16.9 million.

Financial Condition

The following table sets forth the changes in the balance sheet from September 30, 2007 to September 30, 2008 excluding the Northwest Suburban acquisition on October 1, 2007.

				Northwest	Excluding Northwest
	September 30,			Suburban	Suburban Acquisition
	2008	2007	$ Change	Acquisition(1)	$ Change	% Change
			(Dollars in thousands)

Assets
Cash and cash equivalents(2)	$113,443	$64,204	$49,239	$3,342	$45,897	72%
Securities available-for-sale	618,215	660,986	(42,771)	57,597	(100,368)	(15)
Securities held-to-maturity	30,817	40,978	(10,161)	—	(10,161)	(25)

Total securities	649,032	701,964	(52,932)	57,597	(110,529)	(16)
FRB and FHLB stock, at cost	31,698	23,683	8,015	1,503	6,512	28
Loans	2,494,225	2,007,446	486,779	439,249	47,530	2
Allowance for loan loss	(39,428)	(24,879)	(14,549)	(2,767)	(11,782)	(47)

Net loans	2,454,797	1,982,567	472,230	436,482	35,748	2
Cash surrender value of life insurance	83,800	67,412	16,388	12,884	3,504	5
Premises and equipment	38,216	22,468	15,748	19,279	(3,531)	(16)
Foreclosed properties	8,025	2,246	5,779	—	5,779	257
Core deposit and other intangibles, net	15,274	9,586	5,688	8,061	(2,373)	(25)
Goodwill	78,862	79,857	(995)	80,550	(81,545)	(102)
Other	110,230	78,578	31,652	7,914	23,738	(30)

Total assets	$3,583,377	$3,032,565	$550,812	$627,612	$(76,800)	(3)%

Liabilities and Stockholders’ Equity
Liabilities
Noninterest-bearing	$334,545	$246,153	$88,392	$65,299	$23,093	9%
Interest-bearing	2,178,459	1,748,774	429,685	405,361	24,324	1

Total deposits	2,513,004	1,994,927	518,077	470,660	47,417	2
Federal funds purchased and FRB discount window advances	—	12,000	(12,000)	6,170	(18,170)	(151)
Securities sold under agreements to repurchase	297,650	317,118	(19,468)	—	(19,468)	(6)
FHLB advances	380,000	319,925	60,075	3,500	56,575	18
Junior subordinated debentures	60,774	65,861	(5,087)	10,310	(15,397)	(23)
Subordinated debt	15,000	—	15,000	—	15,000	100
Revolving note payable	20,600	2,500	18,100	—	18,100	724
Term note payable	55,000	—	55,000	75,000	(20,000)	(100)
Other	34,112	35,001	(889)	6,982	(7,871)	(22)

Total liabilities	3,376,140	2,747,332	628,808	572,622	56,186	2
Stockholders’ Equity
Total stockholders’ equity	207,237	285,233	(77,996)	54,990	(132,986)	(47)

Total liabilities and stockholders’ equity	$3,583,377	$3,032,565	$550,812	$627,612	$(76,800)	(3)%

(1)	Includes fair value adjustments.

(2)	The Northwest Suburban Acquisition column includes cash and cash equivalents acquired through Northwest Suburban of $10,066 less cash paid for the acquisition of $81,163, capitalized costs of $414, costs relating to the registration statement of $147, and $75,000 borrowing.

Set forth below are some balance sheet highlights at September 30, 2008 compared to December 31, 2007 and September 30, 2007. When comparing to September 30, 2007, the balances were affected by the Northwest Suburban acquisition which was consummated on October 1, 2007.

•	Total assets decreased $109.4 million to $3.6 billion, or 3.0%, at September 30, 2008 compared to year end 2007 and were up $550.8 million compared to September 30, 2007.

•	Total loans increased $19.9 million to $2.5 billion at September 30, 2008 compared to year end 2007 and increased $486.8 million over the third quarter of 2007.

•	The loan to deposit ratio decreased to 99.3% from 100.7% at December 31, 2007, and was lower than the 100.6% figure recorded at September 30, 2007.

•	Deposits increased by $54.9 million to $2.5 billion at September 30, 2008 compared to year end 2007 and increased by $518.1 million when compared to September 30, 2007. Noninterest bearing deposits increased by $13.2 million to $334.5 million at September 30, 2008 when compared to year end 2007.

Set forth below are some asset quality highlights at September 30, 2008 compared to December 31, 2007 and September 30, 2007.

•	Following a charge off of $10.8 million in the first quarter, the balances related to the Large Problem Credit (described in prior period reports) decreased by a net $5.7 million in the second quarter of 2008 through the sale of assets. In July 2008, the Company took title of a substantial piece of real estate increasing foreclosed properties and bringing the loan balance down by $5.3 million.

•	Nonaccrual loans were 2.42% of total loans at September 30, 2008, up from 1.99% of total loans at year end and 2.23% at September 30, 2007.

•	Foreclosed properties were $8.0 million as of September 30, 2008 compared to $2.2 million at year end mainly as a result of the $5.3 million addition of the real estate acquired in connection with the Large Problem Credit in July 2008.

•	Loan delinquencies 30-89 days were 0.99% of loans at September 30, 2008, up from 0.48% at December 31, 2007 and 0.49% at September 30, 2007.

•	Nonperforming assets were 1.91% of total assets at September 30, 2008, up from 1.39% at year end and 1.55% at September 30, 2007.

•	The Company recorded a $51.8 million provision for loan losses for the first nine months of 2008 compared to $3.5 million for the first nine months of 2007, reflecting management’s updated assessments of impaired loans and concerns about the effects of continued deterioration of economic conditions on the Company’s borrowing customers.

•	The allowance for loan losses was 1.58% of total loans as of September 30, 2008, versus 1.08% at year end 2007 and 1.24% at September 30, 2007.

•	The allowance for loan losses was 0.65 times nonaccrual loans at September 30, 2008, 0.54 at year end and 0.56 times at September 30, 2007.

Loans

The following table sets forth the composition of the Company’s loan portfolio on a source of repayment basis as of the indicated dates.

	September 30, 2008		December 31, 2007(1)
		% of Gross		% of Gross
	Amount	Loans	Amount	Loans
		(Dollars in thousands)

Commercial	$1,102,016	44.2%	$1,079,631	43.6%
Construction	396,576	15.9	464,583	18.8
Commercial real estate	691,961	27.7	627,928	25.4
Home equity	169,905	6.8	142,158	5.8
Other consumer	8,062	0.3	10,689	0.4
Residential mortgage	126,079	5.1	149,703	6.0

Total loans, gross	2,494,599	100.0%	2,474,692	100.0%

Net deferred fees	(374)		(365)

Total loans, net	$2,494,225		$2,474,327

(1)	Amounts have been reclassified to conform to current period presentation.

The Company has revised its classification of commercial loans and commercial real estate loans, changing its prior practice of classifying as commercial real estate loans all loans to businesses that included real estate as collateral (“collateral-based” classification). The classifications of construction, home equity, and residential mortgages were also reviewed. The new method of presentation (“source of repayment” classification) recognizes that loans to owner-occupied businesses engaged in manufacturing, sales and/or services are commercial loans regardless of whether real estate is taken as collateral. These loans generally have a lower risk profile than traditional commercial real estate loans. They are primarily dependent on the borrower’s business-generated cash flows for repayment, not on the conversion of real estate that may be pledged as collateral. Loans related to rental income producing properties and properties intended to be sold will continue to be classified as commercial real estate loans. Completing this change in methodology involved a loan-by-loan review of the Company’s commercial and commercial real estate loans. This new presentation methodology was implemented only as of December 31, 2007 and prospectively.

Total loans increased by $19.9 million, or 1.1% on an annualized basis, to $2.5 billion at September 30, 2008 from December 31, 2007, in spite of the $40.5 million charge-offs reducing loans during the first nine months of 2008. Set forth below are other highlights of the loan portfolio.

•	Commercial loans increased $22.4 million from December 31, 2007 to $1.1 billion, or 44.2% of the loan portfolio, as of September 30, 2008.

•	Construction loans decreased by $68.0 million from $464.6 million at December 31, 2007 to $396.6 million, or 15.9% of the loan portfolio, as of September 30, 2008.

•	The change in loan mix from construction lending to commercial and industrial lending continued during the third quarter of 2008, as commercial loans increased by $12.0 million compared to the second quarter of 2008 while construction loans decreased $25.2 million.

•	Commercial real estate loans increased by $64.0 million from $627.9 million at year end to $692.0 million, or 27.7% of the loan portfolio, as of September 30, 2008.

•	Home equity loans increased by $27.7 million to $170.0 million, or 6.8% of the loan portfolio, as of September 30, 2008 from $142.2 million at year end.

•	Residential mortgage loans decreased $23.6 million to $126.1 million as of September 30, 2008 from $149.7 million as of December 31, 2007.

•	The Company does not hold any sub-prime loans in its portfolio.

Allowance for Loan Losses

The allowance for loan losses has been established to provide for those loans that may not be repaid in their entirety for a variety of reasons. The allowance is maintained at a level considered by management to be adequate to provide for probable incurred losses. The allowance is increased by provisions charged to earnings and is reduced by charge-offs, net of recoveries. The provision for loan losses is based upon past loan loss experience and management’s evaluation of the loan portfolio under current economic conditions. Loans are charged to the allowance for loan losses when, and to the extent, they are deemed by management to be uncollectible. The allowance for loan losses is composed of allocations for specific loans and a historical loss based portion for all other loans.

Following is a summary of activity in the allowance for loan losses:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
		(In thousands)

Balance, at beginning of period	$22,606	$23,724	$26,748	$23,229
Provision charged to operations	41,950	1,800	51,765	3,481
Loans charged off	(25,224)	(1,159)	(40,472)	(3,183)
Recoveries	96	514	1,387	1,352

Net loans charged off	(25,128)	(645)	(39,085)	(1,831)

Balance, at end of period	$39,428	$24,879	$39,428	$24,879

A provision for loan losses of $51.8 million was taken for the first nine months of 2008 compared to $3.5 million for the similar period in 2007, reflecting management’s updated assessments of impaired loans and concerns about the continued deterioration of economic conditions. The Company had net charge-offs of $39.1 million for the first nine months of 2008 compared to $1.8 million for the same period in 2007. At March 31, 2008, the Company charged off $10.8 million of balances related to the Large Problem Credit eliminating a substantial portion of the specific loan loss allowance previously allocated to this credit. The remaining balance outstanding on the Large Problem Credit was down to $6.9 million as of September 30, 2008, due to the charge off and net reductions of $5.7 million through the sale of assets in the second quarter of 2008, and in the third quarter of 2008, the Company took title of a substantial piece of real estate bringing the balance down by $5.3 million.

Due to concerns about the collectibility of loan balances that could grow due to letter of credit draw downs, the Company had a reserve for losses on unfunded commitments included in other liabilities of $793,000 at September 30, 2008, up from $233,000 at December 31, 2007. This increase of $560,000 for the first nine months of 2008 was included in other expenses.

The following table sets forth certain asset quality ratios related to the allowance for loan losses on a quarter-to-date basis as of the indicated dates.

	September 30,		December 31,		September 30,
	2008		2007		2007

Net loans charged off to average loans during quarter	3.98%		0.37%		0.13%
Provision for loan losses to total loans	6.69		0.23		0.36
Allowance for loan losses to total loans	1.58		1.08		1.24
Allowance to nonaccrual loans	0.65	x	0.54	x	0.56	x

The Company recognizes that credit losses will be experienced and the risk of loss will vary with, among other things: general economic conditions; the type of loan being made; the creditworthiness of the borrower over the term of the loan; and in the case of a collateralized loan, the quality of the collateral. The allowance for loan losses represents management’s estimate of the amount deemed necessary to provide for probable incurred losses in the portfolio. In making this determination, management analyzes the ultimate collectibility of the loans in its portfolio by incorporating feedback provided by internal loan staff. The Company makes an ongoing evaluation as to the adequacy of the allowance for loan losses.

On a quarterly basis, management of the Bank meets to review the adequacy of the allowance for loan losses. Each loan officer grades his or her individual commercial credits and the Company’s independent loan review personnel review the officers’ grades. In the event that the loan is downgraded during this review, the loan is included in the allowance analysis at the lower grade. The grading system is in compliance with the regulatory classifications, and the allowance is allocated to the loans based on the regulatory grading, except in instances where there are known differences (e.g., collateral value is nominal).

Estimating the amount of the allowance for loan losses requires significant judgment and the use of estimates related to the amount and timing of expected future cash flows on impaired loans, estimated losses on pools of homogeneous loans based on historical loss experience, and consideration of current economic trends and conditions, all of which may be susceptible to significant change. The loan portfolio also represents the largest asset type on the consolidated balance sheet. Loan losses are charged off against the allowance, while recoveries of amounts previously charged off are credited to the allowance. A provision for loan losses is charged to operations based on management’s periodic evaluation of the factors previously mentioned, as well as other pertinent factors.

The Company’s methodology for determining the allowance for loan losses represents an estimation performed pursuant to SFAS No. 5, “Accounting for Contingencies,” and SFAS No. 114, “Accounting by Creditors for Impairment of a Loan.” The allowance reflects expected losses resulting from analyses developed through specific credit allocations for individual loans and historical loss experience for each loan category. The specific credit allocations are based on regular analyses of commercial, commercial real estate and agricultural loans over $300,000 where the internal credit rating is at or below a predetermined classification. Since June 30, 2008, nonaccrual consumer real estate loans over $300,000 were also subjected to specific allocations. These analyses involve a high degree of judgment in estimating the amount of loss associated with specific loans, including estimating the amount and timing of future cash flows and collateral values. The allowance for loan losses also includes consideration of concentrations and changes in portfolio mix and volume and other qualitative factors. In addition, regulatory agencies, as an integral part of their examinations, may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

There are many factors affecting the allowance for loan losses; some are quantitative while others require qualitative judgment. The process for determining the allowance (which management believes adequately considers all of the potential factors which could result in credit losses) includes subjective elements and, therefore, may be susceptible to significant change. To the extent actual outcomes differ from management estimates, additional provisions for credit losses could be required in the future that could adversely affect the Company’s earnings or financial position.

Nonaccrual Loans and Nonperforming Assets

Nonaccrual loans increased by $11.3 million to $60.5 million at September 30, 2008 from December 31, 2007, as a result of the weakened economy. The increase in nonaccrual loans included loans to two condominium developers which represent over $30.0 million of nonaccrual loans as of September 30, 2008. In the first quarter of 2008, the Company charged off $10.8 million of balances related to the Large Problem Credit. The balances related to the Large Problem Credit also decreased by a net $5.7 million in the second quarter of 2008 through the sale of assets. In July 2008, the Company took title of a substantial piece of real estate previously collateralizing bringing the balance down by $5.3 million. The Large Problem Credit accounted for $6.9 million, or 11.5%, of the nonaccrual loans at September 30, 2008 and $29.0 million, or 59.0%, at December 31, 2007. While the Company believes that the carrying value of Large Problem Credit loans at September 30, 2008 reflects management’s best current estimate of net realizable value, there can be no assurance that additional losses may not be incurred with respect to the Large Problem Credit.

Foreclosed properties were $8.0 million at September 30, 2008, an increase of $5.8 million compared to year end mainly as a result of the $5.3 million Large Problem Credit property acquired in July 2008. Nonperforming assets were $68.5 million and 1.91% of total assets at September 30, 2008 compared to $51.4 million and 1.39% of total assets at December 31, 2007.

The following table sets forth information on the Company’s nonaccrual loans and nonperforming assets as of the indicated dates.

	September 30,	December 31,	September 30,
	2008	2007	2007
	(Dollars in thousands)

Impaired and other loans 90 days past due and accruing	$—	$—	$—

Nonaccrual loans	$60,474	$49,173	$44,681
Foreclosed properties	8,025	2,220	2,246

Total nonperforming assets	$68,499	$51,393	$46,927

Nonaccrual loans to loans	2.42%	1.99%	2.23%
Nonperforming assets to loans and foreclosed properties	2.74	2.08	2.34
Nonperforming assets to assets	1.91	1.39	1.55

Securities

The following tables set forth the composition of the Company’s securities portfolio by major category as of September 30, 2008.

	September 30, 2008
					Total
	Held-to-Maturity		Available-for-Sale				% of
	Amortized	Fair	Amortized	Fair	Amortized	Fair	Amortized
	Cost	Value	Cost	Value	Cost	Value	Cost
	(Dollars in thousands)

Obligations of the U.S. Treasury and of U.S. government-sponsored entities	$—	$—	$267,101	$264,762	$267,101	$264,762	40.0%
Obligations of states and political subdivisions	1,252	1,237	57,475	55,375	58,727	56,612	8.8
Mortgage-backed securities	29,565	28,884	289,983	286,283	319,548	315,167	47.9
Equity securities(1)	—	—	2,749	2,749	2,749	2,749	0.4
Other bonds	—	—	19,214	9,046	19,214	9,046	2.9

Total	$30,817	$30,121	$636,522	$618,215	$667,339	$648,336	100.0%

(1)	The Company recognized a $47.8 impairment charge in the quarter ended September 30, 2008 bringing the amortized cost and fair value to $2.7 million.

Securities available-for-sale are carried at fair value, with related unrealized net gains or losses, net of deferred income taxes, recorded as an adjustment to equity capital. At September 30, 2008, unrealized losses on securities available-for-sale were $18.3 million, or $11.4 million net of taxes, compared to unrealized losses of $23.0 million, or $13.9 million net of taxes, at December 31, 2007.

The Company recognized an other-than-temporary impairment charge of $17.6 million at March 31, 2008 on certain FNMA and FHLMC preferred equity securities with a cost basis of $85.1 million. In September 2008, the Company sold $16.9 million of the remaining $67.5 million recognizing a $16.7 million loss. The Company recognized an additional other-than-temporary impairment charge of $47.8 million at September 30, 2008 on the remaining securities and thereby reduced the amortized cost to their fair value of $2.7 million. Management believes this impairment was primarily attributable to economic conditions at that time, FNMA and FHLMC being placed into the Federal Housing Finance Agency’s conservatorship, and the discontinued dividend payments. Since recovery did not appear likely in the near future, the Company recognized the impairment losses.

Securities available-for-sale decreased by $92.7 million or 13.0% to $618.2 million at September 30, 2008 from December 31, 2007, mostly due to the impairments and realized losses on FHLMC and FNMA preferred equities, while the portfolio mix changed. Set forth below are other highlights of the securities portfolio.

•	U.S. Treasury and obligations of U.S. government-sponsored entities increased by $81.1 million to $264.8 million, or 40.0% of the portfolio, at September 30, 2008 compared to $183.6 million at year end. At September 30, 2008, obligations of U.S. government-sponsored entities included $262.7 million of callable debentures with maturities ranging from approximately one to ten years and call dates ranging from one to eleven months.

•	U.S. government agency and government-sponsored entity mortgage-backed securities decreased 24.5%, or $92.8 million, from $379.0 million at December 31, 2007 to $286.3 million at September 30, 2008.

•	As noted above, the Company recognized an impairment charge of $17.6 million on the FHLMC and FNMA preferred equities in the first quarter of 2008 and an additional impairment charge of $47.8 million in the third quarter of 2008 bringing the balance down to $2.7 million. During the third quarter of 2008, $16.9 million in equity securities were sold at a loss of $16.7 million.

•	Other bonds decreased by $11.8 million, or 56.6%, to $9.0 million at September 30, 2008 from $20.8 million at December 31, 2007 as a result of the decline in fair market value.

•	The securities portfolio does not contain any sub-prime or Alt-A mortgage-backed securities.

Securities held-to-maturity decreased $6.8 million, or 18.0%, from $37.6 million at December 31, 2007 to $30.8 million at September 30, 2008. As permitted under SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” certain held-to-maturity securities with a carrying value of $4.3 million, where a substantial portion of their principal was collected, were sold in the first quarter of 2008 at a net cash loss of $30,000. These securities had paid down to an average of 6% of their original face value.

There were no trading securities held at September 30, 2008 or December 31, 2007.

Federal Home Loan Bank Stock

The Bank is a member of the Federal Home Loan Bank System and has borrowed funds from the Federal Home Loan Bank of Chicago (“FHLB Chicago”). As a result, it is required to hold capital stock of the FHLB Chicago. In October 2007, the FHLB Chicago announced that it entered into a consensual cease and desist order with its regulator which prohibits it from redeeming or repurchasing any capital stock from members or declaring dividends on its capital stock without prior approval. The FHLB Chicago did not pay a dividend for the fourth quarter of 2007 or any of 2008. During the first nine months of 2007, the Company held $16.0 million in FHLB Chicago stock which earned 2.8% on average. As a result of the acquisition of Northwest Suburban, the Company held $17.0 million in FHLB Chicago stock beginning October 1, 2007. The Company’s future earnings will be negatively impacted if the FHLB Chicago decides not to declare dividends in future quarters.

Cash Surrender Value of Life Insurance

The Company’s holdings in bank-owned life insurance (“BOLI”) increased by $2.6 million during the first nine months of 2008 compared to year end from regular monthly increases in cash surrender values recognized as noninterest income. The BOLI is intended to produce revenue and offset a portion of future Supplemental Executive Retirement Plan and other employee benefit plan liabilities.

Deposits and Borrowed Funds

The following table sets forth the composition of the Company’s deposits as of the indicated dates.

	September 30,	December 31,
	2008	2007
	(In thousands)

Noninterest-bearing demand	$334,545	$321,317
Interest-bearing demand	172,003	226,225
Money-market	224,486	291,501
Savings	129,889	129,476
Time deposits less than $100,000	682,294	633,022
Time deposits of $100,000 or more	457,653	511,743
Brokered certificates of deposit	512,134	344,864

Total interest-bearing deposits	2,178,459	2,136,831

Total	$2,513,004	$2,458,148

Total core deposits(1)	$860,923	$968,519

(1)	Includes noninterest-bearing and interest-bearing demand, money market, and savings.

Total deposits of $2.5 billion at September 30, 2008 represented an increase of $54.9 million, or 2.2%, from December 31, 2007. Changes in the Company’s deposit mix are noted below.

•	Noninterest-bearing deposits were $334.5 million at September 30, 2008, $13.2 million more than the $321.3 million level at December 31, 2007.

•	Over the same period, interest-bearing deposits increased 1.9%, or $41.6 million to $2.2 billion at September 30, 2008 compared to December 31, 2007.

•	Total core deposits, which include demand deposit, interest-bearing demand deposit, money market, and savings accounts, decreased $107.6 million to $860.9 million at September 30, 2008 from $968.5 million at December 31, 2007.

•	Certificates of deposit under $100,000 increased $49.3 million from December 31, 2007 to $682.3 million at September 30, 2008.

•	Certificates of deposit over $100,000 decreased by $54.1 million from December 31, 2007 to $457.7 million at September 30, 2008.

•	Brokered certificates of deposit increased by $167.3 million from December 31, 2007 to $512.1 million at September 30, 2008. The Company purchased brokered certificates of deposit in order to move away from purchasing Federal funds during the financial system disruption. The underlying certificates of deposits of the brokered certificates of deposit are in denominations of less than $100,000.

The Company competes for core deposits in the heavily-banked Chicago Metropolitan Statistical Area. Competitive pricing has made it difficult to maintain and grow these types of deposits. The level of competition for core deposits is not expected to ease in the near term. To overcome this challenge, the Company has changed and expanded staffing and management at its banking centers and initiated a number of customer outreach initiatives. The Company is also pursuing a new on-line account opening process to further develop the growth of core deposit relationships. The Company’s “Big Bank Relief” marketing campaign is focused on building relationships.

The Company’s recent campaigns have been promoting relationship savings accounts and other core products. In conjunction with this strategy, the Bank’s retail incentive program has shifted its focus to relationship building, with incentives being paid for cross-selling achievements. Relationship building, along with a continued focus on providing excellent customer service, is key to solidifying and growing the Bank’s customer base.

Borrowed funds are summarized below:

	September 30,	December 31,
	2008	2007
	(In thousands)

Federal funds purchased and FRB discount window advances	$—	$81,000
Revolving note payable	20,600	2,500
Securities sold under agreements to repurchase	297,650	283,400
Federal Home Loan Bank advances	380,000	323,439
Junior subordinated debentures	60,774	60,724
Subordinated debt	15,000	—
Term note payable	55,000	70,000

Total	$829,024	$821,063

The Company utilizes securities sold under repurchase agreements as a source of funds that do not increase the Company’s reserve requirement. The Company had $297.7 million in securities sold under repurchase agreements at September 30, 2008 compared to $283.4 million at December 31, 2007. These repurchase agreements are with primary dealers and have maturities of approximately nine to ten years with call provisions ranging from three months to one year.

The Bank is a member of the FHLB. At September 30, 2008, total FHLB advances were $380.0 million compared to $323.4 million at year end. Such advances have maturities ranging from approximately one month to ten years and various call provisions ranging from three months to two years. At the end of the first quarter of 2008, the Company prepaid $130.0 million in FHLB advances at a weighted average rate of 4.94% and recognized a loss on the extinguishment of debt of $7.1 million. During the second quarter of 2008, the Company entered into a $100.0 million advance at a rate of 2.60% with a two year call provision and a $50.0 million advance at a rate of 2.45% with a one year call provision.

During the fourth quarter of 2007, the Company utilized the proceeds from a $75.0 million term note from a correspondent bank to pay the cash portion of the Northwest Suburban acquisition. On March 31, 2008, the Company converted $15.0 million of this term note into subordinated debt and further reduced the remaining term note balance to $55.0 million. The remaining term note had a rate of one-month LIBOR plus 155 basis points at September 30, 2008 and matures on September 28, 2010. The subordinated debt had a rate of one-month LIBOR plus 350 basis points at September 30, 2008, matures on March 31, 2018, and qualifies as Tier 2 capital.

The Company’s credit agreements with this correspondent bank also provide the Company with a revolving line of credit with a maximum availability of $25.0 million. This revolving line of credit had a rate of one-month LIBOR plus 155 basis points and a balance outstanding of $20.6 million at September 30, 2008 and matures on April 3, 2009.

The revolving line of credit and term notes include the following covenants at September 30, 2008: (1) the Bank must not have nonperforming loans in excess of 3.00% of total loans, (2) the Bank must report a quarterly profit, excluding charges related to acquisitions, and (3) the Bank must remain well capitalized. In light of recent economic conditions, the Company’s increase in nonperforming assets, and impairment charges on goodwill and the FNMA and FHLMC preferred securities, the Company has sought covenant waivers on two occasions since December 31, 2007, including a request it made recently with respect to the third quarter of 2008. The net loss recognized in the third quarter of 2008 caused the Company to violate a covenant; the lender, however, agreed to conditionally waive this covenant violation pending a successful capital raise. However, if the Company fails to obtain this waiver or to maintain compliance with the covenants in future periods, it could be prevented from drawing on the short-term credit facility and it would be required to renegotiate the terms or repay the loans in full.

Capital Resources

Stockholders’ equity decreased $167.9 million from December 31, 2007 to $207.2 million at September 30, 2008 primarily due to the losses recorded in the first and third quarters of 2008. Total capital to average risk-

weighted assets decreased to 8.04% on September 30, 2008 from 10.2% on December 31, 2007. On March 31, 2008, the Company converted $15.0 million of its term note into subordinated debt, which qualifies as Tier 2 capital. Subsequent to the end of the third quarter of 2008, the Company was informed that it has received preliminary approval to receive $85.5 million of new capital in the form of preferred stock to be issued to the U.S. Treasury under the TARP Capital Purchase Program. In addition, the Company will issue warrants to the Treasury that will allow the Treasury to acquire shares of the Company’s common stock equal to $12.8 million (15% of the value of the preferred shares to be acquired). The number of shares of common stock that will be acquired upon the exercise of the warrants will be determined based upon the 20 day average trailing price ending on the last trading day prior to October 29, 2008, the date of preliminary approval. The transaction is subject to the execution of a definitive preferred stock purchase agreement with the Treasury and must be approved by the holders of the Company’s Series A preferred stock (and, therefore, the holders of the Company’s Series A depositary shares). The proceeds from the preferred stock issuance are expected to strengthen the Company’s balance sheet. If the agreement is executed and the approval received, it is expected that the preferred shares and warrants will be issued and the new capital will be received during the fourth quarter of 2008.

The Company and its subsidiary bank are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings and other factors, and the regulators can lower classifications in certain areas. Failure to meet various capital requirements can initiate regulatory action that could have a direct material adverse effect on the financial statements.

The prompt corrective action regulations provide five classifications for banks, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is not required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required.

The Bank was categorized as well capitalized as of September 30, 2008. Management is not aware of any conditions or events since the most recent regulatory notification that would change the Company’s or the Bank’s categories.

On October 3, 2008, the Emergency Economic Stabilization Act of 2008 was enacted and provides tax relief by treating the losses on sales or exchanges of FNMA and FHLMC preferred stock as ordinary losses rather than capital losses for federal income tax purposes. As a result of EESA, the Company will be allowed to treat the losses recognized on its FNMA and FHLMC preferred stock as ordinary losses in the fourth quarter of 2008 thus increasing the allowable tax benefit.

The federal banking and thrift regulatory agencies issued an interagency statement allowing banks, bank holding companies, and thrifts (collectively, “banking organizations”) to recognize the effect of the tax change enacted in Section 301 of EESA in their third quarter 2008 regulatory capital calculations. The tables below include the effect of this tax change as allowed.

The risk-based capital information for the Company is as follows:

	September 30,	December 31,
	2008	2007
	(In thousands)

Risk-weighted assets	$2,826,140	$2,811,423
Average assets	3,682,449	3,721,444
Capital components:
Stockholders’ equity	$207,237	$375,164
Plus: Guaranteed trust preferred securities	59,000	59,000
Less: Core deposit and other intangibles, net	(15,274)	(17,044)
Less: Goodwill	(78,862)	(160,407)
Less: Disallowed tax assets	(23,382)	—
Less: Unrealized (gains) losses on securities, net of tax	11,244	13,917
Plus: Unrealized losses on equity securities, net of tax	—	(11,768)
Plus: Other additions to Tier I capital	16,865	—

Tier I capital	176,828	258,862
Allowance for loan losses	39,428	26,748
Reserve for unfunded commitments	793	233
Disallowed allowance	(4,834)	—
Qualifying subordinated debt	15,000	—

Total risk-based capital	$227,215	$285,843

Capital levels and minimum required levels:

	At September 30, 2008
			Minimum Required		Minimum Required
	Actual		for Capital Adequacy		to be Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)

Total capital to risk-weighted assets
Company	$227,215	8.0%	$226,091	8.0%	n/a	n/a
Midwest Bank and Trust Company	288,660	10.3	224,943	8.0	$281,179	10.0%
Tier I capital to risk-weighted assets
Company	176,828	6.3	113,046	4.0	n/a	n/a
Midwest Bank and Trust Company	253,450	9.0	112,471	4.0	168,707	6.0
Tier I capital to average assets
Company	176,828	4.8	147,298	4.0	n/a	n/a
Midwest Bank and Trust Company	253,450	6.9	146,726	4.0	183,407	5.0

	At December 31, 2007
			Minimum Required		Minimum Required
	Actual		for Capital Adequacy		to be Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)

Total capital to risk-weighted assets
Company	$285,843	10.2%	$224,814	8.0%	n/a	n/a
Midwest Bank and Trust Company	351,352	12.6	223,959	8.0	$279,949	10.0%
Tier I capital to risk-weighted assets
Company	258,862	9.2	112,457	4.0	n/a	n/a
Midwest Bank and Trust Company	324,370	11.6	111,980	4.0	167,969	6.0
Tier I capital to average assets
Company	258,862	7.0	148,858	4.0	n/a	n/a
Midwest Bank and Trust Company	324,370	8.7	148,407	4.0	185,508	5.0

Liquidity

Liquidity is essential to the Company’s business. An inability to raise funds through deposits, borrowings, the sale of loans, the capital markets and other sources could have a substantial negative effect on the Company’s liquidity. The Company’s access to funding sources in amounts adequate to finance its activities could be impaired by factors that affect it specifically or the financial services industry in general. Factors that could detrimentally impact the Company’s access to liquidity sources include a decrease in the level of its business activity due to a market downturn or adverse regulatory action against it. The Company’s ability to borrow could also be impaired by factors that are not specific to it, such as a severe disruption of the financial markets or negative views and expectations about the prospects for the financial services industry as a whole as evidenced by the recent turmoil faced by banking organizations and the deterioration in the domestic and worldwide credit markets deteriorates.

The Company manages its liquidity position with the objective of maintaining access to sufficient funds to respond to the needs of depositors and borrowers and to take advantage of earnings enhancement opportunities. At September 30, 2008, the Company had cash and cash equivalents of $113.4 million. In addition to the normal inflow of funds from its securities portfolio, and repayments and maturities of loans and securities, the Company utilizes other short-term, intermediate-term and long-term funding sources such as securities sold under agreements to repurchase and overnight funds purchased from correspondent banks.

The FHLB provides an additional source of liquidity which has been used by the Bank extensively since 1999. The Bank also has various funding arrangements with commercial and investment banks in the form of Federal funds lines, repurchase agreements, and brokered and public funds certificate of deposit programs. The Bank also has access to the Federal Reserve discount window. The Bank maintains these funding arrangements to achieve favorable costs of funds, manage interest rate risk, and enhance liquidity in the event of deposit withdrawals. The FHLB advances, repurchase agreements, public funds certificate of deposit, and Federal Reserve discount window advances are subject to the availability of collateral. The Company believes it has sufficient liquidity to meet its current and future liquidity needs. If these funding sources are not sufficient, the Company may have to acquire funds through higher-cost sources.

The Company currently has a $25.0 million short-term revolving line of credit and $55.0 million term note with a single lender. As of September 30, 2008, $20.6 million was outstanding under the revolving line of credit and $55.0 million outstanding under the term loan. These loans are secured by the stock of the Bank. The Company is obligated to meet certain covenants under the loan agreement relating to these loans. In the event it fails to meet any of these covenants, the lender may declare all amounts due under these loans immediately payable. Under these circumstances, if the Company were unable to replace these loans with other funding sources, it could have a material adverse effect on its liquidity. In light of recent economic conditions, the Company’s increase in nonperforming assets, and impairment charges on goodwill and the FNMA and FHLMC preferred securities, the Company has sought covenant waivers on two occasions since December 31, 2007, including a request it made recently with respect to the third quarter of 2008. The net loss recognized in the third quarter of 2008 caused the Company to violate a covenant; the lender, however, agreed to conditionally waive this covenant violation pending a successful capital raise. However, if the Company fails to obtain this waiver or to maintain compliance with the covenants in future periods, it could be prevented from drawing on the short-term credit facility and it would be required to renegotiate the terms or repay the loans in full.

The Company monitors and manages its liquidity position on several levels, which vary depending upon the time period. As the time period is expanded, other data is factored in, including estimated loan funding requirements, estimated loan payoffs, securities portfolio maturities or calls, and anticipated depository buildups or runoffs.

The Company classifies the majority of its securities as available-for-sale, thereby maintaining significant liquidity. The Company’s liquidity position is further enhanced by the structuring of a majority of its loan portfolio interest payments as monthly.

The Company’s cash flows are composed of three classifications: cash flows from operating activities, cash flows from investing activities, and cash flows from financing activities. See Statement of Cash Flows in the Unaudited Consolidated Financial Statements.

ITEM 3 — QUANTITATIVE AND QUALITATIVE DISCLOSURES
ABOUT MARKET RISK

Interest Rate Sensitivity Analysis

The Company performs a net interest income analysis as part of its asset/liability management practices. Net interest income analysis measures the change in net interest income in the event of hypothetical changes in interest rates. This analysis assesses the risk of change in net interest income in the event of sudden and sustained 1.0% and 2.0% increases and 1.0% decrease in market interest rates. The table below presents the Company’s projected changes in net interest income for the various rate shock levels at September 30, 2008 and December 31, 2007, respectively.

	Change in Net Interest Income Over One Year Horizon
					Guideline
	September 30, 2008		December 31, 2007		Maximum
	Dollar	%	Dollar	%	%
	Change	Change	Change	Change	Change
	(Dollars in thousands)

+200 bp	$7,814	11.32%	$(2,161)	(2.36)%	(10.0)%
+100 bp	3,824	5.54	694	0.76	—
−100 bp	(3,072)	(4.45)	(225)	(0.25)	—

As shown above, at September 30, 2008, the effect of an immediate 200 basis point increase in interest rates would increase the Company’s net interest income by 11.32%, or $7.8 million. The effect of an immediate 100 basis point reduction in rates would decrease the Company’s net interest income by 4.45%, or $3.1 million. Overall net interest income sensitivity remains within the Company’s and recommended regulatory guidelines.

The changes in net interest income over the one year horizon for September 30, 2008 under the down 1.0% interest rate scenarios are reflective of optionality in the investment securities portfolio. As rates decline, the callable U.S. government-sponsored entity debentures in the investment securities portfolio are expected to be called and the proceeds re-invested at lower yields. In a rising rate environment, yields on floating rate loans and investment securities are expected to re-price upwards more quickly than the cost of funds. The Company believes it manages such volatility to acceptable levels and is being appropriately compensated for the additional risk.

Midwest Banc Holdings, Inc.
Voting instructions solicited on behalf of board of directors for Special Meeting of holders of Series A Noncumulative Redeemable Convertible
Perpetual Preferred Stock
December 5, 2008

The undersigned, having received the Notice of Special Meeting of Holders of Series A Noncumulative Redeemable Convertible Perpetual Preferred Stock and Proxy Statement, appoints James Giancola and JoAnn Lilek, and each or any of them, as proxies, with full power of substitution and resubstitution, to represent the undersigned, and directs Illinois Stock Transfer Company to vote all shares of Series A Noncumulative Redeemable Convertible Perpetual Preferred Stock of Midwest Banc Holdings, Inc. (the “Series A Preferred Stock”) which represent Series A depositary shares held by the undersigned at the Special Meeting of Holders of Midwest’s Series A Preferred Stock to be held on December 5, 2008, at 10:00 a.m., and any and all adjournments thereof, in the manner specified.

1. To authorize the issuance by Midwest of up to $85.5 million of Fixed Rate, Cumulative Perpetual Preferred Stock, Series T to the United States Treasury (the “Series T Proposal”).

☐ FOR	☐ AGAINST	☐ ABSTAIN

2. To grant management the authority to adjourn, postpone or continue the special meeting if necessary or appropriate to permit further solicitation of voting instruction cards if there are not sufficient votes at the time of the special meeting to approve the Series T Proposal.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(Continued and to be SIGNED and dated on the reverse side.)

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THE DEPOSITORY WILL ABSTAIN WITH RESPECT TO THE PROPOSAL.

Should any other matters requiring a vote of the holders of Series A Preferred Stock arise, the above named proxies are authorized to vote the same in accordance with their best judgment in the interest of Midwest Banc Holdings, Inc. The Board of Directors is not aware of any matter which is to be presented for action at the meeting other than the matters set forth herein.

Dated:                    , 200

  (SEAL)

  (SEAL)

(Please sign exactly as name or names appear on Series A depositary shares. If depositary shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or other representative, please give full title as such. If a corporation, please sign in corporation’s name by an authorized officer. If a partnership, please sign in the partnership name by authorized person.)